Filed Pursuant to Rule 424(b)(3)
File Number:  333-139887

PROSPECTUS

87,958,115 SHARES OF COMMON STOCK OF
SMARTIRE SYSTEMS INC.

This prospectus relates to the sale of up to 87,958,115 shares of our common stock by certain persons who beneficially own shares of our common stock. Please refer to "Selling Stockholders" beginning on page 13.  We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We did, however, receive proceeds from the sale of the November 2006 10% Convertible Debentures. We have used and expect to use the proceeds received from the sale of the November 2006 10% Convertible Debentures for general working capital purposes. See "Use of Proceeds" beginning on page 18.

There were 366,371,202 shares of our common stock issued and outstanding as of May 15, 2007.

The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will pay the expenses of registering these shares.

Our common stock is quoted on the OTC Bulletin Board under the symbol "SMTR." The high and low sales prices for shares of our common stock on May 24, 2007, were $0.017 and $0.016 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK.
PLEASE CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 7.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

The Date of This Prospectus is June 14, 2007

SUMMARY OF THE COMPANY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled "Risk Factors" and our Financial Statements and the notes to the Financial Statements regarding us and the common stock described in this offering. Unless the context otherwise requires, "we," "our," "us" and similar phrases refer to SmarTire Systems Inc. and its subsidiaries. All dollar amounts refer to U.S. dollars unless otherwise indicated.

Overview

We develop, subcontract our manufacturing, and market technically advanced tire pressure monitoring systems (TPMSs) for the transportation and automotive industries that monitor tire pressure and tire temperature. Our TPMSs are designed for improved vehicle safety, performance, reliability and fuel efficiency.

Although we currently sell only TPMSs for passenger cars, buses, recreational vehicles, trucks and motorcycles, our vision is to become a preeminent provider of wireless sensing and control systems for the vehicle industry. Our vision may be extended to three basic types of systems: sensing, control and system applications.

On September 5, 2005 we achieved registration to ISO/TS 16949:2002, the quality management standard for the automotive and commercial vehicle industry industries. The certification applies to our design and manufacture of wireless sensing and control systems for the global transportation industry. Registration to ISO/TS 16949:2002, provides confidence to automotive original equipment manufacturer (OEM) customers that we have implemented processes to ensure robust and reliable systems that meet customer requirements throughout all levels of the organization.

On October 12, 2005 we entered into a seven year marketing and distribution agreement with DANA Corporation (DANA) through its Heavy Vehicle Technology and Systems Group. Under the marketing and distribution agreement, DANA will market and sell our tire monitoring systems to OEM customers throughout North America, Mexico, Australia and New Zealand. We and DANA will collaborate on marketing opportunities to meet the needs of their global customers and markets. DANA is a leading Tier I supplier in the design and manufacture of commercial vehicle drive train components for medium and heavy duty vehicles for sale to OEMs and associated original equipment service and the independent aftermarket.

On November 21, 2005 we entered into a manufacturing agreement with Vansco Electronics LP (Vansco). Under the agreement, Vansco will manufacture key subsystems for SmarTire's wireless gateway family of products. Vansco specializes in the design and manufacturing of electronic, electro-mechanical and electro-hydraulic controls and instrumentation and offers engineering design expertise in system integration, hardware, software, wire harness and electronics packaging. Vansco provides global sales, applications engineering, design, manufacturing and service support.

We are a "foreign private issuer," as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934, as amended. However, we have elected to file Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K with the SEC, and are not subject to the proxy rules under Section 14 of the Exchange Act.

Going Concern

We have incurred recurring operating losses and have a deficit of $115,813,713 and a working capital deficiency of $1,182,592 as at January 31, 2007. During the six months ended January 31, 2007, we used cash of $3,553,681 in operating and investing activities.

During six months ended January 31, 2007, we realized net cash proceeds of $1,763,600 from financing activities.

Our ability to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations and obtaining the necessary financing in order to achieve profitable operations. The outcome of these matters cannot be predicted at this time. Our future operations are dependent on the market’s acceptance of our products in order to ultimately generate future profitable operations and our ability to secure sufficient financing to fund future operations. There can be no assurance that our products will be able to secure market acceptance. Management of our Company plans to obtain additional financing to enable the Company to achieve profitable operations. Although Management of the Company entered into a $1.8 million securities purchase agreement and issued a $684,000 convertible debenture on January 23, 2007, a $334,000 convertible debenture on February 9, 2007, a $782,000 convertible debenture on March 1, 2007 and entered into a $1.5 million securities purchase agreement and issued a $1,150,000 convertible debenture on April 27, 2007, the Company still requires additional financing. In addition, despite our $100 million Standby Equity Distribution Agreement with Cornell Capital Partners, it is uncertain when we will be permitted to draw down on the Standby Equity Distribution Agreement as drawdowns are subject to an effective registration statement covering the underlying shares. There can be no assurance that sufficient financing will be secured by us.  Our consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities and commitments settled in the ordinary course of business. Accordingly, our consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Recent Financings

On April 27, 2007, we closed on a $1.5 million securities purchase agreement with Xentenial Holdings Limited “Xentenial”. Under the securities purchase agreement, Xentenial agreed to purchase up to $1,500,000 of secured convertible debentures which shall be funded on multiple closings as follows:

i.	$1,150,000 on or before April 30, 2007, which was funded on April 27, 2007; and

ii.	$350,000 to be funded by October 1, 2007 in amounts and times to be mutually agreed between us and Xentenial. However, neither party is under any obligation to agree to fund the remaining amount.

On January 23, 2007, we closed on a $1.8 million securities purchase agreement with Xentenial Holdings Limited “Xentenial”. We amended the securities purchase agreement on February 9, 2007 and on March 2, 2007 whereby Xentenial agreed to purchase up to $1,800,000 of secured convertible debentures which were funded on multiple closings as follows:

On March 2, 2007, we received net proceeds of $703,800 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $78,200, in connection with the amended securities purchase agreement from the aggregate purchase price paid for the convertible debenture.

i.	$684,000, on or before January 23, 2007;

ii.	$334,000, on or before February 12, 2007 and;

iii.
$782,000 to be funded within 6 months from January 23, 2007 in amounts and times to be mutually agreed between us and Xentenial. However, neither party is under any obligation to agree to fund the remaining amount.

On February 9, 2007, we received net proceeds of $300,600 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $33,400, in connection with the amended securities purchase agreement from the aggregate purchase price paid for the convertible debenture.

On January 23, 2007, we received net proceeds of $600,600 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $68,400 and a cash structuring fee of $15,000, in connection with the original securities purchase agreement from the aggregate purchase price paid for the convertible debenture.

On November 7, 2006, we closed a $1.2 million securities purchase agreement with TAIB Bank, B.S.C. and Certain Wealth, Ltd. In accordance with the securities purchase agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $1.2 million, (i) a 10% convertible debenture due October 31, 2008, with a principal balance of $1.0 million, to TAIB Bank, B.S.C. and (ii) a 10% convertible debenture due October 31, 2008, with a principal balance of $0.2 million, to Certain Wealth, Ltd. (the “November 2006 10% Convertible Debentures”). We have paid TAIB Securities, Inc., a cash fee of $120,000 and a cash structuring fee of $10,000, in connection with the securities purchase agreement out of the aggregate purchase price paid for the convertible debentures.

On June 30, 2005, we closed a $30 million securities purchase agreement with Cornell Capital Partners, Highgate House Funds, Ltd. and LCC Global Limited. In accordance with the securities purchase agreement, we issued, for a purchase price of $30 million, (i) a 10% convertible debenture due June 23, 2008, with a principal balance of $20 million, to Cornell Capital Partners, in trust for LCC Global, (ii) a 10% convertible debenture due June 23, 2008, with a principal balance of $8 million, to Cornell Capital Partners, in trust for LCC Global, and (iii) a 10% convertible debenture due June 23, 2008, with a principal balance of $2 million, to Highgate House Funds, in trust for LCC Global (the “June 2005 10% Convertible Debentures”). We paid to Yorkville Advisors LLC, the general partner of Cornell Capital Partners, a cash structuring fee of $3 million in connection with this transaction.

On December 30, 2005, we, Starome Investments Limited, Xentennial Holdings Limited, Staraim Enterprises Limited, Cornell Capital Partners, Highgate House Funds and LCC Global entered into Amendment No.1 to the Securities and Purchase Agreement pursuant to which we amended and restated the June 2005 10% Convertible Debentures in an aggregate principal amount of $30 million. We amended and restated the June 2005 10% Convertible Debentures to (i) modify the terms of such debentures, (ii) effect the transfer by (A) Cornell Capital Partners and LCC Global to Starome Investments, a corporation organized under the laws of Cyprus, of the June 2005 10% Convertible Debentures with the principal balance of $20 million, (B) Cornell Capital Partners and LCC Global to Xentennial Holdings, a corporation organized under the laws of Cyprus, of the June 2005 10% Convertible Debentures with the principal balance of $8 million and (iii) effect the transfer by Highgate House Funds and LCC Global to Staraim Enterprises, a corporation organized under the laws of Cyprus, of the June 2005 10% Convertible Debentures with the principal balance of $2 million ((i), (ii) and (iii) above being referred to as the "restructuring"). The following material amendments were made to each of the June 2005 10% Convertible Debentures in connection with the "restructuring":

•
The holders of the June 2005 10% Convertible Debentures agreed to eliminate our obligation to make recurring payments in cash of principal and interest during the term of such debentures. The holders may convert outstanding principal and accrued and unpaid interest under the June 2005 10% Convertible Debentures at any time into shares of our common stock, subject to a 4.9% beneficial ownership limitation, which may be waived provided the holders of such debentures provide us with not less than 65 days notice. On June 23, 2008, any outstanding principal and accrued and unpaid interest under the June 2005 10% Convertible Debentures must be converted by the holders of such debentures into shares of our common stock; provided, however, that to the extent such conversion would cause any holder to exceed the 4.9% beneficial ownership limitation, we must pay such excess amount in cash. Holders of the June 2005 10% Convertible Debentures are not entitled to receive cash payments of interest during their term.

•
We agreed to change the conversion price of the outstanding principal under the June 2005 10% Convertible Debentures from a fixed price of $0.1125 to a price equal to the lesser of (i) $0.1125 (subject to adjustment) and (ii) 95.5% of the lowest closing bid price of our common stock during the five trading days immediately preceding the conversion.

•
The conversion price of accrued and unpaid interest under the June 2005 10% Convertible Debentures is 95.5% of the average of the closing bid prices of our common stock for the five trading days immediately preceding the conversion of any such interest by a holder into shares of our common stock.

•
The holders of the June 2005 10% Convertible Debentures agreed to permit us to redeem at any time all or any portion of the outstanding principal and accrued interest under such debentures provided that the closing bid price of our stock is less than $0.1125. We must pay a 20% redemption premium on any amounts being redeemed and must issue to the holder of the 10% convertible debenture being redeemed a five-year warrant to purchase $1 million shares of our common stock for every $100,000 redeemed. The "redemption warrant" will be exercisable on a cash basis at an exercise price of 110% of the closing bid price of our common stock on the date we provide notice of our intent to redeem.

As a result of the issuance of the November 2006 10% Convertible Debentures and the anti-dilution provisions applicable to the June 2005 Convertible Debentures, the conversion price for outstanding principal was reduced to the lesser of (i) $0.0573 and (ii) 80% of the lowest volume weighted average price of our common stock during the thirty trading days preceding the conversion date as quoted by Bloomberg, LP, subject to adjustment.

As of May 15, 2007, there was approximately $34.5 Million in outstanding principal and accrued and unpaid interest under the June 2005 10% Convertible Debentures (of which approximately $500,000 in interest is payable in cash only). The shares of common stock we would issue upon conversion of such debentures are not registered under the Securities Act of 1933, as amended. However, on June 23, 2007, such shares will be eligible for resale pursuant to Rule 144. Accordingly, if holders of our June 2005 10% Convertible Debentures converted the entire amount of outstanding principal we would issue 2,456,937,335 shares of common stock based on $0.01216 (80% of our lowest closing volume weighted average price of $0.0152 during the 30 trading days preceding May 15, 2007). If the conversion price of these debentures is our maximum conversion price of $0.0573, we would issue 521,402,408 shares of common stock. If the current balance of interest was converted into shares of our common stock, based on today’s interest outstanding and based on a range of $0.016617 (95.5% of the average of our closing bid prices for the five days preceding May 15, 2007 of $0.0174) and $0.0573 we estimate that the conversion of all of the interest would result in the issuance of an additional 72 to 248 million shares of common stock (depending upon when interest is converted into common stock and the conversion price of the interest at the time of conversion), which, when aggregated with the shares issuable upon conversion of principal, would more than double our total outstanding shares of common stock. This assumes that the conversion of principal and interest would occur at a price between $0.01216 and $0.0573 when in fact such price may be significantly lower due to market conditions at the time of conversion. The issuance by us of such a large number of shares of common stock will cause significant dilution. In the event that the shares issuable upon conversion of the June 2005 10% Convertible Debentures are not registered there will be certain limitations on the amount of shares that may be resold under Rule 144. However, such shares will be eligible for resale pursuant to Rule 144 in June 2007.

On March 22, 2005, we entered into an Investment Agreement with Cornell Capital Partners, L.P. in which we sold an aggregate of $4 million of our series A 5% convertible preferred stock, no par value. $2.85 million of the $4 million had already been funded pursuant to certain transaction documents we previously entered into with Cornell Capital Partners. These transaction documents were terminated by the parties on March 23, 2005, and we received net proceeds of $1,015,000, after deducting the $2.85 million that had been previously funded, a $115,000 commitment fee and legal fees in the amount of $20,000. We issued 25,000 shares of the preferred stock to Cornell Capital Partners in a private placement. Each share of preferred stock has a stated value of $160. Holders of the preferred stock are entitled, at any time after the date of issuance, to convert their shares into such number of fully paid and non-assessable shares of our common stock, equal to the quotient of $160 divided by $0.01 per share. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the preferred stock will be adjusted if we spin off or otherwise divest a material part of our business or operations or dispose all or a portion of our assets. The shares of common stock we would issue upon conversion of the preferred stock are not registered under the Securities Act of 1933, as amended. However, such shares became eligible for resale pursuant to Rule 144 in March 2007.

On May 27, 2005, we closed on a $1.5 million Securities Purchase Agreement with Cornell Capital Partners. In accordance with the Securities Purchase Agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for a purchase price of $1.5 million, a 5% convertible debenture due May 20, 2006, to Cornell Capital Partners, with principal payments commencing on October 1, 2005 and interest payments commencing on August 1, 2005. The outstanding principal under the convertible debenture bears interest at the rate of 5% per annum, calculated on the basis of a 360-day year. The remaining principal under the convertible debentures may be converted by Cornell Capital Partners or Highgate House Funds, as applicable, in whole or in part and from time to time into shares of our common stock at a conversion price of $0.028 per share, subject to adjustment. The shares of common stock we would issue upon conversion of such debentures are not registered under the Securities Act of 1933, as amended. However, such shares will be eligible for resale pursuant to Rule 144 in May 2007.

Sales of our common stock in the public market following this offering could significantly lower the market price of our common stock. For example, if holders of our January 2007, February 2007, March 2007 and April 2007 10% Convertible Debentures convert the entire amount of outstanding principal and interest, we would issue between 66,284,213 and 246,055,671 shares of common stock. This range assumes the holder would convert principal at a range between the lesser of $0.0573 or 80% of the lowest volume waited average price of the common stock during the 30 trading days immediately preceding the conversion date (at May 15, 2007 that conversion rate is approximately $0.01216). Under this example, the conversion of principal is assumed to be between $0.01216 and $0.0573, when in fact such price may be significantly lower due to market conditions at the time of conversion which could result in a significantly greater number of shares being issued by us. If holders of our November 2006 10% Convertible Debentures convert the entire amount of outstanding principal and interest, we would issue between 24,732,900 and 102,474,702 shares of common stock. This range assumes the holder would convert at a range between the lesser of $0.0573 or 80% of the lowest volume waited average price of the common stock during the 30 trading days immediately preceding the conversion date (at May 15, 2007 that conversion rate is approximately $0.01216). Under this example, the conversion of principal is assumed to be between $0.01216 and $0.0573, when in fact such price may be significantly lower due to market conditions at the time of conversion which could result in a significantly greater number of shares being issued by us. If holders of our March 2005 Preferred Shares convert the entire amount of outstanding principal, we would issue a minimum of 358,400,000 shares of our common stock. If holders of our May 2005 5% convertible debentures convert the entire balance of outstanding principal, we would issue 50,714,286 shares of our common stock. This assumes that the conversion of principal would be fixed at $0.028. If holders of our 5% December 2004 convertible debentures convert the entire amount of outstanding principal, we would issue between 277,778 and 718,391 shares of our common stock. This assumes that the conversion of principal would occur between a price of $0.0139 and $0.036 when in fact such price may be significantly lower due to market conditions at the time of conversion, which could result in a significantly greater number of shares being issued by us. We estimate that the conversion of all of the principal and interest on our December 2005 $30 million 10% Convertible Debentures may result in the issuance of between 593,287,044 and 2,704,815,389 shares of common stock (depending on when interest is converted into common stock and the conversion price of the interest at the time of conversion). This assumes that the conversion of principal of our December 2005 10% Convertible Debentures will occur at a price per share between $0.01216 and $0.0573, when in fact such price may be significantly lower due to market conditions at the time of conversion, which could result in a significantly greater number of shares issued by us. The issuance by us of such a large number of shares of common stock will cause significant dilution.

THE OFFERING

 This offering covers the sale by the selling stockholders named in this prospectus of up to 87,958,115 shares of our common stock issuable to selling stockholders upon the conversion of principal and interest under the November 2006 10% Convertible Debentures.

 There were 366,371,202 shares of our common stock issued and outstanding as of May 15, 2007.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholders. We did, however, receive proceeds from the sale  of the November 2006 10% Convertible Debentures. We have used and expect to use the proceeds received from the sale of such debentures for general working capital purposes. See "Use of Proceeds" beginning on page 18.

Risk Factors

An investment in these securities involves a high degree of risk. See "Risk Factors" beginning on page 7.

SUMMARY FINANCIAL DATA

The summary financial data presented below is derived from and should be read in conjunction with our audited consolidated financial statements for the years ended July 31, 2006 and July 31, 2005 and our unaudited consolidated financial statements for the six-month periods ended January 31, 2007 and January 31, 2006 (in each case including the notes to those financial statements), which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis or Plan of Operation" beginning on page 16. These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the year ended July 31, 2006. The interim results are not necessarily indicative of the operating results expected for the full fiscal year ending on July 31, 2007.

	For the Six Months Ended January 31, 2007	For the Six Months Ended January 31, 2006
Revenue	$1,798,444	$1,432,481
Net Loss for the Period	($10,639,147)	($22,063,528)
Loss Per Share - basic and diluted	($0.05)	($0.08)

	At January 31, 2007	At January 31, 2006
Working Capital (Deficiency)	($1,182,592)	$8,105,233
Total Assets	$5,339,998	$12,474,276
Long Term Debt	$5,890,631	19693610
Redeemable Preferred Shares	$4,133,677	$2,780
Total Share Capital	$68,808,259	$67,303,418
Deficit	($115,813,713)	($97,202,002)
Total (Capital Deficit)	($12,317,918)	($16,206,327)

	For the Year Ended July 31, 2006	For the Year Ended July 31, 2005
Revenue	$3,455,649	$1,463,460
Net Loss for the Period	($28,829,105)	($16,120,218)
Loss Per Share - basic and diluted	($0.10)	($0.07)

	At July 31, 2006	At July 31, 2005
Working Capital	$1,134,868	$7,582,878
Total Assets	$7,554,325	$33,284,543
Long Term Debt	$21,432,576	$17,118,667
Redeemable Preferred Shares	$482,128	$72,310
Total Share Capital	$68,049,577	$66,695,717
Deficit	($103,967,579)	($75,138,474)
Total Stockholders’ Equity (Capital Deficit)	($28,025,653)	$10,383,957

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING THAT WE MAY REQUIRE TO FUND OUR OPERATIONS.

As discussed under the headings, "Management's Discussion and Analysis - Liquidity and Capital Resources" and "Management Discussion and Analysis - Future Operations," we  estimate we will require additional financing by July 31, 2007 to fund our operations as we are unable to draw down on our $100 million equity line of credit. We are unable to draw down on the equity line of credit until a registration statement covering the underlying shares of common stock becomes effective. We have previously filed a registration statement covering the shares of common stock underlying the $100 million standby equity distribution agreement, however, that registration statement was withdrawn and never became effective and there can be no assurance that we will ever be able to draw down on the equity line of credit. See "Description of Securities - Standby Equity Distribution Agreement" for further details regarding the equity line of credit. In addition, there can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. In addition, any additional equity financing may involve substantial dilution to our stockholders. If we fail to raise sufficient financing to meet our immediate cash needs, we will be forced to scale down or perhaps even cease the operation of our business, which may result in the loss of some or all of your investment in our common stock.

WE HAVE A HISTORY OF OPERATING LOSSES AND FLUCTUATING OPERATING RESULTS, WHICH RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Since inception through January 31, 2007, we have incurred aggregate losses of $115,813,713. Our losses from operations for the six months ended January 31, 2007 and January 31, 2006 were $10,639,147 and $22,063,528 respectively. There is no assurance that we will operate profitably or will generate positive cash flow in the future. In addition, our operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the unpredictability of when customers will order products, the size of customers' orders, the demand for our products, the level of competition or general economic conditions.

Although we believe that revenues will increase, we also expect an increase in development costs and operating costs, although at a significantly lower rate than our increase in revenues. Consequently, we expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales, and/or additional products are developed and commercially released and sales of such products made so that we are operating in a profitable manner.

The Auditors' Report on our July 31, 2006 consolidated financial statements includes an additional comment for U.S. readers that states that there exists substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments as a result of this uncertainty.

THE 5% AND 10% CONVERTIBLE DEBENTURES PROVIDE FOR VARIOUS EVENTS OF DEFAULT THAT WOULD ENTITLE THE HOLDERS TO REQUIRE US TO IMMEDIATELY ACCELERATE FULL REPAYMENT OF ALL DEBENTURES OUTSTANDING AND ACCRUED INTEREST THEREON OR, NOTWITHSTANDING ANY LIMITATIONS CONTAINED IN THE DEBENTURES AND/OR THE SECURITIES PURCHASE AGREEMENT, TO CONVERT ALL DEBENTURES OUTSTANDING AND ACCRUED INTEREST THEREON INTO SHARES OF OUR COMMON STOCK. IF AN EVENT OF DEFAULT OCCURS, WE MAY BE UNABLE TO IMMEDIATELY REPAY THE AMOUNT OWED AND ANY REPAYMENT MAY LEAVE US WITH LITTLE OR NO WORKING CAPITAL IN OUR BUSINESS.

Some of the events of default include matters over which we may have some, little or no control. If a default occurs and we cannot pay the amounts payable under the convertible debentures in cash (including any interest on such amounts and any applicable late fees under the convertible debentures), the holders of the debentures may protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained in the convertible debentures, in the related securities purchase agreement or in any document or instrument delivered in connection with or pursuant to the convertible debentures, or to enforce the payment of the outstanding convertible debentures or any other legal or equitable right or remedy. In addition, any repayment that we are required to make may leave us with little or no working capital in our business. This would have an adverse effect on our continuing operations. We do not currently have a reasonable basis to believe that we will have the financial ability to make all payments on our convertible debentures. Please refer to "Description of Securities" for a description of the events of default under the 5% and 10% convertible debentures and the consequences of such defaults.

WE MAY EXPERIENCE SIGNIFICANT AND RAPID GROWTH IF WE ARE ABLE TO CAPITALIZE ON THE EXPANSION OF THE TIRE MONITORING MARKET. IF WE ARE UNABLE TO HIRE AND TRAIN STAFF TO HANDLE SALES AND MARKETING OF OUR PRODUCTS AND MANAGE OUR OPERATIONS, SUCH GROWTH COULD MATERIALLY AND ADVERSELY AFFECT US.

We intend to proceed with initiatives intended to capitalize on the expansion of the tire monitoring market that is occurring as a result of the enactment by the U.S. government of the TREAD Act. This could potentially lead to significant and rapid growth in the scope and complexity of our business. Any inability on our part to manage such growth effectively will have a material adverse effect on our product development, business, financial condition and results of operations. Our ability to manage and sustain growth effectively will depend, in part, on the ability of our management to implement appropriate management, operational and financial systems and controls, and the ability of our management to successfully hire, train, motivate and manage employees.

TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD RENDER OUR PRODUCTS NON-COMPETITIVE OR OBSOLETE AND CONSEQUENTLY AFFECT OUR ABILITY TO GENERATE REVENUES.

The markets in which we operate are subject to technological change, evolving industry standards and changes in customer demands. The introduction of products embodying new technologies and the emergence of new industry standards could render our existing products obsolete and unmarketable. Although we are confident that our TPMS technology and products are technologically advanced and currently competitive, we believe that our long-term success will depend upon our ability to continuously develop new products and to enhance our current products and introduce them promptly into the market. If we are not able to develop and introduce new products, our business, financial condition and results of operations could be adversely affected.

WE CARRY A REASONABLE AMOUNT OF PRODUCT LIABILITY INSURANCE. HOWEVER THERE CAN BE NO ASSURANCE THAT OUR EXISTING INSURANCE COVERAGE WOULD BE ADEQUATE IN TERM AND SCOPE TO PROTECT US AGAINST MATERIAL FINANCIAL EFFECTS IN THE EVENT OF A SUCCESSFUL CLAIM.

We could be subject to claims in connection with the products that we sell. There can be no assurance that we would have sufficient resources to satisfy any liability resulting from any such claim, or that we would be able to have our customers indemnify or insure us against any such liability. Although we have product and directors and officers' liability insurance, there can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance provided it can be obtained at reasonable prices. However, there can be no assurance that such coverage, if obtained, would be adequate in term and scope to protect us. See "Description of Business - Liability Insurance" below.

SUBSTANTIALLY ALL OF OUR ASSETS AND A MAJORITY OF OUR OFFICERS ARE OUTSIDE THE UNITED STATES, WITH THE RESULT THAT IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR ANY OF OUR OFFICERS.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States. In addition, a majority of our officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

THE LOSS OF ANY ONE OF OUR THREE MAJOR CUSTOMERS MAY MATERIALLY AND ADVERSELY AFFECT US.

During fiscal 2006 we earned 62% of our revenue from our three largest customers. Accordingly, the loss of any one of our three major customers may materially and adversely affect us. The loss of any major customer, or significant reductions by any of them in buying our products, or any inability on our part to collect accounts receivable from them, would materially and adversely affect our business and results of operations.

WE MAY EXPERIENCE DIFFICULTY IN OBTAINING COMPONENTS AND RAW MATERIALS, AND WE COULD BE MATERIALLY AND ADVERSELY AFFECTED AS A RESULT.

Our current products, and the products that we may provide in the future, embody new technologies. Certain of the components and raw materials used in our products are difficult to obtain and/or require purchase commitments to be made by us far in advance of the manufacturing date. The inability to obtain sufficient quantities of components or raw materials, or the inability to forecast purchase requirements accurately, could adversely affect our business and results of operations. Similarly, commitments to purchase components and raw materials in excess of customer demand for our products could materially and adversely affect our results of operations. See "Description of Business - Raw Materials and Principal Suppliers" below.

THE LOSS OF ANY OF OUR CONTRACT MANUFACTURERS MAY MATERIALLY AND ADVERSELY AFFECT US.

We contract the manufacture of our products to third parties. In certain cases, we do not have an alternative source of manufacturing, and a suitable replacement would be time-consuming and expensive to obtain. If, for any reason, one of our third party manufacturers is unable or refuses to produce our products, our business, financial condition and results of operations would be materially and adversely affected. See “Description of Business - Raw Materials and Principal Suppliers" below.

WE DEPEND TO A SIGNIFICANT EXTENT ON CERTAIN KEY PERSONNEL, THE LOSS OF ANY OF WHOM MAY MATERIALLY AND ADVERSELY AFFECT OUR COMPANY.

Our success depends to a significant extent on the continued service of certain key management personnel, including, Dave Warkentin, our President and Chief Executive Officer, Jeff Finkelstein, our Chief Financial Officer, Shawn Lammers, our Vice-President, Engineering, Greg Tooke, our Director of Business and Product Development and Will Blair, our North American Sales Manager. The loss or interruption of services from one or more of these personnel, for whatever reason, could have a material adverse effect on us. In the event of the loss of services of such personnel, no assurances can be given that we will be able to obtain the services of adequate replacement personnel. We do not maintain key person insurance on the lives of any of our officers or employees. See "Management" below.

RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY CAUSE OUR STOCK PRICE TO DECLINE AND MAY GREATLY REDUCE OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. The selling stockholders intend to sell in the public market up to 87,958,115 shares of common stock being registered in this offering. That means that up to 87,958,115 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Sales of our common stock in the public market may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

THE SALE OF OUR STOCK UNDER THE NOVEMBER 2006 10% CONVERTIBLE DEBENTURES COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH MAY CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

In many circumstances the provision of financing based on floating-rate convertible debentures has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being sold into the market exceed the market's ability to absorb the increased stock. Such an event could exert further downward pressure on the price of our common stock. Even if we use the proceeds from the issuance of the November 2006 10% Convertible Debentures to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market of our stock, the price will likely decline.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR STOCKHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK.

Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock within short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of our common stock.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTC Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

RISKS RELATED TO OUR COMMON STOCK

WE DO NOT EXPECT TO PAY DIVIDENDS.

We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

•	In order to aprrove a person's account for trasaction, setting forth the indentity and quantity of the penny stockt o be purchased.

•	Obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	States that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

•
Brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

THE HOLDERS OF THE CONVERTIBLE DEBENTURES HAVE THE OPTION OF CONVERTING THE CONVERTIBLE DEBENTURES INTO SHARES OF OUR COMMON STOCK, AND WE MAY ELECT TO MAKE PRINCIPAL REPAYMENTS AND/OR INTEREST PAYMENTS UNDER THE CONVERTIBLE DEBENTURES IN SHARES OF OUR COMMON STOCK. THE HOLDERS OF THE CONVERTIBLE NOTES MAY ALSO EXERCISE THEIR COMMON STOCK PURCHASE WARRANTS. IF THE CONVERTIBLE DEBENTURES ARE CONVERTED OR THE SHARE PURCHASE WARRANTS ARE EXERCISED, THERE WILL BE DILUTION OF YOUR SHARES OF OUR COMMON STOCK.

The issuance of shares of our common stock upon conversion, as principal repayments on or as interest payments on the convertible notes and upon exercise of the share purchase warrants will result in dilution to the interests of other holders of our common stock, since the holders of the convertible notes may sell all of the resulting shares into the public market. The principal amount of the convertible notes may be converted at the option of the holders into shares of our common stock and are subject to adjustment pursuant to the anti-dilution provisions as set forth in each of the convertible notes. In addition, we may elect to make principal repayments on the convertible notes or interest payments on all of the convertible notes in shares of our common stock. Each convertible note and each share purchase warrant is subject to anti-dilution protection upon the occurrence of certain events. If, among other things, we offer, sell or otherwise dispose of or issue any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price of the convertible note or the exercise price of the share purchase warrant, the conversion price of the convertible notes or the exercise price of the warrants will be reduced to a price which is equal to that lower effective price.

As of May 15, 2007, we are obligated to issue an aggregate of approximately 3,586,504,582 shares of common stock under all of our securities and commitments. The break down of such issuances is described under "Description of Securities". The conversion of these securities assume market conditions as at May 15, 2007, when in fact such issuances of shares may be greater or less due to market conditions at the time of conversion of certain convertible debentures.

FORWARD-LOOKING STATEMENTS

Included in this prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

SELLING STOCKHOLDERS
The following table sets forth:

•	the name and address of each selling stockholder;

•	the number of shares of common stock beneficiall y owned before this offering by the selling stockholders as of May 15, 2007;

•	the percentage of our outstanding comm on stock beneficially owned by the selling stockholders before this offering;

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus;

•	the number of shares of common stock being registered in this offering; and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Except as noted below and elsewhere in this prospectus, the selling stockholders have not, within the past three years, had any position, office or other material relationship with us. Except as noted below, none of the selling stockholders are members of the National Association of Securities Dealers, Inc. Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible or exercisable within 60 days after May 15, 2007. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

Overview

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued to them upon conversion or redemption of the November 2006 10% Convertible Debentures. Because the selling stockholders may offer all or only some portion of the 87,958,115 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.
Name of Selling Stockholder	Common Shares Beneficially Owned by Selling Stockholder Before Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Maximum Number of Shares that May be offered for the Account of the Selling Stockholders in this Offering	Shares Registered in this Offering	Value of Shares Registered in this Offering (3)	Beneficial Ownership After this Offering (4)
						Number of Shares	Percent

TAIB Bank, B.S.C.	19,242,104 (5)	4.99%	73,298,429	73,298,429	$3,151,830	None	0.00%
450 Park Avenue
Suite 1902
New York, NY 10025

Certain Wealth, Ltd.
c/o TAIB Securities, Inc.	17,079,117 (6)	4.45%	14,659,686	14,659,686	$630,366	None	0.00%
450 Park Avenue
Suite 1902
New York, NY 10025

1)	Ownership as of May 15, 2007, for the selling stockholders based on information provided by the selling stockholders or known to us.

2)	A total of 366,371,202 shares of common stock were issued and outstanding as of May 15, 2007.

3)
The dollar value of common stock being registered in this offering, obtained by multiplying the number of shares being registered by the closing bid price for our common stock ($0.043) on the date of the closing on the sale of the debentures.

4)
Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholder upon termination of the offering. Accordingly, it is assumed that all of the shares of common stock offered pursuant to this prospectus will be sold, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

5)
Includes only 19,242,104 shares of our common stock beneficially owned by TAIB Bank B.S.C. The total number of shares of our common stock beneficially owned by TAIB Bank B.S.C. includes 85,395,585 shares of our common stock that could be issued upon the conversion of all principal and interest owed at May 15, 2007 due under our $1.0 million 10% convertible debenture, maturing on October 31, 2008. This debenture contains contractual restrictions on beneficial share ownership limiting TAIB Bank B.S.C.’s beneficial ownership to 4.99% unless TAIB Bank B.S.C. waives such limitation upon 65 days prior notice to us.  TAIB Bank, B.S.C., has authorized Larry Chaleff to exercise dispositive powers with respect to the shares offered by TAIB Bank, B.S.C.  Mr. Chaleff disclaims beneficial ownership of the shares offered by the TAIB Bank, B.S.C.

6)
The total number of shares of our common stock beneficially owned by Certain Wealth, Ltd. includes 17,079,117 shares of our common stock that could be issued upon the conversion of all principal and interest owed at May 15, 2007 due under our $0.2 million 10% convertible debenture, maturing on October 31, 2008. This debenture contains contractual restrictions on beneficial share ownership limiting Certain Wealth, Ltd.’s beneficial ownership to 4.99% unless Certain Wealth, Ltd. waives such limitation upon 65 days prior notice to us.  Certain Wealth Ltd., has authorized Larry Chaleff to exercise dispositive powers with respect to the shares offered by Certain Wealth Ltd.  Mr. Chaleff disclaims beneficial ownership of the shares offered by the Certain Wealth Ltd.

The following table sets forth the name of each selling stockholder and the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the transaction with the selling stockholders (other than repayment of principal on the convertible notes).

Potential
Name of Selling		Structuring		Liquidated
Stockholder	Cash fee (1)	Cash fee (2)	Interest (3)	Damages (4)

TAIB Bank, B.S.C.	$ 120,000	$ 10,000	$ 200,000	$ 200,000

Certain Wealth, Ltd.			40,000	40,000

TOTAL	$ 120,000	$ 10,000	$ 240,000	$ 240,000

(1)  TAIB Securities, Inc., a subsidiary of TAIB Bank, B.S.C., was paid a 10% cash fee of $120,000 in connection with the transaction.

(2)  TAIB Securities, Inc. was paid a $10,000 structuring fee in connection with the transaction.

(3)  Represents interest payable to the selling stockholders through October 31, 2008, the maturity date on the debentures. Interest accrues at a 10% annual rate and is required to be paid on October 31, 2008 (or sooner as provided in the convertible debentures) in cash or shares of common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at the option of the Company.

(4) Represents the maximum liquidated damages (20% of the aggregate convertible notes purchase price) payable to the selling stockholders pursuant to Section 2 of the Investor Registration Rights Agreement (Exhibit 10.71 to this Registration Statement). Pursuant to such Registration Rights Agreement, the Company is obligated to use its best efforts to have the Registration Statement registering 150,000,000 shares of the Company’s common stock declared effective no later than January 29, 2007 (the “Effective Date”) and to insure that the Registration Statement remains in effect until all of the registrable securities have been sold, subject to the terms and conditions of the Registration Rights Agreement. The Company secured an extension of the Effective Date until June 15, 2007. In the event a Registration Statement registering 150,000,000 shares of the Company’s common stock is not declared effective on or before June 15, 2007 or the Registration Statement does not remain in effect as required, as a result of the failure by the Company to use it’s best efforts, the Company is required to pay to the holder of the convertible debentures, at the holder’s option, either a cash amount or shares equal to 2% of the liquidated value of the debentures outstanding for each applicable 30 day period subject to a 20% maximum liquidated damages.  We will request  additional waivers or extensions to avoid these liquidated damages but there can be no assurance that we will be successful in securing such waivers or extensions.

The following table contains disclosure of the net proceeds to the Company and total possible payments to the selling stockholders during the first year following the sale of the convertible notes:

Gross proceeds to the Company from sale of the convertible notes	$1,200,000
Less: 10% cash fee to TAIB Securities, Inc.	$(120,000)
Structuring fee to TAIB Securities, Inc.	$(10,000)
Net proceeds to the Company	$1,070,000
Less possible payments to the Company in one year period following sale of the convertible notes:
Interest	$(120,000)
Liquidated damages (assuming maximum amount potentially payable to selling stockholders)	$(240,000)
Remaining balance of net proceeds available to the Company from the sale of the convertible notes	$710,000

The following table sets forth the total possible profit the selling stockholders could realize as a result of the conversion discount for the securities underlying the convertible notes includes the following:

•	the assumed market price per share;

•	the conversion price per share applicable to the assumed market price;

•	the total possible profit per share at different market prices;

•	total possible shares and market price for such shares to be issued to the selling stockholders;

•	aggregate cost of shares to selling stockholders; and

•	total possible discount to market price of shares to be issued to the selling stockholders.

			Total		Market	Total	Total
Market	Conversion		possible	Total	price of	possible	possible
Price per	Price per		profit per	possible	possible	aggregate cost	discount
Share	Share		Share	shares (3)	shares	of shares	to market

$ 0.10	$ 0.0573	(1)	$ 0.0427	20,942,408	$ 2,094,241	$ 1,200,000	$ 894,241
0.09	0.0573	(1)	0.0327	20,942,408	1,884,817	1,200,000	684,817
0.08	0.0573	(1)	0.0227	20,942,408	1,675,393	1,200,000	475,393
0.07	0.0560	(2)	0.0140	21,428,571	1,500,000	1,200,000	300,000
0.06	0.0480	(2)	0.0120	25,000,000	1,500,000	1,200,000	300,000
0.05	0.0400	(2)	0.0100	30,000,000	1,500,000	1,200,000	300,000
0.043	0.0344	(2)	0.0086	34,883,721	1,500,000	1,200,000	300,000
0.03	0.0240	(2)	0.0060	50,000,000	1,500,000	1,200,000	300,000
0.02	0.0160	(2)	0.0040	75,000,000	1,500,000	1,200,000	300,000
0.01	0.0080	(2)	0.0020	150,000,000	1,500,000	1,200,000	300,000

(1) Fixed conversion price when the market price is at or greater than $0.0716.

(2) Assumed market price per share is the lowest volume weighted average price of our common stock as conversion price is equal to 80% of the lowest volume weighted average price of our common stock during the thirty trading days preceding the conversion date as quoted by Bloomberg, LP.

(3) Market price as of October 31, 2006 (date of sale of convertible note).

(4) Assuming no conversion of interest and complete conversion of the aggregate $1.2 million debentures.

In connection with the sale of our convertible notes to the selling stockholders, the following table sets forth:

•	the gross proceeds paid or payable to us in the convewrtible note transaction

•	all payments that have been made or that may be required to be made by us to the selling stockholders;

•	the resulting proceeds we received; and

•	the combined total possible profit to be realized by the selling stockholders as a result of conversion discounts applicable to the securities underlying the convertible notes.

Gross proceeds paid to the Company		$1,200,000
Less fees and other payments to the selling stockholders: 10% cash fee to TAIB Securities, Inc.	$(120,000)
Structuring fee paid to TAIB Securities, Inc.	$(10,000)
Interest (2 years at 10% per year)	$(240,000)
Liquidated damages (assuming maximum amount potentially payable to selling stockholders)	$(240,000)
Total possible payments by the Company to the selling stockholders		($610,000)
Resulting net proceeds to the Company		$590,000
Total possible discount to market price of the shares underlying the convertible notes, assuming market price per share between $0.01 and $0.07 at the time of conversion of the notes		$300,000
Total possible payments by the Company to the selling stockholders		$610,000
Total possible profit to be realized by the selling stockholders		$910,000

$910,000 divided by $590,000 representing the net proceeds to the issuer from the sale of the convertible notes = 154.2% combined total possible profit to be realized by the selling stockholders.

154.2% divided by 2 year term of convertible notes = 77.1% per year total possible profit to selling stockholders.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale of the November 2006 10% Convertible Debentures.

November 2006 10% Convertible Debentures. On October 31, 2006, we entered into a Securities Purchase Agreement with TAIB Bank, B.S.C. and Certain Wealth, Ltd. whereby we agreed to issue, for an aggregate purchase price of $1,200,000 (i) a 10% convertible debenture due October 31, 2008 with a principal balance of $1 million to TAIB Bank, B.S.C., and (ii) a 10% convertible debenture due October 31, 2008 with a principal balance of $0.2 million to Certain Wealth, Ltd.

Our intended use of proceeds for the net proceeds we received from the sale of the November 2006 10% Convertible Debentures is as follows:

Gross Proceeds	$1,200,000
Fees on convertible debenture	120,000
Structuring fees	10,000
Legal fees	30,000

Net Proceeds	1,040,000

Intended use of Proceeds

General working capital	1,040,000

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be affected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all of the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify TAIB Bank and Certain Wealth and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $204,310.58. The offering expenses consist of: a SEC registration fee of $310.58, printing expenses of $1,000, accounting fees of $90,000, legal fees of $110,000, transfer agent and registrar fees of $1,000, fees and expenses for qualification under state securities laws of $1,000 and miscellaneous expenses of $1,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We did, however, receive proceeds from the November 2006 10% Convertible Debentures we originally issued to TAIB Bank, B.S.C. and Certain Wealth Ltd.

We are registering 73,298,429 shares of our common stock on behalf of TAIB Bank, B.S.C., and we are registering 14,659,686 shares of our common stock on behalf of Certain Wealth, Ltd. TAIB Bank, B.S.C. and Certain Wealth, Ltd. have advised us that they have not yet decided to whom the shares of common stock issuable upon conversion of the debentures will be sold. TAIB Bank, B.S.C. and Certain Wealth, Ltd. have not yet determined the time period during which they would convert the debentures and sell the underlying shares of common stock. Their decision to invest was made on a belief that the investment was attractive at the time of purchase given our prospects for increased revenues and other opportunities in the North American automotive market. TAIB Bank, B.S.C. and Certain Wealth, Ltd. have indicated that they will make decisions relating to conversion of the debentures and sale of the underlying common stock after this Registration Statement is effective and will evaluate our business prospects at that time. In the event that TAIB Bank, B.S.C. and Certain Wealth, Ltd. convert their securities, the timing of their resale and the amount of shares being sold will reflect a balance between receiving adequate return on their investment and the potential negative impact on our common stock and future financing activities of the Company.

TAIB Bank, B.S.C., and Certain Wealth Ltd. have not formulated any more specific plans regarding the sale of securities. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DILUTION

Our net tangible deficiency as of January 31, 2007 was $(13,668,042) or $(0.0411) per share of common stock outstanding on January 31, 2007. Net tangible deficiency per share is determined by dividing our tangible book value (i.e., total assets less total intangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our total assets less total intangible assets will be unaffected by this offering.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

On May 29, 2003, our common stock commenced quotation on the OTC Bulletin Board under the symbol "SMTR." Until May 28, 2003, our common stock was quoted on the Nasdaq Capital Market under the symbol "SMTR." The following quotations obtained from Canada Stockwatch reflect the high and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid prices of our common stock for the periods indicated below are as follows:

Quarter Ended	High	Low
May 15, 2007* April 30, 2007	$0.0195 $0.039	$0.015 $0.015
January 31, 2007	$0.047	$0.032
October 31, 2006	$0.065	$0.034
July 31, 2006	$0.083	$0.044
April 30, 2006	$0.084	$0.050
January 31, 2006	$0.099	$0.059
October 31, 2005	$0.130	$0.075
July 31, 2005	$0.184	$0.088
April 30, 2005	$0.241	$0.022
January 31, 2005	$0.037	$0.026
October 31, 2004	$0.094	$0.030

* As of  May 15, 2007
As of May 15, 2007, we had 366,371,202 shares of common stock outstanding and approximately 475 stockholders of record.

These bid prices represent prices quoted by broker-dealers on the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Dividend Policy

Our Board of Directors is not obligated to declare a dividend. We have never declared or paid dividends on our common stock, and we do not anticipate that we will in the foreseeable future. We intend to retain future earnings, if any, for use in our operations and the expansion of our business. Future dividends will be subject to the discretion of our Board of Directors and will depend on, among other things, future earnings, our operating and financial condition, our capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition, changes in financial condition and results of operations for the three and six months ended January 31, 2007 and 2006 should be read in conjunction with our most recent audited annual financial statements for the fiscal year ended July 31, 2006, the unaudited interim financial statements included herein, and in each case, the related notes.

Our consolidated financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

RESULTS OF OPERATIONS

Three months ended January 31, 2007 and January 31, 2006

Revenue

Gross revenue for the three months ended January 31, 2007 increased to $946,665 from $839,615 for the three months ended January 31, 2006. The breakdown of the sources of our gross revenue is as follows:

•
Sales of TPMSs to OEMs for installation on new and existing buses decreased to $238,379 for the three months ended January 31, 2007 from $395,370 for the three months ended January 31, 2006. Although we anticipate sales of this product to the OEM bus market to increase as our customer base has increased, it is difficult for us to predict what the volume of sales will be as this is dependent on how quickly our new customers retrofit their fleets and integrate TPMSs into their production lines.

•
Sales of TPMSs to OEMs for new passenger cars increased to $392,425 for the three months ended January 31, 2007 from $258,368 for the three months ended January 31, 2006. The increase was primarily due to an increase in sales to Aston Martin, Ford’s flagship division. As Aston Martin now supplies our TPMSs on all three of their platforms, we do not anticipate sales of this product to the OEMs to increase unless Aston Martin increases their production of vehicles as our sales and marketing efforts are focused on the commercial or truck, bus, recreational and off-road industrial vehicle markets.

•
Sales of TPMSs to the aftermarket passenger car market decreased to $25,723 for the three months ended January 31, 2007 from $35,657 for the three months ended January 31, 2006. As our sales and marketing efforts are not focused on this market, it is difficult for us to predict what the volume of sales of this product will be.

•
Sales of TPMSs to OEMs for new recreational vehicles (“RVs”) decreased to $55,285 for the three months ended January 31, 2007 from $72,820 for the three months ended January 31, 2006. Although we anticipate sales of this product to the OEM RV market to increase, it is difficult for us to predict what the volume of sales of this product will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the RV aftermarket increased to $136,677 for the three months ended January 31, 2007 from $59,170 for the three months ended January 31, 2006. We anticipate sales of this product to the RV market to increase. However it is difficult for us to predict what the volume of sales will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the truck market increased to $50,761 for the three months ended January 31, 2007 from $2,700 for the three months ended January 31, 2006. The majority of these systems are currently being used for test purposes. Although interest in this product is high, it is difficult for us to predict what the volume of sales will be, as this will depend primarily on market acceptance.

•
Sales of TPMSs to the off-road industrial market increased to $15,455 for the three months ended January 31, 2007 from $0 for the three months ended January 31, 2006. Although interest in this product is high, it is difficult for us to predict what the volume of sales will be, as this will depend primarily on market acceptance.

•	Service revenue for assistance in installing TPMSs and training customers increased to $28,000 for the three months ended January 31, 2007 from $0 for the three months ended January 31, 2006.

•
Sales of aftermarket motorcycle TPMSs decreased to negative ($2,112) for the three months ended January 31, 2007 from $3,912 for the three months ended January 31, 2006. The negative sales amount was due to product returns. As discussed above, our sales and marketing efforts are not focused on this product. As such, it is difficult for us to predict what the volume of sales will be in this market.

•	Sales of miscellaneous products were $6,072 for the three months ended January 31, 2007 compared to $11,618 for the three months ended January 31, 2006.

Gross Margin

        Overall gross margin increased to 31% (29% on product sales) for the three months ended January 31, 2007 from 24% for the three months ended January 31, 2006. The increase occurred as the product mix of TPMSs sold in the three months ended January 31, 2007 had higher gross margins than the product mix of TPMSs sold in the three months ended January 31, 2006.

Expenses

Expenses increased to $2,379,235 for the three months ended January 31, 2007 from $1,945,680 for the three months ended January 31, 2006. Excluding a stock-based compensation expense of $176,580 for the three months ended January 31, 2007 and a stock-based compensation recovery of $310,200 for the three months ended January 31, 2006, expenses decreased to $2,202,665 for the three months ended January 31, 2007 from $2,255,880 for the three months ended January 31, 2006. We anticipate expenses to decrease in the next quarter as we incurred costs to streamline operations of approximately $315,000 during the three months ended January 31, 2007.

Engineering, research and development expenses for the three months ended January 31, 2007 increased to $995,946 from $550,863 for the three months ended January 31, 2006. Excluding a stockbased compensation expense of $82,634 incurred during the three months ended January 31, 2007 and a stock-based compensation recovery of $118,926 for the three months ended January 31, 2006, engineering, research and development expenses increased to $913,312 from $669,789 for the three months ended January 31, 2006. The increase, excluding the stock-based compensation expense/recovery, was mainly due to costs to streamline operations of $225,000 and an increase in prototype development expenses. As a result of the streamlining of our engineering, research and development department, we anticipate a reduction of expenses during the next three months by approximately 50-60% of costs incurred during the three months ended January 31, 2007. We were able to reduce the number of our engineering and product management employees as we completed the development of our complete commercial tire pressure monitoring system including programming tools during the three months ended January 31, 2007.

Marketing expenses for the three months ended January 31, 2007 increased to $371,930 from $365,195 for the three months ended January 31, 2006. Excluding a stock-based compensation expense of $54,958 for the three months ended January 31, 2007 and a stock-based compensation recovery of $11,494 for the three months ended January 31, 2006, marketing expenses decreased to $316,972 from $376,689 for the three months ended January 31, 2006. Marketing expenses for the three months ended January 31, 2007 also included costs to streamline operations of $15,000. The decrease, excluding the stock-based compensation expense/recovery was mainly a result of lower wage expenses. The decrease in wage expense is primarily due to the fact that our new President and CEO was formerly our VP Sales and Marketing and his wages are now allocated to general and administration and the termination of our SmarTire Europe Managing Director at the end of October 31, 2006. We anticipate marketing expenses to decrease by approximately 5%-10% from our expenses incurred during the three months ended January 31, 2007 during the remainder of the year as although we effectively closed our office facility in the UK as of February, 2007 and incurred costs to streamline operations during the three months ended January 31, 2007, we plan to add to our sales team to support our anticipated increase in sales activity during the remainder of the year.

General and administrative expenses for the three months ended January 31, 2007 increased to $868,451 from $686,370 for the three months ended January 31, 2006. Excluding a stock-based compensation expense of $38,988 for the three months ended January 31, 2006 and a stock-based compensation recovery of $179,780 for the three months ended January 31, 2006, general and administration expenses decreased to $829,463 from $866,150 for the three months ended January 31, 2006. General and administrative expenses for the three months ended January 31, 2007 also included costs to streamline operations of $75,000. The decrease, excluding the stock-based compensation expense/recovery, was primarily attributed to a decrease in professional fees and insurance costs. The decrease was partially offset by an increase in director fees and rent expense. Rent increased substantially as we estimated the cost of terminating our UK lease. Professional fees decreased as the three months ended January 31, 2006 included the cost of legal services incurred to defend against a lawsuit from a debenture holder, the cost of restructuring both our $30 million 10% convertible debentures issued on June 23, 2005 by us to Cornell Capital Partners, LP and our $160 million equity line of credit entered into in June 2005, issued to us by Cornell Capital Partners, LP., which was replaced with anew $100 million Standby Equity Distribution Agreement on December 30, 2005 and the cost of filing a registration statement on January 11, 2005 and an amended registration statement on February 27, 2005 with the Securities and Exchange Commission to register our debentures.

Depreciation and amortization expense decreased to $142,908 for the three months ended January 31, 2007 from $343,252 for the three months ended January 31, 2006 as our other assets were fully amortized as at October 31, 2006. As such, we anticipate depreciation and amortization expenses to decrease in the future.

Interest and finance charges

Interest and finance charges increased to $3,030,874 for the three months ended January 31, 2007 from $1,669,366 for the three months ended January 31, 2006. Interest and finance charges for the three months ended January 31, 2007 includes non-cash interest of $3,006,224 compared to non-cash interest charges of $921,864 for the three months ended October 31, 2006. The majority of interest and finance charges include accrued and accreted interest on our convertible debentures and amortization of deferred charges related to our convertible debentures.

Interest Income

Interest income earned during the three months ended January 31, 2007 decreased to $5,710 from $61,656 for the three months ended January 31, 2006. The decrease was a result of lower average cash balances during the three months ended January 31, 2007.

Loss on settlement of debt

A loss on the settlement of debt of $0 was incurred for the three months ended January 31, 2007 as compared to $214,274 for the three months ended January 31, 2006. The loss on settlement of debt represents the aggregate consideration provided less the face value of the debt. The loss on settlement of debt occurred as on April 21, 2005, Bristol Investment Fund, Ltd., a holder of our discounted debentures in the amount of $91,726, commenced a lawsuit in the Supreme Court of New York against us, essentially alleging that we wrongfully refused to honor its request to convert the debt into 9,268,875 shares of our common stock. The lawsuit sought an order compelling us to pay $4,393,360 plus interest from April 25, 2005 for damages and attorneys fees.

On January 5, 2006, we entered into a Settlement Agreement and Mutual Release with Bristol Investment Fund, Ltd. In connection with the Agreement and Mutual Release, we issued (i) a bank check in the amount of $228,000 payable to "Bristol Investment Fund, Ltd. representing $250,000, less $22,000 in Canadian withholding taxes"; (ii) 2,000,000 shares of our common stock (the "Bristol Shares") in certificates of 1,000,000 shares each; and (iii) an executed Stipulation of Discontinuance with prejudice. Bristol Investment Fund, Ltd. further agreed that no sale of the Bristol Shares will be made before January 16, 2006 and that no more than 1,000,000 of the Bristol Shares may be sold before February 16, 2006. Bristol Investment Fund, Ltd. further acknowledged that the discounted debenture has been paid in full and no further sums are due thereunder.

Unrealized loss on derivative instruments

A derivative instrument unrealized loss of $0 was incurred for the three months ended January 31, 2007 as compared to an unrealized loss of $211,733 for the three months ended January 31, 2006. The derivative instrument income loss represents the mark to market adjustment on derivative instruments. There was no derivative instrument unrealized gain or loss for the three months ended January 31, 2007 as effective November 1, 2006, as a result of early adopting FSP EITF No. 00-19-2, management has determined that the outstanding warrants and embedded conversion feature in its convertible debentures met the requirements for classification as equity items and consequently the derivative financial instruments were reclassified to additional paid in capital and accumulated deficit as discussed in Note 2(c)(i) to the financial statements.

Foreign exchange loss

A foreign exchange loss of $216,327 was incurred for the three months ended January 31, 2007 as compared to a foreign exchange loss of $73,376 for the six months ended January 31, 2006. Foreign exchange gains or losses are due to fluctuations in currency exchange rates and are impossible to predict.

Six months ended January 31, 2007 and January 31, 2006

Revenue

    Gross revenue for the six months ended January 31, 2007 increased to $1,798,444 from $1,432,481 for the six months ended January 31, 2006. The breakdown of the sources of   our gross revenue is as follows:

•
Sales of TPMSs to OEMs for installation on new and existing buses decreased to $503,672 for the three months ended January 31, 2007 from $560,235 for the three months ended January 31, 2006. Although we anticipate sales of this product to the OEM bus market to increase, it is difficult for us to predict what the volume of sales will be as this will depend primarily on market acceptance. Although we anticipate sales of this product to the OEM bus market to increase as our customer base has increased, it is difficult for us to predict what the volume of sales will be as this is dependent on how quickly our new customers retrofit their fleets and integrate TPMSs into their production lines.

•
Sales of TPMSs to OEMs for new passenger cars increased to $793,570 for the six months ended January 31, 2007 from $481,689 for the six months ended January 31, 2006. The increase was primarily due to an increase in sales to Aston Martin, Ford’s flagship division. As Aston Martin now supplies our TPMSs on all three of their platforms, we do not anticipate sales of this product to the OEMs to increase unless Aston Martin increases their production of vehicles as our sales and marketing efforts are focused on the commercial or truck, bus, recreational and off-road industrial vehicle markets.

•
Sales of TPMSs to the aftermarket passenger car market decreased to $61,592 for the six months ended January 31, 2007 from $100,830 for the six months ended January 31, 2006. As our sales and marketing efforts are not focused on this market, it is difficult for us to predict what the volume of sales of this product will be.

•
Sales of TPMSs to OEMs for new recreational vehicles (“RVs”) decreased to $100,201 for the six months ended January 31, 2007 from $125,763 for the six months ended January 31, 2006. Although we anticipate sales of this product to the OEM RV market to increase, it is difficult for us to predict what the volume of sales of this product will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the RV aftermarket increased to $203,841 for the three months ended January 31, 2007 from $97,082 for the six months ended January 31, 2006. We anticipate sales of this product to the RV market to increase. However it is difficult for us to predict what the volume of sales will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the truck market increased to $70,601 for the six months ended January 31, 2007 compared to $12,608 for the six months ended January 31, 2006. The majority of these systems are currently being used for test purposes. Although interest in this product is high, it is difficult for us to predict what the volume of sales will be, as this will depend primarily on market acceptance.

•
Sales of TPMSs to the off-road industrial market increased to $15,555 for the six months ended January 31, 2007 from $0 for the six months ended January 31, 2006. Although interest in this product is high, it is difficult for us to predict what the volume of sales will be, as this will depend primarily on market acceptance.

•	Service revenue for assistance in installing TPMSs and training customers increased to $28,000 for the six months ended January 31, 2007 from $0 for the six months ended January 31, 2006.

•
Sales of aftermarket motorcycle TPMSs decreased to $7,039 for the six months ended January 31, 2007 from $11,269 for the six months ended January 31, 2006. As sales to this market are seasonal, we anticipate sales to increase starting in April 2006; however it is difficult for us to predict what the volume of sales will be in this market.

•	Sales of miscellaneous products were $14,373 for the six months ended January 31, 2007 compared to $43,005 for the six months ended January 31, 2006.

Gross Margin

Overall gross margin increased to 28% (27% on product sales) for the six months ended January 31, 2007 from 26% for the six months ended January 31, 2006. The increase occurred as the product mix of TPMSs sold in the three months ended January 31, 2007 had higher gross margins than the product mix of TPMSs sold in the six months ended January 31, 2006. We anticipate our gross margin to increase as evidenced by the higher gross margin for the three months ended January 31, 2007.

Expenses

Expenses increased to $4,946,618 for the six months ended January 31, 2007 from $2,540,704 for the six months ended January 31, 2006. Excluding a stock-based compensation expense of $353,160 for the six months ended January 31, 2007 and a stock-based compensation recovery of $1,944,175 for the six months ended January 31, 2006, expenses increased to $4,593,458 for the six months ended January 31, 2007 from $4,484,879 for the six months ended January 31, 2006. We anticipate expenses to decrease during the remainder of the year as we incurred costs to streamline operations of approximately $500,000 during the six months ended January 31, 2007.

        Engineering, research and development expenses for the six months ended January 31, 2007 increased to $1,819,685 from $517,418 for the six months ended January 31, 2006. Excluding a stockbased compensation expense of $165,268 for the six months ended January 31, 2007 and a stock-based compensation recovery of $760,122 for the six months ended January 31, 2006, expenses increased to $1,654,417 for the six months ended January 31, 2007 from $1,277,540 for the six months ended January 31, 2006. The increase, excluding the stock-based compensation expense/recovery, was mainly due to an increase in wage expense which resulted from an increase in the number of engineering related employees and the streamlining of the department. Total costs to streamline operations approximated $225,000.

        Marketing expenses for the six months ended January 31, 2007 increased to $1,038,459 from $781,403 for the six months ended January 31, 2006. Excluding a stock-based compensation expense of $109,916 for the six months ended January 31, 2007 and a stock-based compensation recovery of $49,976 for the six months ended January 31, 2006, marketing expenses decreased to $928,543 for the six months ended January 31, 2007 from $831,379 for the six months ended January 31, 2006. Marketing expenses for the six months ended January 31, 2007 also included costs to streamline operations of approximately $200,000. The increase, excluding the stock-based compensation expense/recovery was mainly a result of higher wage expense as a result of accrued termination costs of our SmarTire Europe Managing Director, and additional costs to streamline operations in our Canadian office. The decrease in wage expense is primarily due to the fact that our new President and CEO was formerly our VP Sales and Marketing and his wages are now allocated to general and administration and the termination of our SmarTire Europe Managing Director at the end of October 31, 2006. We anticipate marketing expenses to decrease by approximately 5%-10% from our expenses incurred during the three months ended January 31, 2007 during the remainder of the year as although we effectively closed our office facility in the UK as of February, 2007 and incurred costs to streamline operations during the three months ended January 31, 2007, we plan to add to our sales team to support our anticipated increase in sales activity during the remainder of the year.

General and administrative expenses for the six months ended January 31, 2007 increased to $1,804,865 from $526,803 for the six months ended January 31, 2006. Excluding a stock-based compensation expense of $77,976 for the six months ended January 31, 2007 and a stock-based compensation recovery of $1,134,077 recorded in the six months ended January 31, 2006, general and administrative expenses increased to $1,726,889 for the six months ended January 31, 2007 from $1,660,880. General and administrative expenses for the six months ended January 31, 2007 also included costs to streamline operations of approximately $75,000. The increase, excluding the stock-based compensation recovery, was primarily attributed to an increase in investor relation costs, director fees, rent expense and the settlement with one of our distributors as more fully explained under “Legal Proceedings”. Rent increased substantially as we estimated the cost of terminating our UK lease. The increase was partially offset by a decrease in professional fees and a decrease in insurance costs. The decrease in professional fees occurred as legal expenses were higher during the three months ended January 31, 2006 as due to the cost of legal services incurred to defend against a lawsuit from a debenture holder, the cost of restructuring both our $30 million 10% convertible debentures issued on June 23, 2005 by us to Cornell Capital Partners, LP and our $160 million equity line of credit entered into in June 2005, issued to us by Cornell Capital Partners, LP., which was replaced with a new $100 million Standby Equity Distribution Agreement on December 30, 2005 and the cost of filing a registration statement on January 11, 2005 and an amended registration statement on February 27, 2005 with the Securities and Exchange Commission to register our debentures.

         Depreciation and amortization expense decreased to $283,609 for the six months ended January 31, 2007 from $715,080 for the six months ended January 31, 2006 as our other assets have been completely amortized as at October 31, 2006. As such, we anticipate depreciation and amortization expenses to decrease in the future.

Interest and financing expense

Interest and finance charges decreased to $4,963,808 for the six months ended January 31, 2007 from $19,300,802 for the six months ended January 31, 2006. The majority of interest and finance charges include accrued and accreted interest on our convertible debentures and amortization of deferred charges related to our convertible debentures. Interest and finance charges for the six months ended January 31, 2006 included a $16 million fee paid on June 23, 2005 for the $160 million standby equity distribution agreement with Cornell Capital Partners, which was replaced by a $100 million standby equity distribution agreement on December 30, 2005, plus related professional fees and interest accretion on our convertible debentures.

Excluding charges related to our standby equity distribution agreement, non-cash interest expense for the six months ended January 31, 2007 increased to $4,920,899 from $4,129,107 during the six months ended January 31, 2006.

Interest Income

Interest income earned during the six months ended January 31, 2007 decreased to $15,292 from $135,102 for the six months ended January 31, 2006. The decrease was a result of lower average cash balances during the three months ended January 31, 2007.

Loss on settlement of debt

A loss on the settlement of debt of $nil was incurred for the six months ended January 31, 2007 as compared to a loss on the settlement of debt of $214,274 for the six months ended January 31, 2006. The loss on settlement of debt represents the aggregate consideration provided less the face value of the debt. The loss on settlement of debt occurred as on April 21, 2005, Bristol Investment Fund, Ltd., a holder of our discounted debentures in the amount of $91,726, commenced a lawsuit in the Supreme Court of New York against us, essentially alleging that we wrongfully refused to honor its request to convert the debt into 9,268,875 shares of our common stock. The lawsuit sought an order compelling us to pay $4,393,360 plus interest from April 25, 2005 for damages and attorneys fees.

On January 5, 2006, we entered into a Settlement Agreement and Mutual Release with Bristol Investment Fund, Ltd. In connection with the Agreement and Mutual Release, we issued (i) a bank check in the amount of $228,000 payable to "Bristol Investment Fund, Ltd. representing $250,000, less $22,000 in Canadian withholding taxes"; (ii) 2,000,000 shares of our common stock (the "Bristol Shares") in certificates of 1,000,000 shares each; and (iii) an executed Stipulation of Discontinuance with prejudice. Bristol Investment Fund, Ltd. further agreed that no sale of the Bristol Shares will be made before January 16, 2006 and that no more than 1,000,000 of the Bristol Shares may be sold before February 16, 2006. Bristol Investment Fund, Ltd. further acknowledged that the discounted debenture has been paid in full and no further sums are due thereunder.

Unrealized loss on derivative instruments

A derivative instrument loss of $1,030,415 was incurred for the six months ended January 31, 2007 as compared to compared to an unrealized loss of $211,733 for the six months ended January 31, 2006. The derivative instrument loss for the six months ended January 31, 2007 represents the mark to market adjustment on derivative instruments to October 31, 2006. There was no derivative instrument unrealized gain or loss subsequent to October 31, 2006 as effective November 1, 2006, as a result of early adopting FSP EITF No. 00-19-2, management has determined that the outstanding warrants and embedded conversion ature in its convertible debentures met the requirements for classification as equity items and consequently the derivative financial instruments were reclassified to additional paid in capital and accumulated deficit as discussed in Note 2(c)(i) to the financial statements.

Foreign exchange loss

A foreign exchange gain of $223,902 was incurred for the six months ended January 31, 2007 as compared to a foreign exchange loss of $301,063 for the six months ended January 31, 2006. Foreign exchange gains or losses are due to fluctuations in currency exchange rates and are impossible to predict.

Fiscal Year Ended July 31, 2006 vs. Fiscal Year Ended July 31, 2005

Revenue

Gross revenue for the fiscal year ended July 31, 2006 increased to $3,455,649 from $1,463,460 in our fiscal year ended July 31, 2005. This breakdown of the sources of our gross revenue is as follows:

•
Sales of TPMSs to OEMs for installation on new and existing buses increased to $900,538 in fiscal year 2006 from $23,533 in fiscal year 2005. The increase in sales was due to the increase in the number of our customers in both fiscal 2006 and fiscal 2005. Although we anticipate sales of this product to the OEM bus market to increase, it is difficult for us to predict what the volume of sales will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the aftermarket for buses increased to $52,286 in fiscal year 2006 from $42,430 in fiscal year 2005. Although we anticipate sales of this product to the OEM bus aftermarket to increase, it is difficult for us to predict what the volume of sales will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to OEMs for new passenger cars increased to $1,143,554 in fiscal year 2006 from $572,485 in fiscal year 2005. The increase was primarily due to an increase in sales to Aston Martin, Ford's flagship division. As Aston Martin now supplies our TPMSs on all three of their platforms, we do not anticipate sales of this product to the OEMs to increase unless Aston Martin increases their production of vehicles as our sales and marketing efforts are focused on the commercial or truck, bus, recreational and off-road industrial vehicle markets.

•
Sales of TPMSs to the aftermarket passenger car market decreased to $240,676 in fiscal year 2006 from $307,347 in fiscal year 2005. As our sales and marketing efforts are not focused on this market, it is difficult for us to predict what the volume of sales of this product will be.

•
Sales of TPMSs to OEMs for new recreational vehicle TPMSs increased to $254,095 in fiscal year 2006 from $230,216 in fiscal year 2005. Although we anticipate sales of this product to the OEM recreational vehicle (RV) market to continue to increase, it is difficult for us to predict what the volume of sales of this product will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the RV aftermarket increased to $616,223 in fiscal year 2006 from $128,739 in fiscal year 2005. The increase was mainly due to the increase in our customer base during fiscal 2006. We anticipate sales of this product to the RV market to increase. However it is difficult for us to predict what the volume of sales will be as this will depend primarily on market acceptance.

•
Sales of TPMSs to the commercial/truck OEM market increased to $58,589 in fiscal year 2006 from $nil in fiscal year 2005. The majority of these systems are currently being used for customer evaluation purposes. As interest in this product is very high, we anticipate this market will eventually be our largest source of revenue. However, it is difficult for us to predict the timing and volume of sales, as this will depend primarily on market acceptance.

•
Sales of TPMSs to the commercial/truck aftermarket were $11,901 in fiscal year 2006 from $5,717 in fiscal year 2005. Sales of this product in fiscal 2006 were for test purposes and interest in this product is very high. However, although we anticipate a significant increase in sales of TPMSs to this market, it is difficult for us to predict what the volume of sales will be, as this will depend primarily on market acceptance.

•
Sales of TPMSs to the industrial OEM market increased to $18,002 in fiscal year 2006 from $0 in fiscal year 2005. We anticipate sales of this product to the industrial OEM market to increase based on the new customers the increase in our customer base. However it is difficult for us to predict what the volume of sales will be as this will primarily depend on market acceptance.

•
Sales of TPMSs to the industrial aftermarket increased to $38,187 in fiscal year 2006 from $0 for the nine months ended April 30, 2005. It is difficult for us to predict the volume of sales will be to this market as our primary sales and marketing efforts in this market are focused on the OEMs.

•
Sales of aftermarket motorcycle TPMSs decreased to $31,244 in fiscal year 2006 from $111,875 in fiscal year 2005. As discussed above, our sales and marketing efforts are not focused on this product. As such, it is difficult for us to predict what the volume of sales will be in this market.

•	Sales of miscellaneous products were $14,373 for the six months ended January 31, 2007 compared to $43,005 for the six months ended January 31, 2006.

Gross Margin

Gross margin on product sales increased to 8.5% in fiscal year 2006 from -11.7% in fiscal year 2005. Net of respective inventory write-downs of $700,000 for slow moving aftermarket passenger car TPMSs and motorcycle TPMSs in fiscal year 2006 and $500,000 for slow moving aftermarket passenger car TPMSs in fiscal 2005, gross margin on product sales increased to 28.8% from 22.5%.

The increase in gross margin in fiscal year 2006 resulted as the product mix of systems sold in fiscal year 2006 had higher gross margins than the product mix of systems sold in fiscal year 2005. We anticipate that as sales volumes increase in fiscal 2007 that our gross margin will also increase.

Expenses

Expenses decreased to $7,099,128 in fiscal year 2006 from $12,288,528 in fiscal year 2005. Excluding a stock-based compensation recovery of 3,087,145 in fiscal year 2006 and a stock-based compensation expense of $4,279,653 in fiscal year 2005, operating expenses increased to 10,186,273 from $8,008,875 in fiscal year 2005. The stock-based compensation recovery recorded for fiscal year 2006 resulted as the market value of our vested employee stock options decreased during fiscal year 2006 as compared to a stock-based compensation expense during fiscal year 2005 which resulted due to an increase in the value of our vested employee stock options as discussed in note 3 (o) to the financial statements.

Engineering, research and development expenses decreased to $1,891,961 in fiscal year 2006 from $3,297,011 in fiscal year 2005. Excluding a stock-based compensation recovery of $1,269,686 in fiscal year 2006 and a stock-based compensation expense of 1,347,933 in fiscal year 2005, engineering, research and development expenses increased by $1,212,569 to $3,161,647 in fiscal year 2006. The increase, excluding the stock-based compensation recovery in fiscal 2006 and the stock based compensation expense in fiscal 2005, was mainly due to an increase in wage expense which resulted from an increase in the number of engineering related employees, the termination of our VP of Engineering and the loss in value of the US dollar versus the Canadian dollars as the majority of our engineering-related employees are paid in Canadian dollars. In addition, the increase was due to an increase in travel as application engineering services were required to support new OEM customers, to meet with engineers from prospective new OEM customers and to set up manufacturing in the US with Vansco. We also incurred higher rent and utility expenses as we leased additional space to accommodate the additional engineering related employees.

Marketing expenses for the three months ended October 31, 2006 were $666,529. Excluding a stock-based compensation expense of $54,958 for the three months ended October 31, 2006 and a stock-based compensation recovery of $38,482 for the three months ended October 31, 2005, marketing expenses increased to $611,571 from $454,690 for the three months ended October 31, 2005. The increase, excluding the stock-based compensation expense/recovery was mainly a result of higher wage expense as a result of accrued termination costs of our SmarTire Europe Managing Director, an increase in demos provided to our potential customers for fleet trials and the attendance at the IAA Commercial Vehicle 2006 trade show in Hanover, Germany during the three months ended October 31, 2006 versus the three months ended October 31, 2005. We anticipate marketing expenses to decrease during the remainder of the year as a result of a decision made subsequent to October 31, 2006 to close our office in the UK, yet retain our salespeople to service current and future customers.

General and administrative expenses decreased to $2,368,118 in fiscal year 2006 from $4,953,537 in fiscal year 2005. Excluding a stock-based compensation recovery of $1,554,337 in fiscal year 2006 and a stock-based compensation expense of $2,118,175 in fiscal year 2005, general and administrative expenses increased by $1,087,093 to $3,922,455 in fiscal year 2006. The increase, excluding the stock-based compensation recovery in fiscal 2006 and the stock based compensation expense in fiscal 2005, was mainly due to an increase in director fees, professional fees and investor relations costs. The increase in professional fees was primarily due to the cost of legal services incurred to defend against a lawsuit from a debenture holder, the cost of restructuring both our $30 million 10% convertible debentures issued on June 23, 2005 by us to Cornell Capital Partners, LP and our $160 million equity line of credit entered into in June 2005, issued to us by Cornell Capital Partners, LP., which was replaced with a new $100 million Standby Equity Distribution Agreement on December 30, 2005 and the cost of filing a registration statement on January 11, 2006 and amended registration statements on February 27, 2006 and April 18, 2006 with the Securities and Exchange Commission to register our debentures.

Depreciation and amortization

Depreciation and amortization expense increased to $1,303,889 in fiscal year 2006 from $1,497,250 in fiscal year 2005. Depreciation and amortization expense is expected to decrease next year with the full amortization of our OEM rights to the commercial market.

Interest and finance charges

Interest and finance charges increased to $24,262,542 in fiscal year 2006 from $3,779,151 in fiscal year 2005. Interest and finance charges in fiscal year 2006 included non-cash interest of $23,207,528 compared to non-cash interest of $3,573,475 in fiscal year 2005. Non-cash interest expense in fiscal year 2006 includes a $16 million fee paid on June 23, 2005 for our $160 million standby equity distribution agreement with Cornell Capital Partners, which was replaced by a $100 million standby equity distribution agreement on December 30, 2005, plus related professional fees and interest accretion on our convertible debentures.

Interest Income

Interest income increased to $222,332 in fiscal year 2006 from $39,241 in fiscal year 2005. This increase was due to higher cash balances maintained during fiscal year 2006.

Loss on settlement of debt

A loss on the settlement of debt of $214,274 was incurred in fiscal year 2006 as compared to $0 in fiscal year 2005. The loss on settlement of debt represents the aggregate consideration provided less the face value of the debt.

Gain on settlement of debt

A gain on settlement of convertible debt of $0 was incurred in fiscal 2006 as compared to $42,346 (restated) in fiscal 2005. The gain arose as on December 15, 2004, we issued a $2.5 million convertible debenture for gross proceeds of $2.5 million and net proceeds of $2.2 million. On issuance of the debenture, we calculated the intrinsic value of the beneficial conversion feature as $671,642 and recorded it as additional paid in capital with the remaining value classified as a liability.

On March 22, 2005, the debenture was repaid for $2.5 million from the proceeds from the issuance of 25,000 mandatory redeemable, convertible preferred stock for which we received gross proceeds of $4 million. No redemption warrants were issued as the preferred shares were issued to the same investor as the $2.5 million convertible debenture.

Derivative instrument income:

A derivative instrument income of $2,521,841 was incurred in fiscal year 2006. The derivative instrument income arose due to mark to market adjustments on derivative instruments as explained in note 11 to the financial statements.

Foreign exchange gain/loss

A foreign exchange loss of $292,220 was incurred in fiscal year 2006 as compared to a foreign exchange gain of $37,194 in fiscal year 2005. Our operating expenses are adversely impacted by a lower US dollar against the Canadian dollar and Pound Sterling as a significant portion of our operations are paid in Canadian dollars and Pound Sterling. Foreign exchange gains or losses are due to fluctuations in currency exchange rates and are impossible to predict.

LIQUIDITY AND CAPITAL RESOURCES

CURRENT POSITION

We have continued to finance our activities primarily through the issuance and sale of securities. We have incurred losses from operations in each year since our inception. As at January 31, 2007, we had an accumulated deficit of $115,813,713. Our net loss for the three months ended January 31, 2007 was $5,324,225 and for the six months ended January 31, 2007 was $10,639,147 compared to $3,852,005 for the three months ended January 31, 2006 and $22,063,528 for the six months ended January 31, 2006. As of January 31, 2007 our stockholders' deficiency was $12,317,918 and we had a working capital deficiency of $1,182,592.

Our cash position, including short-term investments at January 31, 2007 was $326,110 as compared to $1,988,420 at July 31, 2006. This decrease was due to the net decrease in the use of cash in our operating, financing and investing activities as described below.

Our net loss of $10,639,147 for the six months ended January 31, 2007 includes non-cash charges of $283,609 for depreciation and amortization, a stock based compensation expense of $353,160, an unrealized loss on derivative investments of $1,030,415, a $15,690 recovery for warrants issued for services rendered and $4,920,899 for interest and finance charges as disclosed above under interest and finance charges. Increases in non-cash working capital during this period amounted to $800,624. Non-cash working capital changes included increases in accounts receivable, prepaid expenses and accounts payable and accrued liabilities and a decrease in inventory. The net cash used in operating activities for the six months ended January 31, 2007 was $3,266,490. As disclosed below, it is uncertain whether we will be able to access our $100 million standby equity distribution agreement, and as such, we plan to enter into subsequent financings to meet our operating cash flow requirements.

During the six months ended January 31, 2007, we also purchased certain capital assets at an aggregate cost of $287,191.

During the six months ended January 31, 2007, we realized aggregate gross cash proceeds of $1,986,000 as follows:

•	Cash of $93,000 was received from the exercise of employee stock options.

•
We received $1.2 million from TAIB Bank, B.S.C. and Certain Wealth, Ltd. that was closed on November 7, 2006. In accordance with the securities purchase agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $1.2 million, (i) a 10% convertible debenture due October 31, 2008, with a principal balance of $1.0 million, to TAIB Bank, B.S.C. and (ii) a 10% convertible debenture due October 31, 2008, with a principal balance of $0.2 million, to Certain Wealth, Ltd. (the “November 2006 10% Convertible Debentures”).

Interest will accrue on the outstanding principal balance of the November 2006 10% Convertible Debentures at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest must be paid on October 31, 2008 (or sooner as provided in the November 2006 10%Convertible Debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The November 2006 10% Convertible Debentures are convertible, in whole or in part, into shares of our common stock at the then effective conversion price. The conversion price in effect on any conversion date will be equal to the lesser of (a) $0.0573, or (b)eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The November 2006 10% Convertible Debentures contain a contractual restriction on beneficial share ownership. They provide that the holders may not convert the convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. Such limitation may be waived by a holder upon not less than 65 days’ notice to us.

We paid to TAIB Securities, Inc. a cash fee of $120,000 and a cash structuring fee of $10,000, in connection with the securities purchase agreement out of the aggregate purchase price paid for the November 2006 10% Convertible Debentures.

An event of default will occur under the November 2006 10% Convertible Debentures if any of the following occurs:

•	Any default (not waived by the holder) in the payment of the principal of, interest on or other charges in respect of the November 2006 10% Convertible Debentures;

•	We or any of our subsidiaries become bankrupt or insolvent;

•	We or any of our subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

•
Our common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting;

•	We or any subsidiary experiences a change of control;

•
We fail to use our best efforts to file a registration statement with the Securities and Exchange Commission on or before November 30, 2006 or such registration statement is not declared effective by the SEC on or before January 29, 2007 as the direct result of our failure to use our best efforts;

•
If the effectiveness of the registration statement lapses for any reason or the holders of the November 2006 10% Convertible Debentures are not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
We fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the November 2006 10% Convertible Debentures;

•	We fail to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or

•
We fail to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debentures which is not cured within the applicable cure periods.

Upon an event of default, the full principal amount of the November 2006 10% Convertible Debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into our common stock at a price per share of common stock that is less than the conversion price of the November 2006 10% Convertible Debentures, the conversion price of such debentures will be reduced to the lower purchase price. In addition, the conversion price of the debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

In connection with the execution of the securities purchase agreement, on October 31, 2006, we entered into a registration rights agreement with TAIB Bank and Certain Wealth pursuant to which we agreed to prepare and file, no later than 30 days after the date of the registration rights agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1933, as amended, for the resale by such investors of 150,000,000 shares of our common stock to be issued upon conversion of the November 2006 10% Convertible Debentures.

In the event the registration statement is not filed by the schedule filing deadline or is nor declared effective by the SEC on or before the scheduled effective date, than as partial relief for the damages to any holder, we will pay as a liquidated damages to the holder, at the holder's option, either a cash amount or shares of the Company's common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the schedule filing deadline or scheduled effective date.  There are no other alternative settlement methods and the agreement contains no limit on the maximun potential amount of consideration.

We have not filed or made effective a registration statement as required with regards to these debenture instruments.  However, we have obtained waivers from the holders of these debenture instruments, which indicate we are not considered in default of these agreements pending the filing of a new registration statement and the holders waive their rights under the default provisions affected by this non-compliance, until June 15, 2007.  While we will seek to extend the current waiver, there can be no assurance that we will succeed in obtaining waiver or extension.   The result of not obtaining an effective registration statement or extended waiver could have a significant impact on our operations.  However, as at May 15, 2007, it is our opinion that we will be able to obtain future waivers from the holders of the debentures that will waive the holder's rights under the default provisions affected by the non-compliance of not filing or making effective a registraion statement as required under the term of this agreement until such time as the debenture is settled.  As such, we have not accrued any liabilities related to the liquidated damages associated with this non-complicance for any of the periods presented.  In no event will liquidated damages exceed 20% of the aggregate convertible debenture purchase price.

•
On January 23, 2007, the Company closed on a $1.8 million securities purchase agreement with Xentenial Holdings Limited “Xentenial”. Under the securities purchase agreement, Xentenial agreed to purchase up to $1,800,000 of secured convertible debentures which shall be funded on multiple closings as follows:

(i)	$684,000, on or before January 23, 2007; and

(ii)
$1,116,000 to be funded within 6 months from January 23, 2007 in amounts and times to be mutually agreed between the Company and Xentenial. However, neither party is under any obligation to agree to fund the remaining amount.

In accordance with the securities purchase agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $684,000, a 10% secured convertible debenture due January 23, 2009, with a principal balance of $684,000, to Xentenial.

Interest will accrue on the outstanding principal balance at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on January 23, 2009 (or sooner as provided in the convertible debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The convertible debenture is convertible, in whole or in part, into shares of our common stock at the then effective conversion price. The conversion price in effect on any conversion date shall be equal to the lesser of

(i)	$0.0573; or

(ii)	eighty percent (80%) of the lowest volume weighted average price of our common stock during the third (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The convertible debentures contain a contractual restriction on beneficial share ownership. They provide that the holders may not convert the convertible debentures, or receive shares of the Company’s common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of the Company’s then issued and outstanding shares of common stock. Such limitation may be waived by a holder upon not less than 65 days’ notice to the Company.

The Company received net proceeds of $600,600 as it paid to Yorkville Advisors, LLC, a cash commitment fee of $68,400 and a cash structuring fee of $15,000, in connection with the securities purchase agreement out of the aggregate purchase price paid for the convertible debenture.

An event of default will occur under the convertible debentures if any of the following occurs:

•	Any default (not waived by the holder) in the payment of the principal of, interest on or other charges i n respect of the convertible debentures;

•	The Company or any of its subsidiaries become bankrupt or insolvent; for trading on any primary market within 5 trading days of such delisting;

•	The Company or any of its subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

•
The Company’s common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting.

•	The Company or any of its subsidiary experiences a change of control;

•
The Company fails to use its best efforts to file a registration statement with the Securities and Exchange Commission after demand by Xentenial or such registration statement is not declared effective by the SEC within the time periods set forth in the investor registration rights agreement as the direct result of our failure to use our best efforts;

•
If the effectiveness of the registration statement lapses for any reason or the holders of the 10% convertible debentures are not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
The Company fails to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures;

•	The Company fails to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or

•
The Company fails to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debentures which is not cured within the applicable cure periods.

Upon an event of default, the full principal amount of the convertible debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

In connection with the execution of the securities purchase agreement, on January 23, 2007, we entered into a registration rights agreement with Xentenial pursuant to which we agreed to prepare and file, 30 days after demand from Xentenial but in no event sooner than (a) 180 days after date of the registration rights agreement and (b) 30 days after registration statement on file with the Securities and Exchange Commission have gone effective, with the Securities Exchange Commission a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1993, as amended, for the resale by such investors of 300% of the number of Conversion Shares issuable to the Investors upon conversion in full shares of our common stock to be issued upon conversion of the convertible debentures.

In the event the registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC on or before the scheduled effective date, than as a partial relief for the damages to any holder, the Company will pay as a liquidated damages to the holder, at the holder’s option, either a cash amount or shares of the Company’s common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the scheduled filing deadline or scheduled effective date. In no event shall liquidated damages exceed 20% of the aggregate purchase price for all investors.

If we are required to file a registration statement with the SEC, there can be no assurance that we will succeed in having this registration satement declared effective.   The result of not obtaining an effective registration statement could have a significant impact on our operations. However, as at May 15, 2007, it is our opinion that we will be able to have a registration statement declared effective, or alternatively we believe the holder will provide a future waiver until such time as the debenture is settled or until such time as the registration rights statement is declared effective by the SEC.  As a result we have not accrued any liabilities related to the liquidated damages associated with this non-compliance for any of the periods presented.

Fiscal Year Ended July 31, 2006 and Fiscal Year Ended July 31, 2005

We have continued to finance our activities primarily through the issuance and sale of securities. We will require additional financing by February 28, 2007 to fund our operations. There can be no assurance that such financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we fail to raise sufficient financing to meet our immediate cash needs we will be forced to scale down or perhaps even cease the operation of our business. We have incurred losses from operations in each year since inception. As at July 31, 2006, we had an accumulated deficit of $103,967,579. Our net loss for the fiscal year 2006 was $28,829,105 compared to $16,120,218 for the fiscal year 2005. As of July 31, 2006, our stockholders' equity (capital deficit) was $28,025,653 and we had working capital of $1,134,686.

Our cash position at July 31, 2006 was $1,988,420 as compared to $10,059,763 at July 31, 2005. This decrease was due to the net decrease from our operating, financing and investing activities as described below.

Our net loss of $28,829,105 for fiscal year 2006 includes non-cash charges of $1,303,889 for depreciation and amortization, a stock based compensation recovery of $3,087,145, an unrealized gain on derivative instrument of $2,521,841, an inventory write-down of $700,000, a loss on settlement of debt of $214,274, $47,070 for warrants issued for services rendered and $23,207,528 for interest and finance charges as disclosed above under interest and finance charges. Increases in non-cash working capital during this period amounted to $1,088,787. Non-cash working capital changes included increases in accounts receivable, prepaid expenses and accounts payable and accrued liabilities and a decrease in inventory. The net cash used in operating activities in fiscal year 2006 was $7,876,553. Of this amount, $1,000,000 (including $100,000 of withholding taxes) was paid in interest expense on our 10% convertible debentures and $250,000 (including $22,000 of withholding taxes) was paid as partial compensation to settle our dispute with a debenture holder. As it is uncertain whether we will be able to access our $100 million Standby Equity Distribution Agreement when required, we plan to enter into subsequent financings to meet our operating cash flow requirements.

During fiscal 2006, we also purchased certain capital assets at an aggregate cost of $246,575.

During fiscal year 2006, we realized aggregate gross cash proceeds of $171,800 as follows:

•	On October 20, 2005, a warrant holder exercised 1,100,000 warrants at an exercise price of $0.10 for gross proceeds of $110,000.

•	During fiscal year 2006, 2,060,000 stock options were exercised for gross proceeds of $61,800.

On June 30, 2005, we closed a $30 million securities purchase agreement with Cornell Capital Partners, Highgate House Funds, Ltd. and LCC Global Limited. In accordance with the securities purchase agreement, we issued, for a purchase price of $30 million,

i.	a 10% convertible debenture due June 23, 2008, with a principal balance of $20 million, to Cornell Capital Partners, in trust for LCC Global; and

ii.
a 10% convertible debenture due June 23, 2008, with a principal balance of $8 million, to Cornell Capital Partners, in trust for LCC Global, and (iii) a 10% convertible debenture due June 23, 2008, with a principal balance of $2 million, to Highgate House Funds, in trust for LCC Global. We paid to Yorkville Advisors LLC, the general partner of Cornell Capital Partners, a cash structuring fee of $3 million in connection with this transaction (collectively, “the June 2005 Convertible Debentures”).

On December 30, 2005, we, Starome Investments Limited, Xentennial Holdings Limited, Staraim Enterprises Limited, Cornell Capital Partners, Highgate House Funds and LCC Global entered into Amendment No. 1 to the Securities and Purchase Agreement pursuant to which we amended and restated the June 2005 10% Convertible Debentures in an aggregate principal amount of $30 million. We amended and restated such debentures to:

i.	modify the terms of such debentures;

ii.
effect the transfer by (A) Cornell Capital Partners and LCC Global to Starome Investments, a corporation organized under the laws of Cyprus, of the 10% convertible debenture with the principal balance of $20 million, (B) Cornell Capital Partners and LCC Global to Xentennial Holdings, a corporation organized under the laws of Cyprus, of the June 2005 10% Convertible Debentures with the principal balance of $8 million; and

iii.
effect the transfer by Highgate House Funds and LCC Global to Staraim Enterprises, a corporation organized under the laws of Cyprus, of the June 2005 10% Convertible Debentures with the principal balance of $2 million ((i), (ii) and (iii) above being referred to as the "restructuring").

The following material amendments were made to each of the June 2005 10% Convertible Debentures in connection with the "restructuring":

The holders of the June 2005 10% Convertible Debentures agreed to eliminate our obligation to make recurring payments in cash of principal and interest during the term of such debentures. Such holders may convert outstanding principal and accrued and unpaid interest under the June 2005 10% Convertible Debentures at any time into shares of our common stock, subject to a 4.9% beneficial ownership limitation, which may be waived provided the holders of the June 2005 10% Convertible Debentures provide us with 65 days notice. On June 23, 2008, any outstanding principal and accrued and unpaid interest under such debentures must be converted by the holders of such debentures into shares of our common stock; provided, however, that to the extent such conversion would cause any holder to exceed the 4.9% beneficial ownership limitation, we must pay such excess amount in cash. Holders of the June 2005 10% Convertible Debentures are not entitled to receive cash payments of interest during their term.

We agreed to change the conversion price of the outstanding principal under the June 2005 10% Convertible Debentures from a fixed price of $0.1125 to a price equal to the lesser of:

i.	$0.1125 (subject to adjustment); and

ii.	95.5% of the lowest closing bid price of our common stock during the five trading days immediately preceding the conversion.

The conversion price of accrued and unpaid interest under the June 2005 10% Convertible Debentures is 95.5% of the average of the closing bid prices of our common stock for the five trading days immediately preceding the conversion of any such interest by a holder into shares of our common stock.

As a result of the issuance of the November 2006 10% Convertible Debentures and the anti-dilution provisions applicable to the June 2005 Convertible Debentures, the conversion price for outstanding principal was reduced to the lesser of (i) $0.0573 and (ii) 80% of the lowest volume weighted average price of our common stock during the thirty trading days preceding the conversion date as quoted by Bloomberg, LP, subject to adjustment.

The holders of the June 2005 10% Convertible Debentures agreed to permit us to redeem at any time all or any portion of the outstanding principal and accrued interest under such debentures provided that the closing bid price of our stock is less than $0.1125. We must pay a 20% redemption premium on any amounts being redeemed and must issue to the holder of the June 2005 10% Convertible Debentures being redeemed a five-year warrant to purchase $1 million shares of our common stock for every $100,000 redeemed. The "redemption warrant" will be exercisable on a cash basis at an exercise price of 110% of the closing bid price of our common stock on the date we provide notice of our intent to redeem.

On December 30, 2005, we and Cornell Capital Partners terminated the $160 million standby equity distribution agreement, originally entered into on June 23, 2005, and replaced it with a new $100 million standby equity distribution agreement. We may not request advances under the $100 million standby equity distribution agreement until the underlying shares of our common stock are registered with the SEC.

On January 11, 2006, we filed a registration statement on Form SB-2 with the SEC registering, among other shares of our common stock, the shares of common stock underlying the amended and restated 10% convertible debentures and our $100 million equity line of credit. In response to comments from the SEC, we subsequently filed amendments to this registration statement on February 27, 2006 and April 12, 2006. On September 20, 2006, after receiving default waivers from all of the holders of our June 2005 10% Convertible Debentures, we withdrew the registration statement.

The term of the $100 million standby equity distribution agreement will commence on the date a registration statement covering the underlying shares becomes effective and will expire five years after such date. Under the old $160 million standby equity distribution agreement, Cornell Capital Partners was entitled to retain 5% of each advance requested by us. In consideration for the reduction of the amount available to us under the new $100 standby equity distribution agreement, Cornell Capital Partners agreed to reduce this 5% advance fee to 2.5% of each advance.

With respect to the $1.5 million 5% convertible debenture due May 20, 2006 issued to Cornell Capital Partners, principal will be due and payable in 12 equal installments. The installments of principal were due and payable commencing on October 1, 2005 and subsequent installments were due and payable on the first day of each calendar month thereafter until the outstanding principal balance is paid in full. However, Cornell Capital Partners granted us an extension to May 31, 2007 to commence making these principal and interest payments.

On November 7, 2006, we closed on a $1.2 million securities purchase agreement with TAIB Bank, B.S.C. and Certain Wealth, Ltd. In accordance with the securities purchase agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $1.2 million, (i) a 10% convertible debenture due October 31, 2008, with a principal balance of $1.0 million, to TAIB Bank, B.S.C. and (ii) a 10% convertible debenture due October 31, 2008, with a principal balance of $0.2 million, to Certain Wealth, Ltd. (the “November 2006 10% Convertible Debentures”).

Interest will accrue on the outstanding principal balance of the November 2006 10% Convertible Debentures at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on October 31, 2008 (or sooner as provided in the convertible debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The November 2006 10% Convertible Debentures are convertible, in whole or in part, into shares of our common stock at the then effective conversion price. The conversion price in effect on any conversion date shall be equal to the lesser of (a) $0.0573, or (b) eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The November 2006 10% Convertible Debentures contain a contractual restriction on beneficial share ownership. They provide that the holders may not convert the convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. Such limitation may be waived by a holder upon not less than 65 days’ notice to us.

We have agreed to pay to TAIB Securities, Inc., a cash fee of $120,000 and a cash structuring fee of $10,000, in connection with the securities purchase agreement out of the aggregate purchase price paid for the convertible debentures.

An event of default will occur under the November 2006 10% Convertible Debentures if any of the following occurs:

•	Any default (not waived by the holder) in the payment of the principal of, interest on or other charges in respect of the convertible debentures;

•	We or any of our subsidiaries become bankrupt or insolvent;

•	We or any of our subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

•
Our common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting;

•	We or any subsidiary experiences a change of control

•
We fail to use our best efforts to file a registration statement with the Securities and Exchange Commission on or before November 30, 2006 covering 150,000,000 shares of our common stock or such registration statement is not declared effective by the SEC on or before January 29, 2007 as the direct result of our failure to use our best efforts;

•
If the effectiveness of the registration statement lapses for any reason or the holders of the 10% convertible debentures are not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
We fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures;

•	We fail to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or;

•
We fail to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debentures which is not cured within the applicable cure periods.

Upon an event of default, the full principal amount of the November 2006 10% Convertible Debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the November 2006 10% Convertible Debentures, the conversion price of such debentures will be reduced to the lower purchase price. In addition, the conversion price of the debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

In connection with the execution of the securities purchase agreement, on October 31, 2006, we entered into a registration rights agreement with TAIB Bank and Certain Wealth pursuant to which we agreed to prepare and file, no later than 30 days after the date of the registration rights agreement, with the Securities and Exchange Commission a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1933, as amended, for the resale by such investors of 150,000,000 shares of our common stock to be issued upon conversion of the November 2006 10% Convertible Debentures. On February 13, 2007 TAIB Bank and Certain Wealth granted us an extension until March 31, 2007 to have the registration statement declared effective and agreed that an event of default has not occurred as a result of not having a registration statement declared effective by January 29, 2007.  This extension was continued until June 15, 2007.

Although we have a $100.0 million standby equity distribution with Cornell, there are certain factors that may prevent us from drawing down on it. As such, due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for fiscal year 2006, our independent auditors included additional comments in their Auditors' report indicating the existence of substantial doubt about our ability to continue as a going concern. Our consolidated financial statements contain additional note disclosures describing the circumstances that led to this going concern uncertainty. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As the continuation of our business is dependent upon the conversion by certain holders of our outstanding convertible debentures into shares of our common stock or, if such conversions do not occur or are not sufficient to significantly decrease our outstanding repayment obligation, our ability to drawn down on our $100.0 million equity line of credit, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Fiscal Year Ended July 31, 2005

We have continued to finance our activities primarily through the issuance and sale of securities. We have incurred losses from operations in each year since inception. As at July 31, 2005, we had an accumulated deficit of $75,138,474. Our net loss for fiscal year 2005 was $16,120,218 compared to $10,987,026 for fiscal year 2004. As of July 31, 2005, our stockholders' equity was $10,383,957 and we had working capital of $7,582,878.

Our cash position at July 31, 2005 was $10,059,763 as compared to $76,670 at July 31, 2004. This increase was due to the net increase from our operating, financing and investing activities as described below.

Our net loss of $16,120,218 in fiscal year 2005 includes non-cash charges of $1,497,250 for depreciation and amortization, $4,279,653 for compensation expense, $500,000 for an inventory write-down, $3,573,475 for interest and finance charges and a gain on settlement of debt of $42,346. Decreases in non-cash working capital during this period amounted to $507,809. Non-cash working capital changes included increases in inventory and accounts receivable and decreases in prepaid expenses and in accounts payable and accrued liabilities. The net cash used in operating activities in fiscal year 2005 was $6,819,995. We may require subsequent financings to meet our operating cash flow requirements.

During fiscal year 2005, we realized aggregate gross cash proceeds of $42,595,017 as follows:

We issued 78,887,710 shares of common stock to Cornell Capital Partners LP pursuant to nine draw downs totaling $2,725,000 from our $15.0 million equity line of credit, which is described below.

On May 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, an accredited investor, in connection with a 24-month, $15.0 million equity line of credit facility. This agreement was terminated on May 20, 2005 and replaced with a $30.0 million equity line of credit facility. The $30 million agreement was terminated on June 23, 2005 and replaced with a $160.0 million equity line of credit facility. The new Standby Equity Distribution Agreement (SEDA) contemplates the potential future issuance and sale of up to $160.0 million of our common stock to Cornell Capital Partners over five years subject to certain restrictions and other obligations. On June 2, 2005, we issued 75,188 shares at an effective price of $0.133 per share as payment for a $10,000 placement agency fee related to the SEDA. On each advance date we shall pay to the Investor, directly from the gross proceeds held in escrow, an amount equal to five percent (5%) of the amount of each advance.

In addition we paid to Yorkville Advisors Management, LLC a cash fee of $16 million directly from the gross proceeds held in escrow from the closing of the convertible debentures dated June 23, 2005. Yorkville Advisors Management, LLC is the general partner of Cornell Capital Partners. This cash fee was payment for the $160 million equity line of credit facility.

Aggregate warrant proceeds of $618,217 were realized as follows:

On September 24, 2004, we and holders of the discounted convertible debentures signed an agreement which provided for an immediate exercise of 18,226,274 warrants at $0.03 for gross proceeds of $546,788.

On May 5, 2005, a warrant holder exercised 714,286 warrants at an exercise price of $0.10 for gross proceeds of $71,429.

On November 16, 2004 we received gross proceeds of $250,000 upon the issuance of an unsecured short-term promissory note to an accredited investor. The note bears interest at a rate of 12% per annum and is repayable within 30 days of issuance with accrued interest.

On November 30, 2004 we received gross proceeds of $275,000 upon the issuance of an unsecured short-term promissory note to an accredited investor. The note bears interest at a rate of 12% per annum and is repayable within 30 days of issuance with accrued interest. As a commitment fee to loan the Company money, the holder of the note received $27,500.

On February 9, 2005 we received gross proceeds of $350,000 upon the issuance of an unsecured short-term promissory note to an accredited investor. The note bears interest at a rate of 10% per annum and is repayable within 30 days of issuance with accrued interest. As a commitment fee to loan the Company money, the holder of the note received $35,000.

On December 15, 2004, we received gross proceeds of $2,695,000 upon the issuance of a three-year $2,500,000 5% convertible debenture and five two-year 5% convertible debentures aggregating $195,000. Principal under the five 5% convertible debentures that aggregate $195,000 may be converted by the holder in whole or in part and from time to time at a conversion price equal to the lesser of:

i.  $0.036; or

ii.
an amount equal to 80% of the lowest closing bid price of our common stock, as quoted on Bloomberg, L.P., for the 5 trading days immediately preceding the conversion date, subject to adjustment as provided for in the debentures.

The outstanding principal under the convertible debentures bears interest at the rate of 5% per annum, calculated on the basis of a 360-day year. Interest on the debentures aggregating $195,000 is payable semi-annually beginning June 15, 2005 and every subsequent six month period that the principal balance remains unpaid.

On March 22, 2005, we issued 5% convertible preferred stock for gross proceeds of $4,000,000. The proceeds were used to repay the $2,500,000 convertible debenture entered into on December 15, 2004 and a $350,000 promissory note entered into on February 9, 2004. Additional expenses related to this offering were $20,000.

On May 20, 2005, we issued a $1,500,000 one-year 5% convertible debenture convertible at the option of the holder at $0.028 per share. Between April 25 and April 29, 2005, $1,100,000 of the convertible debenture was placed in escrow with our lawyer. From escrow, $457,999 was paid on April 27, 2005 to two debenture holders to redeem their convertible debentures. In addition, between May 2, 2005 and May 23, 2005, we entered into release, redemption and settlement agreements whereby we redeemed $675,615 of discounted convertible debentures. Consideration consisted of $402,930 and the issuance of 9,738,759 shares of common stock which were issued at an effective conversion price of $0.028 per share.

On June 23, 2005, we entered into a $160.0 million Standby Equity Distribution Agreement and a $30 million Securities Purchase Agreement that resulted in net proceeds of $10.95 million to us. We paid Yorkville Advisors Management a cash fee of $16 million in connection with the Standby Equity Distribution Agreement, and we paid Cornell Capital Partners a cash fee of $3 million, and a cash structuring fee of $50,000 to Yorkville Advisors Management, in connection with the Securities Purchase Agreement, out of the purchase price paid by Cornell Capital Partners for the convertible debentures purchased pursuant to the Securities Purchase Agreement. Refer to "Description of Securities" for more details regarding the Standby Equity Distribution Agreement and the Securities Purchase Agreement. We also issued 62.5 million warrants exercisable at $0.16 per share (subject to adjustment pursuant to adjustment as described below) with an expiry period of five years. Although we have cash of approximately $10.1 million at July 31, 2005, as discussed below under "FUTURE OPERATIONS", we may require up to $12.1 million in financing through the next twelve months in order to continue in business as a going concern.

At January 31, 2005 and April 30, 2005, we were in violation of all existing convertible debenture agreements. As a result of this violation, the Company accreted interest to adjust the carrying value of all existing convertible debentures to their redemption value.

As at April 30, 2005, we were in violation of a preferred share agreement as a registration statement was not filed with the Securities and Exchange Commission on the date specified in the agreement. We received an extension from the preferred shareholders to file a registration statement by June 30, 2005 and received a waiver for any penalties.

As we filed a registration statement on July 22, 2005, we were not in violation of any existing convertible debenture or preferred share agreements, other than one holder of a discounted debenture in the amount of $91,726 who provided us with notice of a summons with the Supreme Court of the State of New York. However, as of September 23, 2005 we were in violation of the other convertible debenture and preferred share agreements as we withdrew our registration statement. We received a waiver from the debtholders, other than the one debtholder who provided us with the notice of summons with the Supreme Court of the State of New York, and preferred shareholders that we are not in default pending the filing of a new registration statement and the principal holder waives its rights under the default provisions affected by this non-compliance.

During fiscal year 2005, we also purchased certain capital assets at an aggregate cost of $73,511.

With respect to the $1.5 million 5% convertible debenture due May 20, 2006 issued to Cornell Capital Partners, principal will be due and payable in 12 equal installments. The installments of principal were due and payable commencing on October 1, 2005 and subsequent installments were due and payable on the first day of each calendar month thereafter until the outstanding principal balance is paid in full. However, Cornell Capital Partners granted us an extension to May 31, 2007 to commence making these principal and interest payments.

Cost of Capital

The schedule below illustrates our cost of capital for our material financings from September 20, 2002 to May 15, 2007. The cost of capital for our major financings has ranged from 15.0% to 30.5% and averaged approximately 19.0%.

Convertible Debentures/Notes

	Face
	value of					Percentage	Annual Effective
	debenture		Gross	Finance	Net	Finance	Interest	Cost of
Date	/note($)	Discount	Proceeds($)	Costs($)(1)	Proceeds($)	Costs(2)	Rate	capital(3)

September 20, 2002	750,000		750,000	76,177	673,823	10.20%	10%	20.20%
November 21, 2002	200,000	8%	184,000	47,000	137,000	25.50%	5%	30.50%
January 31, 2003	200,000	8%	184,000	47,000	137,000	25.50%	5%	30.50%
	400,000		368,000	94,000	274,000	25.50%	5%	30.50%
June 17, 2003	2,800,000	7%
July 17, 2003	1,700,000	8%
	4,500,000	7.50%	4,168,000	483,022	3,684,978	11.60%	7.50%	19.20%

December 24, 2003	3,493,590	11%	2,725,000	264,984	2,460,016	9.70%	11%	20.70%
April 15, 2004	750,000		750,000	75,000	675,000	10.00%	8%	18.00%
May 19, 2004	750,000		750,000	75,000	675,000	10.00%	8%	18.00%
November 16, 2004	250,000		250,000		250,000		12%	12.00%
November 30, 2004	275,000		275,000	27,500	247,500	10.00%	12%	22.00%
December 15, 2004	2,695,000		2,695,000	300,356	2,394,644	11.10%	5%	16.10%
February 9, 2005	350,000		350,000	35,000	315,000	10.00%	10%	20.00%
March 22, 2005	4,000,000		1,150,000	(4) 115,000	1,035,000	10.00%	5%	15.00%
May 27, 2005	1,500,000		1,500,000	170,000	1,330,000	11.30%	5%	16.30%
June 23, 2005	30,000,000		30,000,000	3,050,000	26,950,000	10.20%	10%	20.20%
November 7, 2006	1,200,000		1,200,000	130,000	1,070,000	10.80%	10%	20.80%
January 23, 2007	684,000		684,000	83,400	600,600	12.20%	10%	22.20%
February 9, 2007	334,000		334,000	33,400	300,600	10.00%	10%	20.00%
March 2, 2007 April 27, 2007	782,000 1,150,000		782,000 1,150,000	78,200 135,000	703,600 1,105,000	10.00% 11.74%	10% 10%	20.00% 21.74%

	53,863,590		49,881,000	5,226,039	44,654,961

Date	Size of equity Line($)	Discount	Percentage Finance costs($)	Finance costs	Fees on Drawdown	Cost of capital
February 19, 2003	5,000,000		300,000	6%	1.50%	7.50%
19-May-04	15,000,000	2.00%	375,000	3%	5%	7.50%
23-Jun-05	160,000,000	2.00%	16,000,000	10%	5%	15.00%
Amended December 30, 2005	100,000,000	2.00%	16,000,000(5)	16%	2.50%	18.50%

1)	Cost of warrants excluded.
2)	Finance costs divided by face value of debenture/note plus discount.
3)	Percentage finance costs plus interest rate.
4)	Proceeds used to redeem $2,500,000 of December 15, 2004 debenture and $350,000 promissory note entered into on February 9, 2005.
5)
This fee was paid in connection with the $160 million Standby Equity Distribution Agreement and was credited toward the $100 million Standby Equity Distribution Agreement; we did not pay any additional fee in connection with the $100 million Standby Equity Distribution Agreement.

FUTURE OPERATIONS

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue for the foreseeable future.

At May 15, 2007, we had cash of approximately $800,000. As our management projects that we will require a minimum of $1.55 - $8.05 million to fund our debt repayment, ongoing operating expenses and working capital requirements through May 15, 2008, as detailed below, we may require up to $7.25 million in financing through the next twelve months in order to continue in business as a going concern.

	Estimated Range
Marketing	$ 1,440,000	$ 1,600,000
Engineering, research and development	1,540,000	1,800,000
General and administrative	1,860,000	2,100,000
Capital Purchases	100,000	1,000,000
Debt repayment (1)	-	6,100,000
General Working Capital (2)	(3,390,000)	(4,550,000)

TOTAL	$ 1,550,000	$ 8,050,000

1)
Principal payments on all of our outstanding debt and interest payable, excluding $500,000 of interest payable in cash under our June 2005 10% Convertible Debentures is convertible into shares of our common stock.

2)
Our working capital requirements are impacted by our inventory requirements. Therefore, any increase in sales of our products will be accompanied not only by an increase in revenues, but also by an increase in our working capital requirements.

Our expenses are impacted by exchange rates as a majority of such expenses are paid in $CDN. A decrease in the value of the $US against the $CDN will result in an increase in expenses reported in $US. The converse is true as well.

The continuation of our business is dependent upon obtaining further financing, market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations.

We plan to raise any additional capital required to meet the balance of our estimated funding requirements through May 15, 2008, primarily through the issuance of either convertible debt or equity and if possible, the draw down of our $100.0 million standby equity distribution agreement entered into on June 23, 2005. Draw downs on this standby equity distribution agreement are not permitted until we file a registration statement that covers the shares of our common stock underlying the standby equity distribution agreement and the SEC declares the effectiveness of such registration statement. In addition, we have factored our receivables to enable us to reduce our working capital requirements.

The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Going Concern

We have incurred recurring operating losses and have a deficit of $115,813,713 and a working capital deficiency of $1,182,592 as at January 31, 2007. During the six months ended January 31, 2007, we used cash of $3,550,212 in operating and investing activities. During the six months ended January 31, 2007, we realized net cash proceeds of $1,763,600 from financing activities.

Our ability to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations and obtaining the necessary financing in order to achieve profitable operations. The outcome of these matters cannot be predicted at this time. Our future operations are dependent on the market’s acceptance of our products in order to ultimately generate future profitable operations and our ability to secure sufficient financing to fund future operations. There can be no assurance that our products will be able to secure market acceptance. Management of our Company plans to obtain additional financing to enable the Company to achieve profitable operations. Although Management of the Company entered into a $1.8 million securities purchase agreement and issued a $684,000 convertible debenture on January 23, 2007, a $334,000 convertible debenture on February 9, 2007, a $782,000 convertible debenture on March 1, 2007 and entered into a $1.5 million securities purchase agreement and issued a $1,150,000 convertible debenture on April 27, 2007, the Company still requires additional financing. In addition, despite our $100 million Standby Equity Distribution Agreement with Cornell Capital Partners, it is uncertain when we will be permitted to draw down on the Standby Equity Distribution Agreement as drawdowns are subject to an effective registration statement covering the underlying shares. There can be no assurance that sufficient financing will be secured by us.  Our consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities and commitments settled in the ordinary course of business. Accordingly, our consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

Inventory

Inventory of raw materials is recorded at the lower of cost, determined on a first-in, first-out basis, and net realizable value. Inventory of finished goods and work-in progress are recorded at the lower of average cost and net realizable value. Average cost is determined using the weighted-average method and includes invoice cost, duties and freight where applicable plus direct labour applied to the product and an applicable share of manufacturing overhead. A provision for obsolescence for slow moving inventory items is estimated by management based on historical and expected future sales and is included in cost of goods sold.

The markets in which we compete are rapidly changing due to technological developments and increasing focus on automotive safety. Other companies offer products similar to those offered by us, and target the same customers as we do. Many of these companies have substantially greater financial, marketing and technical resources. We also anticipate that the competition within these markets will increase as demand for the products escalates. It is possible that new competitors or alliances among existing competitors may emerge and such competitors may rapidly acquire significant market share and make it difficult for us to sell our current inventory. All of these elements could reduce the net realizable value of our inventory.

Warranty Obligations

On an ongoing basis, we record our best estimate of our warranty obligations and product returns related to products sold. These estimates are made after the consideration of contractual warranty obligations and historical experience. Unforeseen events, including increased technological difficulties with products, could occur that have not been anticipated in estimating the warranty provision. Additional costs or estimates will be recognized as determinable.

Revenue Recognition

We recognize revenue when there is persuasive evidence of an arrangement, goods are shipped and title passes, collection is probable, and the fee is fixed or determinable. Customer acceptance is used as the criterion for revenue recognition when the product sold does not have an established sales history to allow management to reasonably estimate returns and future provisions. Provisions are established for estimated product returns and warranty costs at the time the revenue is recognized. We record deferred revenue when cash is received in advance of the revenue recognition criteria being met. Revenue from engineering services is recognized on services as they are rendered and pre-defined milestones are achieved.

Other Assets

Other assets are recorded at cost and are being amortized over five years on a straight line basis. Other assets are comprised of licenses to manufacture and sell TPMSs to the OEMs. On an ongoing basis, management assesses whether the expected net recoverable amount of the licenses exceeds the book value of the licenses. The net recoverable amount is determined on a projected cash flow basis, undiscounted at an appropriate rate. Our belief is based on an undiscounted cash flow analysis of management's current best estimate of projected annual sales to the passenger vehicle and light truck OEM market plus management's projected sales to the heavy truck OEM market. Although we expect to generate cash flow from sales to the OEM marketplace, it is possible that we will not generate cash flow from sales to the OEM marketplace in excess of net book value, or that we will generate cash flow from sales to the OEM market in future years after the other assets have been fully amortized.

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated with us under which we have:

•	an obligation under a guarantee contract;

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to such entity for such assets;

•	an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or

•
an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to, us where such entity provides financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging, or research and development services with us.

DESCRIPTION OF BUSINESS
Overview
Overview

We develop, subcontract our manufacturing, and market technically advanced tire pressure monitoring systems (“TPMSs”), which monitor tire pressure and tire temperature in a wide range of vehicles. Our TPMSs are designed to improve vehicle safety, performance, reliability and fuel efficiency. We currently sell TPMSs for trucks, buses, recreational vehicles, passenger cars and motorcycles. In fiscal year 2006, revenues from the sale of TPMSs for passenger cars accounted for 40% of our revenues (compared to 60% in fiscal year 2005), as we reported an increase in the percentage of our revenues related to our bus, recreational and truck TPMSs. Based on market demand, we anticipate during fiscal 2007 an increase in our total revenues and a continued increase in the percentage of our revenues from sales of our TPMSs for the bus, recreational and truck markets.

We have three wholly-owned subsidiaries: SmarTire Technologies Inc., SmarTire USA Inc. and SmarTire Europe Limited. SmarTire Technologies Inc. was incorporated on June 3, 1988 under the laws of the Province of British Columbia, and was the original developer of our patented technology. SmarTire USA Inc., a Delaware corporation incorporated on May 16, 1997, is our exclusive marketing agent for SmarTire in North America. SmarTire Europe Limited, a United Kingdom corporation incorporated on February 25, 1998, manages exclusively our sales and distribution operation for Europe.

We are a "foreign private issuer," as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934. However, we have elected to file Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K with the SEC.

We currently sell TPMSs for passenger cars, buses, recreational vehicles, trucks and motorcycles and our vision is to become a preeminent provider of wireless sensing and control systems for the vehicle industry. Our vision may be extended to three basic types of systems: sensing, control and system applications.

Sensing Applications

Our vision is to commercialize a wide array of sensors, compatible with our TPMSs for the vehicle industry. We developed a receiver module with Vansco that functions as a "wireless gateway" that we began shipping to customers in August 2005. This module can wirelessly receive signals from up to 256 new sensors in addition to signals from tire pressure sensors. The data from these sensors can then be placed on the vehicle bus or on a display module. This ensures that the driver, maintenance group or monitoring agencies have access to the sensor data as required. In addition to tire pressure monitoring, customers would have the ability to access far more data on their vehicle. This translates to a higher value proposition to the customer, while giving us the ability to sell more products.

Control Applications

A natural evolution of our product family is to use the "wireless gateway" module to not only receive signals from sensors but to act on the data received.

The basic premise is based on using sensors to interpret a condition and then have the "wireless gateway" module send a control signal to a device to perform a specified action based on the sensor output. For example, when the "wireless gateway" module receives data from a tire sensor it can control a "horn" to provide an audible warning, activate a lamp or provide information to a vehicle display control.

We are currently evaluating a number of other control applications.

System Applications

System applications are created by utilizing the information obtained from vehicle sensors to provide a total solution to the owner of a vehicle or fleet of vehicles. This means that the data generated by the sensors is gathered by the "wireless gateway" module and integrated with the overall maintenance and monitoring system utilized by the customer. This integration allows maintenance staff, owners and drivers to access all relevant sensor information and warnings.

Corporate History

We were incorporated under the laws of the Province of British Columbia as TTC/Truck Tech Corp. on September 8, 1987. We were initially formed to develop and market remote data sensing, transmission and processing products incorporating patented technologies to satisfy emerging market requirements in the transportation industry.

On February 6, 2003, our company resolved to continue its corporate existence under the Business Corporations Act of the Yukon Territory. As a result, our Memorandum and Articles that constituted our organizational documents were superseded and replaced by Articles of Continuance filed with the Yukon Registrar of Corporations under section 190 of the Business Corporations Act (Yukon Territory) and Bylaw No. 1 adopted by our Board of Directors. Our continuance as a Yukon corporation was approved by special resolution adopted by our shareholders at the annual and extraordinary general meeting held on December 12, 2002. Effective December 10, 2004, we filed a Certificate of Amendment with the Yukon Registrar of Corporations to our Articles of Incorporation to increase the number of our authorized shares of common stock from 300,000,000 shares to an unlimited number of shares. On March 18, 2005, we filed articles of amendment to our articles of incorporation which set forth all the rights and preferences of the series A 5% convertible preferred stock. At our annual and special meeting of shareholders held December 8, 2006, our shareholders approved the continuation of our company from the Yukon Territory to the Province of British Columbia, Canada. Accordingly, we filed a continuation application with the Registrar of Companies for the Province of British Columbia on December 20, 2006 and received a Certificate of Continuation from the Registrar of Companies on December 20, 2006.

We completed our initial public offering on the Vancouver Stock Exchange (now the TSX Venture Exchange) on September 11, 1989. On May 15, 1995, we changed our name to UniComm Signal Inc. On December 24, 1997, we changed our name to SmarTire Systems Inc. and effected a reverse stock split pursuant to which our common stock was consolidated on a 1 for 8 basis. On December 16, 1998, our common stock commenced trading on the Nasdaq SmallCap Market. On March 12, 1999, we voluntarily delisted our common stock from the Vancouver Stock Exchange. On May 28, 2003, our common stock ceased trading on the Nasdaq SmallCap Market to be quoted on the OTC Bulletin Board.

On December 6, 1996, we acquired the Low Tire Pressure Warning Division of EPIC Technologies, Inc., based in Norwalk, Ohio. The assets that we acquired from EPIC Technologies included specialized testing equipment, patents and certain contractual rights, including the rights under a production program that EPIC had established with Ford Motor Company. Under that production program, the Low Tire Pressure Warning System that we acquired from EPIC Technologies was offered by Ford Motor Company as an option on Lincoln Continentals models until the end of December 2001 when that particular model was discontinued.

Our acquisition of EPIC Technologies' Low Tire Pressure Warning Division accelerated our entry into the passenger car market. Recognizing the emerging demand for TPMSs in passenger cars and light trucks, we modified the new car version of the technology that we had acquired from EPIC Technologies for use in existing vehicles. This product was launched into the automotive aftermarket in June 1997 to support the market introduction of run-flat tires. Automotive aftermarket products are sold as optional add-on products for automobiles and are produced by third-party suppliers such as our company. The aftermarket consists of retailers including tire retailers, automotive electronic stores and accessory shops, which sell products directly to consumers. Aftermarket products are distinguishable from OEM products that are sold as options offered directly by or through the manufacturer of the automobile. OEM products may be produced by third party suppliers as well, but are sold to automobile manufacturers rather than to end-users. The TPMSs that we supplied to Ford Motor Company for use on Lincoln Continentals is an example of an OEM product.

On April 20, 1998, we established a strategic alliance with TRW Inc., a large U.S.-based automotive parts supplier. The strategic alliance was based on four agreements between the parties: an Equity Agreement, a Cooperation Engineering Agreement, an Original Equipment Manufacturer License Agreement and a Manufacturing Agreement. The agreements provided for joint engineering and development activities between the parties, and TRW was granted exclusive marketing and distribution rights for some of our products. In addition, TRW had exclusive rights in the original equipment market for any tire monitoring products that it developed jointly with us and we had exclusive rights in the automotive aftermarket.

Effective August 31, 2001, we restructured our strategic alliance with TRW. As a result of the restructuring, most of the agreements that we had entered into with TRW in 1998 were terminated. However, TRW retained its equity position in our company. By terminating our joint development obligations with TRW and each party’s exclusive rights to the products developed, the restructuring effectively provided us with immediate access to all levels of the global automotive and transportation industries.

In December 2002, we entered into an eight-year supply commitment letter for TPMSs to be offered as part of the OEM package on certain vehicles produced by Aston Martin. We are committed to supply the systems in response to purchase orders submitted by Aston Martin from time to time. Aston Martin initially installed TPMSs on the V12 Vanquish. In September 2004, Aston Martin began purchasing TPMSs for installation on its DB9 model that went into production in 2004. Aston Martin recently began purchasing TPMSs for installation on its V8 Vantage that went into production in 2005.

We completed the development and launch of our second generation TPMSs for the passenger car and light truck market during the fiscal year ended July 31, 2001. We introduced our motorcycle TPMSs for sale into the aftermarket in September 2002. In February 2004, we introduced a substantially improved second generation motorcycle TPMSs, which we began shipping to our customers in May 2004. Responding to changing market conditions, we have now shifted our focus to commercial vehicles, buses and recreational vehicles.

In February 2003, we signed a manufacturing, co-marketing and development agreement with Hyundai Autonet Company, Ltd. ("HACO") an established Korean automotive electronics supplier. Under this agreement, HACO and our company agreed to co-develop, manufacture and distribute tire monitoring products to HACO original equipment vehicle manufacturers and the automotive aftermarket in Korea. The agreement provided for the payment to us by HACO of a total of $300,000 in fees, to cover the cost to develop a receiver and transmitter that can be used in the Korean and Japanese markets. As of July 31, 2006, we had received payments under this agreement in the approximate amount of $232,500. In September, 2006 we negotiated and received a final settlement payment of $54,000. Additional revenues will accrue if HACO wins supply agreements from its target customers.

In October 2003, we signed a contract manufacturing services agreement with HACO. Under the terms of the agreement, HACO agreed to manufacture our proprietary line of TPMSs for sale and distribution globally by SmarTire. On November 21, 2005, we and HACO mutually terminated our contract manufacturing agreement. This termination was caused by HACO's acquisition by Hyundai Motor Company. The termination has not impacted our business nor did we incur any costs of termination.

On September 5, 2005 we achieved registration to ISO/TS 16949:2002, the quality management standard for the automotive and commercial vehicle industry industries. The certification applies to our design and manufacture of wireless sensing and control systems for the global transportation industry. We were registered to ISO/TS 16949:2002 by VCA, an organization with more than 30 years of automotive industry experience and a client base that includes the major North American automotive companies and many of their Tier 1 suppliers.

This registration positions us to meet the quality requirements of new and existing OEM customers. The cornerstone of the ISO/TS 16949:2002 registered system is the recognition of our ability to meet customer requirements throughout all levels of the organization.

On October 12, 2005, we entered into a seven year Marketing and Distribution agreement with DANA Corporation through its Heavy Vehicle Technology and Systems Group. Under the contract Dana will market and sell SmarTire’s tire monitoring systems to OEM and aftermarket customers throughout North America, Mexico, Australia and New Zealand. The companies will collaborate on marketing opportunities to meet the needs of their global customers and markets. DANA is a leading Tier I supplier in the design and manufacture of commercial vehicle drive train components for medium and heavy duty vehicles for sale to original equipment manufacturers and associated original equipment service and the independent aftermarket.

On November 21, 2005, we entered into a manufacturing agreement with Vansco. Under the agreement, Vansco manufactures key subsystems for SmarTire’s wireless gateway family of products. Vansco specializes in the design and manufacture of electronic, electro-mechanical and electro-hydraulic controls and instrumentation and offers engineering design expertise in system integration, hardware, software, wire harness and electronics packaging. Vansco was founded in 1978 by Ed and Terry Van Humbeck in Winnipeg, Canada. Focused on the global heavy equipment market, it has more than 1000 employees and more than $200 million in sales. With the recent addition of the Morton, Illinois, plant, Vansco will support its customer base from three North American plants and from a more recent acquisition of a plant in Forssa, Finland. Vansco provides global sales, applications engineering, design, manufacturing and service support. In 2004, Vansco was acquired by Kilmer Capital Partners and Borealis Private Equity. Vansco serves a strong customer portfolio of top-tier, OEMs, many of which are international leaders in their respective markets.

During fiscal 2006, several bus manufacturers in North America and Europe selected us to supply TPMSs for installation on new and existing buses. In addition, certain RV manufacturers in the United States selected us to supply TPMSs for installation on new vehicles and we increased our sales to the recreational vehicle (“RV”) aftermarket mainly as a result of a new relationship with Camping World.

During January, 2007, we took significant actions to reduce our costs. Since September, our overall staff level has been reduced by approximately 50%. As part of this restructuring, we plan to close our UK facility at the end of February, 2007. We do not anticipate that this closure will affect our European sales efforts. In addition, we were able to reduce our engineering and product development team as we have now completed the development of our tire pressure monitoring system which meets the requirements of our major commercial vehicle customers.

Corporate Information

Our principal executive offices are located at 150-13151 Vanier Place, Richmond, British Columbia, V6V 2J1, and our telephone number is (604) 276-9884. Our website is located at www.smartire.com. Our SEC filings are available to the public from our website or at www.sec.gov. Our insiders are required to report transactions in our securities pursuant to the Securities Act (British Columbia) on SEDI which are available at www.sedi.ca.

Government Regulations

Our products are subject to regulation by the government agencies responsible for radio frequencies in each country that our TPMSs will be sold. For example, in the United States, approval must be received from the Federal Communications Commission for each product. Some countries require additional governmental approvals in certain circumstances. For example, in the United Kingdom, all electronic equipment to be installed in emergency and police vehicles must be approved by the Vehicle Installation Development Group, a governmental body. Also, as a practical matter, certain nongovernmental approvals may be necessary for market acceptance of our products in certain countries. For example, the approval of TUV (an independent testing company) is considered necessary to market our TPMSs in Germany.

We believe that we have all of the necessary governmental approvals for our current TPMSs in our intended market countries. As each new TPMS is introduced to the market, we intend to apply for the necessary approvals.

During our fiscal year ended July 31, 2001, the United States government enacted the Transportation Recall Enhancement, Accountability, and Documentation Act of 2000, commonly known as the TREAD Act. This new legislation was implemented to address perceived safety concerns resulting from poor tire maintenance, tread separation and tire blowouts. The TREAD Act, among other things, requires that the NHTSA develop rules and regulations that require all new passenger cars, light trucks and multipurpose passenger vans sold after November 1, 2003 to have TPMSs installed as standard equipment. The TREAD Act requires that TPMSs must be capable of warning drivers if a tire is significantly under-inflated. The mandated rules and regulations were scheduled to be finalized in November 2001 for implementation in 2003.

On April 7, 2005 the NHTSA released their final rule. The NHTSA lead time and phase in schedule are described below.

The initial compliance date with the final rule was October 5, 2005. Subject to the special provisions discussed below, the phase-in schedule is as follows:

•	20% of a vehicle manufacturer's light vehicle production is required to comply with the standard during the period from October 5, 2005, to August 31, 2006;

•	70% must comply during the period from September 1, 2006 to August 31, 2007; and

•	100% of all light vehicles built on or after September 1, 2007 must comply.

•	However, the NHTSA has deferred vehicle manufacturers' compliance with the new system malfunction indicator light requirements until September 1, 2007. This requirement is discussed below.

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The NHTSA has excluded multi-stage manufacturers and alterers from the requirements of the phase-in and has extended by one year the time for compliance by those manufacturers (i.e., until September 1, 2008).

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The final rule also excludes small volume manufacturers (i.e., manufacturers producing less than 5,000 vehicles for sale in the U.S. market in one year) from the phase-in, requiring vehicles produced by such manufacturers to comply with the standard on September 1, 2007.

Our direct measurement TPMSs generally exceeds the standard for tire pressure monitoring established by the NHTSA. Accordingly, we believe the auto manufacturers must accelerate their implementation plans in order to meet these new NHTSA regulations, which will create additional opportunities to market our products to OEMs in the automobile industry. In addition, although the TREAD Act only applies to passenger automobiles, we expect that other motor vehicles, including medium and heavy trucks, buses and motorcycles will be impacted by this legislation in subsequent years. We also expect that compliance with the TREAD Act by European, Japanese, Chinese and other automakers will accelerate the adoption of TPMSS globally.

It is difficult to predict the magnitude of the expected sales increase or the exact timing of the increase since our products will continue to face competition from other TPMSs manufactured by our competitors, and the timing of additional legislative initiatives on tire safety, if any, in the United States and abroad remains uncertain. We expect that as TPMSs become standard equipment for new passenger vehicles, demand for TPMSs as dealer installed options and aftermarket products will gradually decline.

Strategic Relationships

Our strategy includes the establishment of alliances to assist in the development and marketing of our products and technologies. Our existing strategic alliances include the following:

Dana Corporation. On October 12, 2005 we entered into a seven year Marketing and Distribution agreement with Dana Corporation through its Heavy Vehicle Technology and Systems Group. Under the contract Dana will market and sell SmarTire’s tire monitoring systems to OEM customers throughout North America, Mexico, Australia and New Zealand. The companies will collaborate on marketing opportunities to meet the needs of their global customers and markets. Dana is a leading Tier I supplier in the design and manufacture of commercial vehicle drive train components for medium and heavy duty vehicles for sale to original equipment manufacturers and associated original equipment service and the independent aftermarket.

Vansco electronics LP. On September 12, 2003, we entered into a development and supply agreement with Vansco Ltd. This agreement provided for the combination of Vansco's vehicle communication expertise with our proven radio frequency technology to create a high sensitivity, weatherproof, J1939 controller area network ("CAN"), chassis-mounted receiver. Vansco manufacturers this receiver for us.

GE Nova Sensor. In 2004, our application specific integrated sensor ("ASIS") procurement strategy was refined to begin procuring the high and low pressure ASIS’s from GE Novasensor.

Alligator Ventilfabrik GmbH. On December 10, 1999, we entered into an agreement to develop valve stem designs and tire monitoring electronic packaging for new market applications and new tire monitoring technologies with Alligator Ventilfabrik GmbH ("Alligator"). Based in Giengen, Germany, Alligator currently supplies us with valve stems that allow the attachment of tire monitoring sensors inside the tire.

Products

Our active tire monitoring systems generally include several key components: pressure and temperature sensor/transmitters mounted inside the tires, a receiver module mounted either on the vehicle chassis and cab that collects the information from the sensor/transmitters wirelessly, and a display device that communicates tire temperature and pressure information, alert conditions and location of alerts to the driver. We have developed tire monitoring systems for the passenger car, motorcycle, recreational, bus and the commercial vehicle market sector.

Passenger Car

Using sophisticated in wheel sensors, advanced displays and state-of-the-art wireless technology, we have developed tire monitoring products for cars, light trucks, sport utility vehicles and multipurpose vans. We offer three display options to suit a variety of vehicles styles, dashboard configurations and consumer needs. Our full function displays can also be individually programmed to suit specific vehicle applications.

Our products come with four tire transmitters, one for each wheel position. The lightweight transmitter is secured on the wheel with a steel strap and is identified by colour coded rings on the tire valve. The transmitters are uniquely programmed to transmit to our receiver that has four colour-coded warning lights corresponding to the colour-coded valve rings. Installation of our transmitters should be done by qualified tire professionals.

Valve mount transmitters are also available for original equipment and car accessory applications.

We offer a basic display that provides two levels of pressure warnings to the driver in the event of pressure loss through both an audible alarm and a red illuminated light indicating the affected tire. For drivers wanting more detailed tire monitoring data, we offer a full function display or a full function remote display. These products offer digital pressure and temperature information through a fully programmable liquid crystal display ("LCD"). The full function displays automatically identify the nature and location of pressure or temperature irregularities and allows the driver to read the tire temperature and pressure status by scrolling through each tire position.

Motorcycle

Our TPMS for motorcycles acts as an early warning device by actively monitoring a motorcycle's tire pressure and temperature.

Our display is small, weatherproof and very easy to see. The ultra bright alert icon warns of a tire problem before it becomes dangerous.

Our strap mounted sensors use advanced wireless technology to transmit temperature and pressure data while the motorcycle is in motion. The sensors are light weight and do not affect the normal balancing of the tire.

The display can be mounted virtually anywhere on the bike in easy view of the rider.

Recreation Vehicles (RV) and Bus

SmarTire RV is a TPMS specifically designed to meet the unique needs of RVs. It constantly monitors your tires and warns of a tire problem before it becomes dangerous. Our high pressure sensor/transmitters are mounted securely to the rim using stainless steel straps.

The graphic display is mounted in view of the driver providing real-time tire information. If a problem occurs, both an audible and visual warning alerts the driver of the condition. Towed vehicle or trailer tires can be monitored by simply adding low pressure sensors to the wheels. In-wheel sensors constantly monitor tire pressure and temperature. Tire data is transmitted wirelessly to the receiver. The receiver can monitor up to 20 wheel positions and is able to handle the most complex RV and towed vehicle/trailer configurations.

The product is sold in both preconfigured kits for aftermarket installation as well as in bulk quantities to support OEMs.

Commercial Vehicles including Trucks and Trailers

The SmartWave brand will apply to all products developed under our wireless gateway architecture focused on the commercial vehicle industry. Under the SmartWave brand, we introduced a complete system including sensors, a receiver, configuration software and maintenance and support tools to meet the varying needs of fleet customers. Market research has played a key role in determining the system functionality and we are confident that market demand will be met with this release. We are evaluating additional wireless sensing and control applications that will use the same architecture to provide value where traditional wired solutions are not competitive or are difficult to implement. The system is available in component form for OEM supply as well as pre-configured kits for sale through aftermarket channels.

We believe SmartWave creates revenue-generating opportunities for OEMs and their dealer channels. SmartWave is a wireless platform based on industry standard tools, service platforms and predefined system components that we believe will increase the OEMs value to their customers.

Product Development

Our technology provides drivers with real time information regarding tire pressure and temperature changes. This information provides the consumer and commercial markets with improved vehicle safety, performance and fuel economy. Our products have been engineered and designed for universal application. The sensor/transmitter can be installed on virtually any tire and wheel combination. Each sensor/transmitter contains a custom application specific integrated sensor (“ASIS”). A receiver unit and optional display modules mounted in the vehicle provides appropriate alarm indications with optional graphical readout.

The custom ASIS is a single micro-electronic package containing pressure and temperature sensing elements and a digital logic state machine that functions as the brains of the sensor/transmitter. This chip is robust in design, optimizes battery life and provides various modes of sensing and communicating that ensure faster transmission of data when problems occur. Packaged on a miniaturized circuit board with the ASIS are various components and our radio frequency technology. Using this wireless radio frequency technology, the data is transmitted through the tire to a remote receiver.

Our products feature transmitter options providing different installation choices for various applications. A strap-mounted transmitter attached to the wheel offers the most universal installation for a wide range of tire and wheel assemblies. A valve-mounted transmitter attached to the base of the valve offers an adjustable, secure in-tire installation for specific wheel/rim profiles. Once installed, the sensor/transmitters do not require ongoing maintenance. The sensor/transmitters communicate to remote receivers and the data is displayed inside the vehicle. Various display options have been developed for the aftermarket as well as telltale lights, switch blanks and digital displays for OEM applications.

We introduced our motorcycle TPMSs for sale into the aftermarket in September 2002. We introduced a substantially improved second generation motorcycle TPMS at the Indy Motorcycle Dealers Show, held in Indianapolis, Indiana in mid-February 2004. In May 2004, we began shipping the product to our customers. We encountered a component defect issue as well as an application issue with curved rims and initiated a recall in September 2004. We have corrected the component defect issue and are currently shipping TPMSs for motorcycles that address the issue of rims with curved drop center wells.

On September 12, 2003, we entered into a development agreement with Vansco Ltd. This agreement provides for the merging of Vansco’s vehicle communication expertise with our proven radio frequency technology to create a high sensitivity, weatherproof, J1939 CAN, chassis-mounted receiver. The J1939 CAN is the most widely used communication standard in commercial vehicles today, allowing for multiplexing, receiving and transmitting of signals from various sources. When CAN technology is combined with our high pressure sensors, has resulted in a new TPMS targeted directly at OEMs of commercial trucks, buses, agricultural, construction and recreational vehicles. In November 2004, design validation testing and the initial pilot build of 300 units was completed. The product has completed design validation testing and has received regulatory radio approvals in Europe and North America. Production validation testing has now been completed. Vansco has now begun to manufacture the product for us. We currently sell this product to our lead customer for this product, Motor Coach Industries. In addition, several major OEM’s are currently conducting field trials of this product.

Our recreational vehicle and bus TPMSs consist of strap mounted transmitters mounted inside the tires, rugged receivers mounted in the cab or on the chassis, stand alone graphical displays or warning lights, and antennas mounted on the chassis. Our system can also be integrated with existing OEM in- vehicle displays.

On October 10, 2003, we entered into a Co-Marketing and Development Agreement with Haldex Brake Products Ltd., and a related Supply Agreement with Haldex. Under the terms of the Co-Marketing and Development Agreement, we agreed to engage in a joint development program to integrate our TPMSs with Haldex's brake systems, for the purposes of creating a commercial high pressure TPMS for marketing and resale by Haldex. We anticipated that any new products that result from our collaboration with Haldex would be targeted at both OEMs and aftermarket applications for trailers. Thereafter, Haldex requested a hold in the joint development program until the end of October 2005, alleging a lack of technical resources on their part and the fact that the agreement between our companies had changed scope considerably since its inception. We asked for a release from the current contract, and provided Haldex with a termination notice on September 20, 2006.

Marketing

SmarTire USA Inc. and SmarTire Europe currently market our TPMSs in North America, Europe, South Africa and Australia.

The TREAD Act, which requires tire monitoring for all new passenger cars, is accelerating the acceptance of wireless systems for the vehicle industry. We expect the convergence of wireless and wired networks to enable SmarTire’s wireless technology to interface with existing wired vehicle networks, particularly in commercial vehicles including trucks, buses, recreational and off-road vehicles. We anticipate this legislation to be expanded to cover these vehicles. Based on discussions with our customers, including Dana Commercial Systems, we anticipate the use of wireless technology to rapidly expand from tire pressure monitoring to applications such as brake monitoring, alarm and security systems, vehicle maintenance and other sensing and control applications.

Our current marketing strategy focuses on sales of our TPMSs for OEM applications in the commercial, recreational and industrial markets. Although our ultimate goal is to position ourselves as a wireless gateway system provider of multiple applications beyond TPMS, our selling proposition to the OEM’s is currently focused on TPMSs. Our strategy is to provide high quality products to the OEM market which incorporate the highest level of technology possible, at a competitive price. We also plan to supply the OEM aftermarket through strategic channel partnerships.

Competition

Tire monitoring products can generally be divided between two basic types: direct technology and indirect monitoring technologies. As described in the National Highway Traffic Safety Administration's report, direct tire monitoring technology such as that employed in our products currently provides substantial advantages over indirect monitoring technology. However, several of our competitors and potential competitors have long and established relationships with automobile OEMs and suppliers, which may make it more difficult for us to compete in the OEM market.

Our main competitors with respect to direct TPMSs include the following companies:

Schrader Bridgeport is allegedly the world's largest producer of tire valves and tire-pressure measurement equipment with over $140 million in annual sales. Schrader has been in the passenger car TPMSs market since 1996 and their systems have been used by various OEMs. As a transmitter supplier, Schrader has mainly teamed with separate receiver suppliers to acquire OEM contracts. Current TPMSs business appears to be restricted to the passenger car OEMs.

BorgWarner acquired BERU in February 2005. Beru previously acquired Doduco and its tire monitoring technology. The Company has been supplying TPMSs primarily as an option to vehicle manufacturers based mainly in Germany. To our knowledge, the system requires the use of transmitters attached to the valve stem (inside the tire/wheel assembly), receiving antennas at each of the wheel wells, wiring harness for conveying data to the receiver and some form of in-dash display. This system has been developed primarily for the OEM market for passenger car applications. BorgWarner has recently started promoting a commercial vehicle TPMSs.

Pacific Industrial Co. Ltd., a Japanese company, has developed a product that measures the air pressure in each tire and sends the data to a receiver mounted inside a vehicle. The products are available on a few vehicles manufactured in Asia, some of which are imported into North America. We believe that Pacific Industrial's products resemble the BorgWarner approach to tire monitoring with additional antennas and wiring harnesses.

TRW Automotive U.S. LLC is a producer of safety and security systems for the global automotive market. It supplies advanced technology products and services to the automotive markets. From December 1998 to August 2001, we and TRW jointly developed advanced tire monitoring technology and each has access to this technology, which encompasses some of our current products. During this period, we and TRW jointly developed a common application specific integrated sensor chip which we use for some of our existing products. To our knowledge TRW is not marketing a TPMS for the commercial market.

Siemens Automotive AG is a producer and large supplier of high-tech automotive electronic systems. Siemens Automotive's product portfolio focuses on electronic modules and systems including antilock brake systems and airbag electronics. Siemens Automotive has entered the market and offers direct TPMSs to OEMs. Although previously restricted to the automotive markets Siemens has recently announced it’s intention to develop a TPMS for the commercial market.

Wabco is a producer of ABS braking products for the commercial vehicle industry. Wabco jointly developed their IVTM system with Michelin for commercial vehicles. The system consists of externally mounted wheel-fitted modules which regularly measure and transmit tire inflation pressure, via an electronic control unit, to an in-cabin dashboard display monitor. Equipped with visual and acoustic warning signals, the display can warn drivers of abnormally low tire pressure, slow leaks and punctures.

L&S Safety Solutions LLC sells its Pressure Pro tire monitoring system to the Recreational vehicle industry.

Our Competitive Strengths

Our competitive strengths include the following:

•	we can leverage on over 400 man years of experience dedicated specifically to tire monitoring, which we believe is greater than any other company in the world;

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we believe that our tire monitoring solutions are installed on a greater variety of automobiles, trucks, industrial and agricultural equipment and other types of vehicles than any other company in the world;

•	our experience in OEM and aftermarket give us unmatched knowledge and expertise in end customer issues and reliability concerns;

•	we believe we are the established leader in tire monitoring performance technology;

•	we have a strong patent portfolio complemented by access to all required intellectual property;

•	Our customers have advised that we have the best in Class transmitter radio frequency ("RF") performance;

•	based on our field data, we have the best in class transmitter power management technology;

•	we have the ability to measure tire temperature as well as pressure;

•	we provide flexible sensor mounting solutions;

•	we are able to optimize the RF output characteristics during rotation of wheel assembly which provides consistent radiation patterns;

•	we have the ability to interface with existing commercial vehicle communication networks which allows our system to easily integrate with OEM commercial vehicles;

•	our technology prevents RF collision at start-up and minimizes potential interference from other transmitters; and

•	We provide consistent life performance even at low temperatures and we can reduce the risk of chemical volatility at higher temperatures.

Indirect Competition

One potential future development that could affect the market for both passenger car and commercial vehicle tire monitoring is the development of a "smart chip". This is a computer chip that could transmit data and would be manufactured into tires. We believe that Goodyear and Bridgestone/Firestone have both completed some development of such a computer chip.

Raw Materials and Principal Suppliers

We contract the manufacture of our products to third parties. These manufacturers normally provide turnkey operations whereby the manufacturer is responsible for purchasing the component parts for our TPMSs. Presently, Vansco provides turnkey operations with respect to the manufacture of our commercial transmitters and receivers and we purchase component parts for other products and deliver them to our contract manufacturers. We also purchase component parts on our own account for engineering and prototype development purposes. Certain of the components and raw materials used in our products are difficult to obtain and/or require purchase commitments far in advance of the manufacturing date. At present, our relationships with our current suppliers are generally good and we expect that the suppliers will be able to meet the anticipated demand for our products through fiscal year 2007.

Dependence on Certain Customers

Due to the early stage development of the tire pressure market in general and for our Company, we are still dependent on major customers. During fiscal 2006 we earned 62% of our revenue (2005-53%, 2004-29% ) from 3 (2005-2, 2004-1) customers representing 10% or more of our total sales . We expect that this dependence will be reduced as we start to realize sales through our relationships with new customers and through our strategic alliances, including our alliance with Dana Corporation.

Proprietary Protection

Our intellectual property is important to protecting our competitive advantage and expanding our TPMSs market share. We rely on a combination of patents, trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property.

We hold several patents for our current technologies, which are listed below:

•	United States Patent 5,231,872 addresses the technology in our tire monitoring product. It was issued on August 3, 1993 and expires August 3, 2010.

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United States Patent 5,285,189 addresses the technology in our abnormal tire condition warning system. It was issued on February 8, 1994 and expires February 8, 2011. We purchased this patent from EPIC Technologies, Inc. in December 1996.

•	United States Patent 5,335,540 addresses the technology in our tire monitoring product. It was issued on August 9, 1994 and expires August 9, 2011.

•
United States Patent 5,559,484 addresses certain technology in our data logging tire monitor with condition predictive capabilities and integrity checking. It was issued on September 24, 1996 and expires September 24, 2013. We purchased this patent from EPIC Technologies in December 1996.

•
United States Patent 5,945,908 addresses certain other technology in our data logging tire monitor with condition predictive capabilities and integrity checking. It was issued on August 31, 1999 and expires on August 31, 2016. We purchased this patent from EPIC Technologies in December 1996.

•
United States Patent 6,357,883 addresses the technology for a wheel component with a cavity for mounting a housing for measurement apparatus. It was issued on March 19, 2002 and expires March 19, 2019.

•
United States Patent 6,805,000 addresses the technology for a wheel component with a cavity for mounting a housing for measurement apparatus. It was issued on October 25, 2004 and expires October 25, 2021.

In October 2006, we filed a patent application in the United States for an external valve sensor used in our tire pressure monitoring systems.

In addition to our patents, we also have access to a number of other patents under our license agreements with TRW.

We restructured our strategic alliance with TRW effective August 31, 2001. As part of the restructuring, we received a royalty-free license from TRW to utilize technology developed during the term of the Cooperative Engineering Agreement that is patented, now or in the future, by TRW. We have granted a parallel royalty-free license to TRW.

Research and Development

We spent the following amounts on engineering, research and development activities during the fiscal years ended July 31, 2006, 2005 and 2004:

2006 - $1,891,961 ($3,161,647 excluding non-cash compensation recovery)
2005 - $3,297,011 ($1,949,078 excluding non-cash compensation expense)
2004 - $1,654,690

We expect to continue to invest in research and development activities as we integrate our current products into vehicle platforms of various OEMs seeking to satisfy the needs of their customers and as we initiate work on new products that complement our wireless gateway strategy.

Costs of Compliance with any Environmental Laws

Although we are required to comply with environmental laws regarding the disposal of certain hazardous, the cost of compliance is not significant. While not required, we plan to become ISO 14001:2004 registered by the middle of calendar 2007 (Environmental System Registration) to comply with the requests of our customers. We anticipate the cost of registration will be $100,000-$200,000.

Liability Insurance

Our business involves exposure to potential product liability risks that are inherent in our products. Although we have not experienced any product liability claims to date, any such claims may have a material adverse impact on us. See "Risk Factors - Risks Related To Our Business." Although we have product and directors and officers' liability insurance, there can be no assurance that our insurance coverage would be adequate in term and scope to protect us against material financial effects in the event of a successful claim. We currently do not carry commercial general liability insurance providing comprehensive product liability coverage in all instances. We may in the future obtain such insurance provided it can be obtained at reasonable prices.

Number of Total Employees and Number of Full-time Employees

At May 15, 2007, we had 30 full-time employees, one part-time employee, one temporary employee and 1 consultant, 7 of who are in marketing, 17 of whom are in engineering, research and development (including product management, quality and testing departments) and 8 of whom are administrative and executive personnel. There is no collective bargaining agreement in place.

Legal Proceedings

On January 30, 2006, Travel Technology Innovations LLC ("TTI") provided us with a demand for arbitration. TTI alleged that we breached the sales and distribution agreement with them dated March 14, 2005 by seeking to prematurely terminate the agreement in violation of its terms, thereby damaging TTI through lost profits. On March 21, 2006, TTI amended their claim from $1 million to an amount greater than $1 million but not more than $5 million. We reached a final agreement on February 6, 2007 regarding the settlement of TTI’s claims involving the payment by us to TTI of the sum of $63,068. In addition, we agreed to pay TTI 5% of our sales to Camping World from September 1, 2006 to January 31, 2008.

DESCRIPTION OF PROPERTY

Facilities

Our principal executive offices are located at #150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1. On March 23, 2005, we extended the term of our lease to August 31, 2010 and expanded our 15,364 square foot facility by approximately 4,000 square feet. The lease modification includes a CDN$100,000 tenant improvement allowance.  This facility consists of an office and administration area, an engineering department, a prototype production facility and a warehouse. We vacated the additional 4,000 square feet facility on February 28, 2007 and entered into a new lease agreement for the remaining 15,364 square feet on April 30, 2007 with an effective date of March 1, 2007 and an expiry date of February 28, 2013.

Our subsidiary, SmarTire Europe Limited, leases a 9,069 square foot facility at Park 34, Didcot, Oxfordshire, United Kingdom OX11 7WB for a 15 year term ending February 20, 2016. This facility consists of an office and administration area and a warehousing area. We closed this facility effective February 28, 2007 and are currently in negotiations to sublease the property. We do not believe that the closure of this facility will have a material impact on our sales and distribution operations for Europe as we have retained two SmarTire Europe sales employees.

We expect that our current facilities will be sufficient for the foreseeable future. To the extent that we require additional space in the near future, we believe that we will be able to secure additional leased facilities at commercially reasonable rates.

MANAGEMENT

Executive Officers and Directors

The following table shows the positions held by our board of directors and executive officers, and their ages as of May 15, 2006:
Name	Age	Position

Dave Warkentin	48	President and Chief Executive Officer, Director
Jeff Finkelstein	46	Chief Financial Officer
Shawn Lammers	39	Vice President, Engineering
William Cronin(1)(2)	59	Director
Martin Gannon(1)(2)	55	Director
Geroge O'Leary	44	Director
Greg Tooke	39	Vice President, Product and Supply Chain

(1) Member of the Audit Committee
(2) Member of the Compensation Committee

Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director, executive officer and key employee, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

William Cronin has been a director since June, 2001 and previously served as a director from November 17, 1995 to April 25, 1998. Mr. Cronin was appointed as interim chairman of the board on May 7, 2007.  Since 1986, Mr. Cronin has been the owner of Madison Financial Services, a registered investment adviser firm located in Madison, Connecticut, specializing in tax, pension investing planning strategies and portfolio management.

Martin Gannon joined our company as a director on February 3, 2003. Mr. Gannon has been a Certified Public Accountant since 1980. He has been a partner and the vice president of the accounting firm of Barron Gannon & Co., P.C. since 1982. In his advisory role to his clientele, he has assisted companies from their inception to maturity.

Jeff Finkelstein was formally appointed as our Chief Financial Officer in October 2002. He is a Chartered Accountant and is responsible for all financial and related internal control functions for our company, including finance, treasury, accounting, taxation, legal, and administration. Mr. Finkelstein was promoted to Acting Chief Financial Officer of our company in May 2002, after serving as our controller since February 22, 1999. From 1996 to 1999, he served as controller of Golden Knight Resources Inc., a Toronto Stock Exchange listed public company, and Silver Standard Resources, a Nasdaq listed public company. From 1993 to 1995, he served as controller of a private distribution company after eight years as a public accountant.

Shawn Lammers has been with our company since its inception. He currently serves as our Vice President Engineering and is responsible for the development of the patented remote sensing technology utilized in our products. He has been the chief engineer in respect to the design, development and production of our passenger car tire monitoring system, our commercial vehicle tire monitoring system and our industrial equipment tire pressure monitoring systems (TPMS). He has developed software for MS-DOS, Windows, UNIX Workstations and Amiga platforms.

On May 7, 2007, our Board of Directors appointed Dave Warketin to fill one of the vacancies on our board of directors created by the resignations of Robert Rudman and Johnny Christiansen.  Effective October 20, 2006, Mr. Warkentin was appointed as our President and Chief Executive Officer. Mr. Warkentin joined our company on August 8, 2005, as Vice President of Sales and Marketing. During 2004 and 2005, Mr. Warkentin was the Vice President of Sales of Intrinsyc Software International, Inc. (TSX: ICS), a Canadian public company that provides engineering services to wireless mobile device makers as well as licensable software for the wireless telephone handset market. From 2000 until 2004, Mr. Warkentin was the Director of Sales for Silent Witness Enterprises Ltd., a Canadian company that manufactures security cameras and digital video recorders targeted to the financial, educational and corrections markets. Also during 2000, Mr. Warkentin was the North American Sales Manager for Digital Dispatch Systems, and was responsible for a sales team selling mobile dispatch hardware and software solutions directly to end-users.

On May 7, 2007, our Board of Directors appointed George O'Leary to fill the other vacancy on our board of directors created by the resignation of Robert Rudman and Johnny Christiansen.  George O’Leary has been the President of SKS Consulting of South Florida Corp. since 2000.  Mr. O’Leary started SKS Consulting of South Florida Corp. in 2000 with the mission to help companies focus on their core businesses while shedding their non-core business assets.  Through SKS Consulting of South Florida Corp., Mr. O’Leary provides management consulting services to our company under a one year agreement dated January 23, 2007 Through SKS Consulting of South Florida, Mr. O’Leary provides management consulting services to various other companies, as well, including NS8 Corp. [OTC:NSEO], NeoMedia Technologies, Inc. (OTCBB:NEOM) and NeoGenomics, Inc. (OTCBB:NGNM).  Since April 12, 2007, he has been a director of NS8 Corp. [OTC:NSEO] and, since April 18, 2007 he has served as that company’s Chief Financial Officer.  SKS Consulting of South Florida provides consulting services to NS8 Corp.  Through SKS Consulting, Mr. O’Leary also provides management consulting services to NeoMedia Technologies, Inc. (OTCBB:NEOM).  He has been a member of their board of directors since February 2, 2007.  Since October, 2004, Mr. O’Leary has provided consulting services through SKS Consulting to NeoGenomics, Inc. (OTCBB:NGNM) and has served as a member of its board of directors since June 22, 2005.  From 1996 to 2000, Mr. O’Leary was CEO and President of Communication Resources Incorporated.  Prior to 1996, Mr. O’Leary was Vice President of Operations of Cablevision Industries.  Mr. O'Leary held various positions including VP of Operations for Cablevision Industries from 1987 to 1996.  Mr. O'Leary was a CPA with Peat Marwick Mitchell from 1984 to 1987. He received his BBA degree in Accounting from Siena College in Albany, New York.

Greg Tooke was appointed to the position of Vice President, Product & Supply Chain of SmarTire Systems in May 2007 and brings to the company over 15 years of product and program management experience in the Transportation and High-Technology industries. Mr. Tooke joined SmarTire in September 1998 as the European Technical Manager based in the UK, and was responsible for all customer and product integration activities. During his career, Mr. Tooke has held various product and business development roles dealing with vehicle manufacturers and their suppliers globally.  Mr. Tooke most recently served as Director of Business & Product Development within SmarTire and has been integral in defining the company’s current SmartWave product and market strategy. Mr. Tooke holds an MBA from the Open University Business School in the UK.

The directors will meet later this month to determine which directors will fill the vacant positions on the audit and compensation Committees.

The directors of our Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, promoters or control persons have been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

Our Board of Directors has determined that Martin Gannon, a member of the audit committee, qualifies as an "audit committee financial expert" as such term is defined by Regulation S-B of the Securities Exchange Act of 1934, as amended. Our Board of Directors has also determined that Mr. Gannon is independent as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

Executive Compensation

The following table sets forth, for the years indicated, particulars of compensation awarded to, earned by or paid to:

•	our chief executive officer;

•
each of our four most highly compensated executive officers who were serving as executive officers at the end of the most recently completed fiscal year and whose total salary and bonus exceeds $100,000 per year; and

•
any additional individuals for whom disclosure would have been provided immediately above but for the fact that the individual was not serving as an executive officer of our company at the end of the most recently completed fiscal year; (the Named Executive Officers) are set out in the summary compensation table below.

During fiscal 2006, six individuals served as our executive officers at various times: Leif Pedersen, Al Kozak, Jeff Finkelstein, Dave Warkentin, Erwin Bartz and Shawn Lammers.

SUMMARY COMPENSATION TABLE

	Annual Compensation						Long Term Compensation

							Awards		Payouts

Name and	Year		Salary	Bonus		Other	Securities	Restricted	LTIP	All Other
Principal						Annual	Underlying	Shares or	Payouts	Compensation
Position						Compen-	Options/	Restricted
						sation	SARs Share
						(1)	Granted
							(#)

Leif Pedersen	2006		$73,000	$-	(2)	$-	-	$-	$-	$45,050	(2)
President and	2005	$	N/A	-		-	-	-	-	-
Chief	2004	$	N/A	-		-	-	-	-	-
Executive
Officer

Al Kozak	2006		$135,727	$-	(3)	$-	1,750,000	$-	$-	$206,277	(3)
Former President and	2005		$177,162	$44,495	(4)	$-	4,540,000	$-	$-	$-
Chief	2004		$164,983	$-		$-	683,000	$-	$-	$-
Executive
Officer

Jeff	2006		$150,449	$-		$-	1,200,000	$-	$-	-
Finkelstein	2005		$125,748	$30,338	(5)	$-	3,000,000	$-	$-	$-
Chief	2004		$97,490	$-		$-	329,610	$-	$-	$-
Financial
Officer

Dave Warkentin	2006		$116,187	$-	(6)	$-	3,600,000	$-	$-	$20,125	(6)
Vice-	2005	$	N/A	$-		$-	-	$-	$-	$-
President,	2004	$	N/A	$-		$-	-	$-	$-	$-
Sales and
Marketing

Shawn Lammers	2006		$134,366	$-		$-	1,000,000	$-	$-	$-
Vice-	2005		$120,452	$30,338	(7)	$-	3,000,000	$-	$-	$-
President,	2004		$108,739	$-		$-	332,600	$-	$-	$-
Engineering

Erwin Bartz	2006		$90,864	$-		$-	1,000,000	$-	$-	$139,791	(9)
Former Vice-	2005		$130,053	$88,991	(8)	$-	3,000,000	$-	$-	$-
President,	2004		$121,113	$-		$-	390,000	$-	$-	$-
Product
Management

* The average of the closing foreign exchange rates for fiscal 2006, as calculated by using the reported daily rates posted by the Federal Reserve Bank of New York, was CDN$1.1553 to every US$1.00. For the purposes of this table, executive compensation paid in Canadian currency to the Named Executive Officers has been converted into United States currency at the rate of CDN$1.1553 to every US$1.00.

1.
The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

2.
Represents consulting fees of $73,000 paid to Logistikk Service a.s. for executive management services performed by Mr. Pedersen. This amount was paid pursuant to a July 2006 oral agreement between our Company and Logistikk Services a.s. $20,000 per month in return for Mr. Pedersen's services. We are currently negotiating a final settlement with Logistikk Service a.s for Mr. Pedersen’s services in his position as our President and Chief Executive Officer and will disclose such terms when resolved. No options have been issued as of November 20, 2006.

3.
Represents consulting fees of $45,050 paid to Logistikk Service a.s. for services primarily performed by Mr. Pedersen prior to the appointment of Mr. Pedersen as our President and Chief Executive Officer.

4.
Represents vacation pay of $6,329 and severance of $199,948. The severance has been expensed and is being paid over one year to the end of July, 2006 $44,623 ($CDN 69,300) had been paid to Mr. Kozak. An amended settlement agreement was reached with Mr. Kozak as disclosed under “Employment Contracts and Termination of Employment and Change in Control Arrangements on page 65.

5.	Represents the market value of 1,483,181 common shares issued as a stock bonus.

6.	Represents sales commissions of $20,125 earned by Mr. Warkentin during the year.

7.	Represents the market value of 1,011,260 common shares issued as a stock bonus.

8.
Represents severance of $139,791. The severance has been expensed and is being paid over one year. To the end of July, 2006 $48,927 ($CDN $56,525) had been paid to Mr. Bartz. An amended settlement agreement was reached with Mr. Bartz as disclosed under “Employment Contracts and Termination of Employment and Change in Control Arrangements on page 65.

The following table sets forth for each of the Named Executive Officers certain information concerning stock options granted to them during fiscal year 2006. We have never issued stock appreciation rights. We grant options to employees that generally vest evenly over a two-year period and to directors that vest immediately at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on the OTC Bulletin Board. Until May 28, 2003, the exercise price was determined by its closing price on the Nasdaq Capital Market. The term of each option granted is generally five years from the date of grant. Options may terminate before their expiration dates if the optionee's status as an employee is terminated or upon the optionee's death or disability.

Options/SAR Grants in the Last Fiscal Year

	Number of Securities	% of Total
Name	Underlying	Options/SARS Granted
	Options/SARS Granted	to Employees in	Exercise Price
	(#)	Fiscal Year	($/share)	Expiration Date

Leif Pedersen	Nil	N/A	N/A

Al Kozak	1,750,000	6.14%	$0.10	December 29, 2010

Dave Warkentin	2,000,000	7.02%	$0.11	August 10, 2010
	1,100,000	3.86%	$0.10	December 29, 2010
	500,000	1.75%	$0.10	May 29, 2011

Jeff Finkelstein	1,200,000	4.21%	$0.10	December 29, 2010

Shawn Lammers	1,000,000	3.51%	$0.10	December 29, 2010

Erwin Bartz	1,000,000	3.51%	$0.10	December 29, 2010
The following table sets forth for each Named Executive Officer certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of July 31, 2006. The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of July 31, 2006 ($0.142 per share) and the exercise price of the individual's options. Al Kozak was the only Executive Officer who exercised options during fiscal 2006.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name	Shares	Value	Number of Securities	Value of Unexercised
	Acquired on	Realized Underlying	Unexercised	In-the-Money Options/SARs at
	Exercise (#)	($)	Options/SARs at FY-End (#)	FY-End ($)
			Exercisable/Unexercisable	Exercisable/Unexercisable

Leif Pedersen	None	None	0	0

			0	0

Al Kozak	900,000	27,000	4,566,000	54,600
			Exercisable
			1,750,000	0
			Unexercisable

Jeff Finkelstein	None	None	3,405,000	45,000
			Exercisable
			1,200,000	0
			Unexercisable

Dave Warkentin	None	None	1,000,000	0
			Exercisable
			2,600,000	0
			Unexercisable

Erwin Bartz	None	None	3,445,000	45,000
			Exercisable
			1,000,000	0
			Unexercisable

Shawn Lammers	None	None	3,447,700	45,000
			Exercisable
			1,000,000	0
			Unexercisable

Compensation of Directors

Directors and executive officers have received from time to time incentive stock options to purchase Common Shares as awarded by the Board of Directors in consultation with the Compensation Committee.

Effective November 2, 2004 the Company revised its formal directors' compensation policy whereby directors are compensated for all meetings that they attend in person at the rate of $1,500 per day, which includes travel time to and from each meeting, and for all meetings that they participate by teleconference or other electronic means at the rate of $500 per day. Directors who participate in a meeting of any committee of the Board of Directors are entitled to compensation at the rate of $500 per day for attendance in person, and at the rate of $300 per day for participation by teleconference or other electronic means. Such fees are payable only if the meeting of the Board or of a committee of the Board, as the case may be, is more than one-half hour in duration. Directors are also entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

Effective March 27, 2006 the Company supplemented its formal directors' compensation policy whereby effective for fiscal 2006 year, non-employee directors are paid $35,000 as a base retainer, $5,000 for acting as a member of a committee, $10,000 for acting as the chair of a committee, $15,000 for acting as the chair of the audit committee and $50,000 for acting as the chairman of the Board of Directors. The Directors are currently reviewing their directors’ compensation policy.

The Company's Board of Directors may award special remuneration to any director undertaking any extraordinary services on behalf of the Company other than services ordinarily required of a director. Other than as indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or extraordinary assignments.

Pursuant to a consulting agreement, Robert Rudman provided certain specified consulting services to us for a monthly fee of $20,000 per month until June 30, 2006 when the monthly fee was reduced to $10,000 per month. On May 7, 2007, the consulting agreement was terminated.  The effective date of termination was February 28, 2007.

Pursuant to a consulting agreement, Mr. O’Leary provides us with additional consulting services. Our consulting agreement with SKS Consulting of South Florida Corp. is for a twelve (12) month term commencing January 1, 2007 and expiring December 31, 2007 with automatic renewals on a month-to-month basis unless either of SKS or we elect to terminate, which we are permitted to do on 30 days written notice at anytime after the initial 12 month term.  Under the consulting agreement, SKS will provide us with the services of Mr. George O’Leary for an aggregate of one week per month. In consideration for these services, we have agreed to compensate SKS as follows:

Daily remuneration of $1,000 per day for each day Mr. O’Leary spends working with our company and 100,000 shares per month, to be paid/issued at the end of each month during the term.  In addition, we have agreed to issue to SKS 100,000 share purchase warrants per month exercisable into common shares of at $0.03 per warrant.  The holders of our outstanding convertible debentures have agreed that the grant of these warrants at this exercise price will not cause any adjustment of the conversion price specified in any of those convertible debentures.

Our consulting agreement with SKS also provides that SKS can earn warrants to purchase up to an additional 500,000 of our common shares at an exercise price $0.06 per common share if the following milestones are achieved by our company:

Successful organizational restructuring by 2/28/07	100,000 warrants
Successful additional short-term financing by 3/31/07	100,000 warrants
Company at monthly breakeven by 12/31/07	200,000 warrants
Stock price at $0.12/share for a consecutive 30 day period	100,000 warrants

Total	500,000 warrants

As the Company has achieved the first two milestones, Mr. Leary has been issued an additional 200,000 warrants as of May 15, 2007.

There are no arrangements or plans in which the Company provides pension, retirement or similar benefits for directors or executive officers.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Effective as of April 12, 2006, Al Kozak left our Company. As per his management agreement, we agreed to pay him one year severance. This amount will be paid over twenty-six (26) pay periods. We continued to provide benefits coverage, excluding long-term disability, until the earlier of April 12, 2007 In addition, until May 30, 2007, Mr. Kozak may continue to exercise any vested stock options that have been granted to him. Any unvested stock options that have been granted to Mr. Kozak will immediately vest at the date of his final severance payment. Thirty days after his final severance payment, any unexercised stock options will be forfeited. We are currently attempting to negotiate a non-cash settlement with Mr. Kozak as we have not paid him since December 15, 2006. On February 28, 2007, we entered into an agreement to settle the outstanding balance owed to Mr. Kozak by agreeing to issue him three blocks of shares to him as follows:

A)	Shares equivalent to CDN $10,000 payable by March 7, 2007.
B)	Shares equivalent to CDN $20,000 payable on April 15 2007.
C)	Shares equivalent to CDN $20,000 payable on May 11, 2007.

In each case the value of each share will be based on the average of the relevant month’s last five trading days of the closing price of the company’s common stock.

Effective as of March 24, 2006, we terminated Erwin Bartz and agreed to pay him one year severance as per his management agreement. This amount will be paid over twenty-six 26) pay periods. We provided benefits coverage, excluding long-term disability, until June 30, 2006. In addition, until April 24, 2007, Mr. Bartz may continue to exercise any vested stock options that have been granted to him. Any unvested stock options that have been granted to Mr. Bartz will immediately vest at the date of his final severance payment. Thirty days after his final severance payment, any unexercised stock options will be forfeited. On February 8, 2007, we entered into an agreement to settle the outstanding balance owed to Mr. Bartz by issuing him 125,000 shares, extend the period that he could exercise his $0.03 stock options to December 31, 2007 and reprice his 1 million $0.10 stock options to $0.037 and extend the period that he could  exercise these stock options to February 28, 2008.

Effective, October 20, 2006, Leif Pedersen resigned from our Company as our President and Chief Executive Officer.

Effective, October 20, 2006 Dave Warkentin was appointed as our President and Chief Executive Officer.

Other than as discussed above, we have no plans or arrangements in respect of remuneration received or that may be received by Named Executive Officers of our company in fiscal 2006 to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per Named Executive Officer.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our Company's equity compensation plans in effect as of July 31, 2006.

			Number of Securities
			Remaining Available for
		Weighted-Average Exercise	Future Issuance Under
	Number of Securities to be Issued Upon Exercise of	Price of Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants and	(Excluding Securities
	Warrants and Rights	Rights	Reflected in Column (a))

Plan Category	(a)	(b)	(c)
Equity compensation plans	7,652,600	$0.10	6,761,400
approved by
securityholders

Equity compensation plans	123,228,943	$0.13	6,374,290
not approved by
securityholders

Total	130,881,543	$0.12	13,135,690

Equity compensation plans not approved by security holders consists of 64,858,141 warrants and stock options granted under the plans not approved by security holders. The options currently outstanding under the “2005 US Stock Incentive Plan” and the “2005 Stock Incentive Plan” vest over two years, except options granted to directors, which vest immediately.

The options currently outstanding under the "2003 and 2004 US Stock Incentive Plan" and the "2003 and 2004 Stock Incentive Plan" generally vest immediately. The options currently outstanding under the "2000 and 2002 Stock Incentive Plan" have vested as at November 20, 2006. The exercise price of each option is generally based on the fair value of the common stock at the date of grant. These options have a five year term.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of May 15, 2007, certain information with respect to the beneficial ownership of shares of our common stock by each person known by us to be the beneficial owner of more than 5% of the shares of our common stock, by each person known by us to be the beneficial owner of more than 10% of the shares of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the number of shares shown, except as may be otherwise indicated. Beneficial ownership consists of a direct interest in the Common Shares, except as otherwise indicated.
	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class(1)

William Cronin	2,899,746 (2)	*
180 Concord Drive
Madison, Connecticut, USA 06443

Martin Gannon	2,685,000 (3)	*
1275 Post Road
Fairfield, Connecticut, USA 06824

George O'Leary	1,400,000 (4)	*
950 Peninsula Corporate Circle, Suite 2018
Boca Raton, FL 33487

Greg Tooke	1,415,400 (5)	*
12644 27A Street
Surrey, BC V4A 2N3

Jeff Finkelstein	5,022,010 (6)	1.36%
3460 Regent Street
Richmond, BC V7E 2N1

Shawn Lammers	4,910,479 (7)	1.33%
10540 Suncrest Drive
Delta, BC V4C 2N5

David Warkentin	1,800,000 (8)	*
20580 Powell Ave.
Maple Ridge, BC V2X 3G1

Directors and Executive Officers as a Group	20,132,635 (9)	5.25%

Cornell Capital Partners, L.P.	18,877,170 (10)	4.90%
101 Hudson St., Suite 3606
Jersey City, NJ 07302

Staraim Enterprises Limited	18,877,170 (11)	4.90%
Athalassas, 47
2nd Floor, Flat/Office 202
Strovolos, P.C. 2012
Nicosia, Cyprus

Xentennial Holdings Limited	18,877,170 (12)	4.90%
Athalassas, 47
2nd Floor, Flat/Office 202
Strovolos, P.C. 2012
Nicosia, Cyprus

Starome Investments Limited	18,877,170 (13)	4.90%
Athalassas, 47
2nd Floor, Flat/Office 202
Strovolos, P.C. 2012
Nicosia, Cyprus

TAIB Bank B.S.C.	19,242,104 (14)	4.99%
450 Park Avenue - Suite 1902
New York, NY 10022

Certain Wealth, Ltd.	17,079,117 (15)	4.45%
450 Park Avenue - Suite 1902
New York, NY 10022

* Represents less than 1% of the shares or our outstanding common stock

1)
Based on 366,371,202 shares of our common stock issued and outstanding as of May 15, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of shares of our common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property law where applicable.

2)	Includes options to acquire up to 2,812,500 shares of our Common stock, exercisable within sixty days.

3)	Includes options to acquire up to 2,675,100 shares of our Common stock, exercisable within sixty days .

4)	Includes warrants to acquire up to 800,000 shares of our Common stock, exercisable within sixty days.

5)	Includes options to acquire up to 1,362,400 shares of our common stock exercisable within sixty days.

6)	Includes options to acquire up to 4,005,000 shares of our common stock, exercisable within 60 days.

7)	Includes options to acquire up to 3,897,700 shares of our common stock, exercisable within 60 days.

8)	Includes options to acquire up to 1,800,000 shares of our common stock, exercisable within 60 days.

9)	Includes options and warrants to acquire up to 17,152,700 shares of our common stock, exercisable within 60 days.

10)
Includes only 18,877,170 shares of our common stock beneficially owned by Cornell Capital Partners L.P. The total number of shares of our common stock owned by Cornell Capital Partners L.P. includes: (i) 366,400,000 shares of our common stock that could be issued upon the conversion of $3,664,000 5% series A convertible preferred shares, (ii) 724,078,177 shares of our common stock that could be issued upon the conversion of a 10% convertible debenture issued by our company in the original principal amount of $8,000,000 and interest owed as at May 15, 2007, (iii) 181,081,514 shares of our common stock that could be issued upon the conversion of a 10% convertible debenture issued by our company in the original principal amount of $2,000,000 and interest thereon as at May 15, 2007, (iv) 50,714,286 shares of our common stock that could be issued upon the conversion of a 5% convertible debenture issued by our company in the original principal amount of $1,500,000, at a conversion price of $0.028 per share, (v) 246,055,071 shares of our common stock that could be issued upon the conversion of 10% convertible debentures issued by our company totaling principal of $2,950,000 and interest theron as at May 15, 2007 (vi)16,668,750 shares of our common stock that could be issued upon the exercise of 16,668,750 common share purchase warrants issued to Xentennial Holdings Limited expiring June 23, 2010 at an exercise price of $0.0298 per share and (vii) 4,162,500 shares of our common stock that could be issued upon the exercise of 4,162,500 common share purchase warrants issued to Staraim Enterprises Limited expiring June 23, 2010 at an exercise price of $0.0298 per share. The 5% and 10% convertible debentures and the share purchase warrants all contain a contractual restriction on beneficial share ownership that limits Cornell Capital Partners L.P. to beneficial ownership, at any one time, of 4.9% of our outstanding shares. Cornell Capital Partners L.P. and its affiliates, in the aggregate, cannot own more than 4.9% of our outstanding shares of common stock except upon providing us with not less than 65 days prior notice. Because Staraim Enterprises Limited and Xentennial Holdings Limited are wholly owned by Cornell Capital Partners L.P., Cornell Capital Partners L.P. is deemed to beneficially own all shares of our common stock held by them. Also, because Staraim Enterprises Limited and Xentennial Holdings Limited are affiliates of Cornell Capital Partners, Staraim Enterprises Limited, Xentennial Holdings Limited and Cornell Capital Partners cannot, collectively, beneficially own in excess of 4.9% of our outstanding shares of common stock. Yorkville Advisors, the general partner of Cornell Capital Partners L.P., may also be deemed to beneficially own the securities of our company that are owned by Cornell Capital Partners L.P. Mark A. Angelo, the founder and President of Cornell Capital Partners, has sole voting and dispositive power over the securities of our company that are beneficially owned by each of Cornell Capital Partners, Xentennial Holdings Limited and Staraim Enterprises Limited.

11)
Includes only 18,877,170 shares of our common stock beneficially owned by Staraim Enterprises Limited. The total number of shares of our common stock beneficially owned by Staraim Enterprises Limited includes (i) 181,081,514 shares of our common stock that could be issued upon the conversion of the 10% convertible debenture issued by our company in the original principal amount of $2,000,000, which matures June 23, 2008 and interest owed as at May 15, 2007, and (ii) 4,162,500 shares of our common stock that could be issued upon the exercise of 4,162,500 common share purchase warrants expiring June 23, 2010 at an exercise price of $0.0298 per share. The 10% convertible debenture and the share purchase warrants all contain a contractual restriction on beneficial share ownership that limits Staraim Enterprises Limited to beneficial ownership, at any one time, of 4.9% of our outstanding shares. Staraim Enterprises Limited and its affiliates, in the aggregate, cannot own more than 4.9% of our outstanding shares of common stock except upon providing us with not less than 65 days prior notice. These shares of our common stock are held by either Staraim Enterprises Limited, a Cyprus company, or its wholly-owned subsidiary, Staraim Enterprises Limited, a New Brunswick corporation. Cornell Capital Partners L.P. owns all of the issued and outstanding securities of Staraim Enterprises Limited, and has voting and dispositive authority over all of the shares of common stock of our company that are owned by Staraim Enterprises Limited. Mark A. Angelo, the founder and President of Cornell Capital Partners L.P., is deemed to control Cornell Capital Partners L.P. and therefore is deemed to be the beneficial owner of the securities of our company that are held by Staraim Enterprises Limited. Mark Angelo disclaims beneficial ownership of these shares. Cornell Capital Partners L.P. and its affiliates, in the aggregate, cannot own more than 4.9% of our outstanding shares of common stock. As Staraim Enterprises Limited and Xentennial Holdings Limited are affiliates of Cornell Capital Partners L.P., Staraim Enterprises Limited, Xentennial Holdings Limited and Cornell Capital Partners L.P. cannot, collectively, own in excess of 4.9% of our outstanding shares of common stock.

12)
Includes only 18,877,170 shares of our common stock beneficially owned by Xentennial Holdings Limited. The total number of shares of our common stock beneficially owned by Xentennial Holdings Limited includes: (i) 724,078,177 shares of our common stock that could be issued upon conversion of the 10% convertible debenture issued by our company in the original principal amount of $8,000,000 and interest owed as at May 15, 2007, (ii) 246,055,671 shares of our common stock that could be issued upon the conversion of 10% convertible debentures issued by our company in the original principal amounts aggregating $2,950,000 and interest thereon, of which $1,800,000 matures on January 23, 2009 and $1,150,000 matures on April 27, 2010, as at May 15, 2007 and (iii) 16,668,750 shares of our common stock that could be issued upon exercise of 16,668,750 share purchase warrants issued by our company to Xentennial Holdings Limited expiring June 23, 2010 at an exercise price of $0.0298 per share. The 10% convertible debenture and the stock purchase warrants contain contractual restrictions on beneficial share ownership limiting Xentennial Holdings Limited's beneficial ownership to 4.9% of our outstanding shares of common stock except upon providing us with not less than 65 days prior notice. The shares shown are held directly by either Xentennial Holdings Limited, a Cyprus company, and/or its wholly-owned subsidiary, Xentennial Holdings Limited, a New Brunswick corporation. All of the issued and outstanding securities of Xentennial Holdings Limited are owned by Cornell Capital Partners L.P., and Cornell Capital Partners is therefore deemed to have voting and dispositive authority over the shares of our company owned by Xentennial Holdings Limited. Mark A. Angelo, the founder and President of Cornell Capital Partners L.P., is deemed to control Cornell Capital Partners L.P. and therefore is deemed to be the beneficial owner of the securities of our company that are held by Xentennial Holdings Limited. Mark Angelo disclaims beneficial ownership of these shares. Cornell Capital Partners L.P. and its affiliates, in the aggregate, cannot own more than 4.9% of our outstanding shares of common stock. As Staraim Enterprises Limited and Xentennial Holdings Limited are affiliates of Cornell Capital Partners L.P., Staraim Enterprises Limited, Xentennial Holdings Limited and Cornell Capital Partners L.P. cannot, collectively, own in excess of 4.9% of our outstanding shares of common stock.

13)
Includes only 18,877,170 shares of our common stock beneficially owned by Starome Investments Limited. The total number of shares of our common stock beneficially owned by Starome Investments Limited includes: (i) 1,799,655,698 shares of our common stock that could be issued upon the conversion of all principal due under the balance of our $19,876,358 10% convertible debenture, maturing on June 23, 2008 and interest owed as May 15, 2007, and (ii) 41,668,750 shares of our common stock that could be issued upon the exercise of 41,668,750 common share purchase warrants expiring June 23, 2010 at an exercise price of $0.0298 per share. The 10% convertible debenture and the common share purchase warrants contain contractual restrictions on beneficial share ownership limiting Starome Investments Limited's beneficial ownership to 4.9% unless Starome Investments Limited waives such limitation by providing us with 65 day notice. The 10% convertible debenture and the share purchase warrants are held directly by either Starome Investments Limited, a Cyprus company, and/or its wholly-owned subsidiary, Starome Investments Limited, a New Brunswick corporation. Prentice Capital Management, L.P. serves as investment manager to a number of investment funds (including Prentice Capital Partners, LP, Prentice Capital Partners GP, LP and Prentice Capital Offshore, Ltd.) and manages investments for certain entities in managed accounts with respect to which it has voting and dispositive authority over 100% of the shares of Starome Investments Limited. Michael Zimmerman is the Managing Member of (a) Prentice Management GP, LLC, the general partner of Prentice Capital Management and (b) Prentice Capital GP, LLC, the general partner of certain investment funds. As such, he is deemed to control Prentice Capital Management and certain of the investment funds and therefore may be deemed to be the beneficial owner of the securities of our company that are held by Starome Investments Limited. Each of Michael Zimmerman and Prentice Capital Management disclaims beneficial ownership of these securities of our company.

14)
Includes only 19,242,104 shares of our common stock beneficially owned by TAIB Bank B.S.C. The total number of shares of our common stock beneficially owned by TAIB Bank B.S.C. includes 83,395,585 shares of our common stock that could be issued upon the conversion of all principal and interest owed at May 15, 2007 due under our $1.0 million 10% convertible debenture, maturing on October 31, 2008. This debenture contains contractual restrictions on beneficial share ownership limiting TAIB Bank B.S.C.’s beneficial ownership to 4.99% unless TAIB Bank B.S.C. waives such limitation. TAIB Bank, B.S.C. has authorized Larry Chaleff to exercise dispositive powers with respect to the shares offered by TAIB Bank, B.S.C. Mr. Chaleff disclaims beneficial ownership of the shares offered by TAIB Bank, B.S.C.

15)
The total number of shares of our common stock beneficially owned by Certain Wealth, Ltd. includes 17,079,117 shares of our common stock that could be issued upon the conversion of all principal and interest owed at May 15, 2007 due under our $0.2 million 10% convertible debenture, maturing on October 31, 2008. This debenture contains contractual restrictions on beneficial share ownership limiting Certain Wealth, Ltd.’s beneficial ownership to 4.99% unless Certain Wealth, Ltd. waives such limitation. Certain Wealth, Ltd. has authorized Larry Chaleff to exercise dispositive powers with respect to the shares offered by Certain Wealth ,Ltd. Mr. Chaleff disclaims beneficial ownership of the shares offered by Certain Wealth ,Ltd.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company, other than the conversion of our outstanding convertible debentures and the exercise of our outstanding warrants in certain circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The services of Mr. Robert Rudman, a former director, were provided pursuant to a consulting agreement dated July 1, 2005 and the renewal and amendment agreement dated August 9, 2006. For further detail concerning Mr. Rudman’s consulting agreements, please refer to “Compensation of Directors” on page 65.

The services of Mr. Leif Pedersen, our former President and Chief Executive Officer, were provided pursuant to a July 2006 oral consulting agreement between our company and Logistikk Service a.s. pursuant to which we paid Logistikk Service a.s. $20,000 per month in return for Mr. Pedersen’s services.

The services of Mr. Shawn Lammers, our Vice President of Engineering, are provided pursuant to a management agreement dated August 1, 1999.

The services of Mr. Jeff Finkelstein, our Chief Financial Officer, are provided pursuant to a management agreement dated October 23, 2002.

The services of Mr. David Warkentin, our President and Chief Executive Officer, are provided pursuant to a management agreement dated October 20, 2006.

Effective April 12, 2006, Al Kozak left our Company. As required by the terms of his management agreement, we are required to pay him severance compensation equal to one year’s income in 26 equal payments over (26) pay periods. We will continue to provide benefits coverage, excluding long-term disability, to Mr. Kozak until the earlier of May 15, 2007 or the date upon which Mr. Kozak becomes eligible for benefits coverage under another plan. In addition, until May 12, 2007, Mr. Kozak may continue to exercise any vested stock options. Any stock options that had not vested to Mr. Kozak on or before May 15, 2007 will automatically vest on the date we pay him his final severance payment. In our original severance agreement with Mr. Kozak, thirty days after we pay Mr. Kozak his final severance payment, all unexercised stock options held by him were to expire. On February 28, 2007, we entered into an agreement to settle the approximately $63,000 outstanding to Mr. Kozak by issuing him common shares equivalent to approximately 43,000 ($CDN 50,000) as follows:

1.	Common shares equivalent $8,600 (CDN $10,000 payable by March 7, 2007;
2.	Common shares equivalent to $17,200 (CDN $20,000) payable by April 15, 2007, using the last five trading days of March 2007; and
3.	Common shares equivalent to $17, 200 (CDN $20,000) payable by May 11, 2007.

In each case the value of each share will be based on the average of the prior month’s last five trading days of the closing price of the company’s common stock. In addition, Mr. Kozak now has until May 31, 2007 to exercise his stock options.

Effective March 24, 2006, we terminated our management agreement with Erwin Bartz. As required by the terms of his management agreement, we are required to pay Mr. Bartz severance compensation equal to one year’s income in 26 equal payment over 26 pay periods. We provided Mr. Bartz with benefits coverage, excluding long-term disability, until June 30, 2006. In addition, until April 24, 2007, Mr. Bartz may continue to exercise any vested stock options. Any stock options that had not vested to Mr. Bartz on or before April 24, 2007 will automatically vest on the date we pay him his final severance payment. Thirty days after we pay Mr. Bartz his final severance payment, all unexercised stock options held by him will expire.  On February 8, 2007, we entered into an agreement to settle the approximately $42,000 outstanding to Mr. Bartz issuing him 125,000 shares, extend the period that he could exercise his stock options to December 31, 2007, reprice his 1 million $010 stock options to $0.037 and extend the period that he could exercise these stock options to February 28, 2007.

On February 8, 2007, we entered into an agreement to settle the approximately $42,000 outstanding to Mr. Bartz by issuing him 125,000 shares, extend the period that he could exercise his stock options to December 31, 2007 and reprice his 1 million $0.10 stock options to $0.037.

Mr. Christiansen, a former director of our company is a principal in Visionaire A.S. During the year ended July 31, 2005, we incurred expenses of $60,000 for a research report prepared by Visionaire A.S. on various sensor applications.

Other than as listed below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holders, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of an unlimited number of shares of common stock, no par value, and 100,000 shares of preferred stock, no par value. Of the preferred stock, 25,000 shares have been designed as series A 5% convertible preferred stock.

As of May 15, 2007, we are obligated to issue an aggregate of 3,586,504,582 shares of common stock under all of our outstanding securities and commitments. The breakdown of such issuances is as follows:

•	22,400 shares of series A 5% convertible preferred stock that matured December 22, 2006, currently convertible into 358,400,000 shares of common stock;

•	5% convertible debentures that matured December 15, 2006 with principal and interest, currently convertible into 718,391 shares of common stock;

•	5% convertible debentures that matured September 1, 2006 with principal and interest, currently convertible into 50,714,286 shares of common stock;

•	10% convertible debentures that mature on June 30, 2008 with principal and interest, currently convertible into 2,704,815,389 shares of common stock;

•	10% convertible debentures that mature on October 31, 2008 with principal and interest, currently convertible into 102,474,702 shares of common stock;

•	10% convertible debentures that mature on January 23, 2009 with principal and interest currently convertible into 150,704,898 shares of common stock;

•	10% convertible debenture that matures on April 27, 2010 with principal and interest currently convertible into 95,350,773 shares of common stock;

•	stock options to purchase 57,868,002 shares of common stock at an average weighted per share price of $0.08; and

•	warrants to purchase 65,458,141 shares of common stock at a weighted average per share price of $0.037.

The following summary of the material provisions of our securities, articles of incorporation and by-laws is qualified by reference to the provisions of our articles of incorporation and by-laws and the forms of securities included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

The holders of our common stock are entitled to one vote per share. The holders of common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds. Upon a liquidation, dissolution or winding-up, the holders of common stock are entitled to share pro rata in any distribution of our assets after payment of liabilities. The holders of our common stock have no pre-emptive rights. There are no conversion, redemption, sinking fund or similar provisions regarding our common stock.

Holders of shares of our common stock are subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks." Please refer to "Risk Factors - Risks Related to Our Common Stock" for more information regarding transactions in "penny stocks."

Series A 5% Convertible Preferred Stock

On March 22, 2005, we entered into an Investment Agreement with Cornell Capital Partners, L.P. in which we sold an aggregate of $4 million of our series A 5% convertible preferred stock, no par value. $2.85 million of the $4 million had already been funded pursuant to certain transaction documents we previously entered into with Cornell Capital Partners. These transaction documents were terminated by the parties on March 23, 2005, and we received net proceeds of $1,015,000, after deducting the $2.85 million that had been previously funded, a $115,000 commitment fee and legal fees in the amount of $20,000. We issued 25,000 shares of the preferred stock to Cornell Capital Partners in a private placement. Each share of preferred stock has a stated value of $160.

Conversion. Holders of the preferred stock are entitled, at any time after the date of issuance, to convert their shares into such number of fully paid and non-assessable shares of our common stock, equal to the quotient of $160 divided by $0.01 per share. The conversion price is adjustable in the event of any stock split or reverse stock split, stock dividend, reclassification of common stock, recapitalization, merger or consolidation. In addition, the conversion price of the preferred stock will be adjusted if we spin off or otherwise divest a material part of our business or operations or dispose all or a portion of our assets.

Dividends. Holders of the preferred stock are entitled to receive dividends or distributions on a pro rata basis according to their holdings of the preferred stock, when and if declared by our board of directors, in the amount of 5.0% per year. Dividends will be paid in cash and are cumulative. No cash dividends or distributions will be declared or paid or set apart for payment on our common stock in any calendar year unless cash dividends or distributions on the preferred stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends will bear or accrue interest.

Liquidation Preference. Upon our liquidation, dissolution, or winding-up, whether voluntary or involuntary, before any distribution or payment is made to any of the holders of our common stock or any series of preferred stock, holders of the preferred stock are entitled to receive out of our assets, an amount equal to $160 per share of the preferred stock plus all declared and unpaid dividends thereon, for each share of the preferred stock held by such holder.

Redemption. We may redeem up to 80% of the preferred stock by paying to the holder cash equal to 120% of the liquidation preference, which is defined as $160 per share of the preferred stock plus all declared and unpaid dividends thereon, for each share of the preferred stock held by such holder on the redemption payment date. On December 22, 2006, to the extent Cornell Capital Partners has not converted in full the preferred stock, we must pay to Cornell Capital Partners the sum of $4 million, together with accrued dividends at the rate of 5% per year (computed on the basis of a 365-day year and the actual days elapsed) to redeem its outstanding shares of preferred stock. We have received extensions to pay the balance owed on the preferred shares until July 31, 2007.

Registration Rights. In addition, on March 22, 2005, we entered into a Registration Rights Agreement with Cornell Capital Partners under which we agreed to file a registration statement within 30 days after the closing date for the purpose of registering 400,000,000 shares of common stock issuable upon the conversion of the preferred stock. In addition, we are obligated to use our best efforts to cause such registration statement to be declared effective by the SEC no later than 120 days after the filing thereof and to insure that the registration statement remains in effect until all of the shares of common stock issuable upon conversion of the preferred stock have been sold. The Company filed a registration statement covering these securities on January 11, 2006. This registration statement was withdrawn, resulting in the Company being in non-compliance with certain obligations under the Registration Rights Agreement. The Company received a waiver of rights under the applicable default provisions affected by this non-compliance until March 31, 2007. We have received subsequent extensions of this waiver until July 31, 2007.

5% Convertible Bridge Debentures

On December 15, 2004, we closed a private placement of 5% convertible debentures to five investors, for gross proceeds of $195,000. On January 11, 2007, four of the investors with aggregate debentures of $185,000 converted their debentures into 6,538,461 shares of common stock.

Interest and Maturity. The outstanding principal under the convertible debentures bears interest at the rate of 5% per annum, payable in cash semi-annually beginning six months from the date of the last closing of the offering in arrears. All principal, and all accrued and unpaid interest, under the convertible debentures will be due and payable at maturity two years from the date in which the selling stockholder's funds are disbursed to us.

Conversion Provisions, Conversion Price and Adjustments. Principal under convertible debentures in the aggregate principal amount of $195,000 may be converted by the holder in whole or in part and from time to time at a conversion price equal to the lesser of (i) 120% of the closing bid price of the common stock as reported by Bloomberg, L.P. for the trading day immediately preceding the date that the holder's funds representing the net amount due to us from the purchase price is transmitted by wire transfer or otherwise to or for the benefit of us, or (ii) 80% of the lowest closing prices for the 5 trading days preceding the date on which the notice of conversion is sent via facsimile to us.

Each of the convertible debentures contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in the holder, together with its affiliates, beneficially owning in excess of 4.9% of our then issued and outstanding shares of common stock.

Each convertible debenture is subject to anti-dilution protection upon the occurrence of certain events, as follows:

•
the conversion price will be reduced proportionately if we increase the number of our outstanding shares of common stock as a result of a stock dividend or any other distribution on, or payable in, shares of our common stock, a subdivision of our common stock, or a combination or reclassification of our common stock;

•
the conversion price will be reduced proportionately if we issue rights, options or warrants to all holders of our common stock (but not to holders of the convertible debentures) entitling them to purchase shares of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at a price per share that is less than the closing bid price for our common stock on the record date established for the purposes of determining our stockholders who would be entitled to receive such rights, options or warrants;

•
if we or any of our subsidiaries offers, sells or otherwise disposes of or issues any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price, the conversion price will be reduced to equal such effective price;

•
if we or any of our subsidiaries grants any option entitling the holder of the option to purchase any of our common stock (or any equity, debt or other instrument that is at any time over its life convertible into or exchangeable for our common stock) at an effective price per share that is less than the conversion price, the conversion price will be reduced to equal such effective price;

•
if we or any of our subsidiaries offers, sells or grants any right to reprice outstanding securities at an effective price per share that is less than the conversion price, the conversion price will be reduced to equal such effective price;

•
if we reclassify our outstanding shares of common stock, or if we participate in any compulsory share exchange transaction pursuant to which all of our outstanding shares of common stock will be converted into other securities, cash or property, then each holder of a convertible debenture will have the right, at its option, to (i) convert the then outstanding principal amount of the convertible debenture, together with accrued but unpaid interest and any other amounts then owing in respect of the convertible debenture, into the shares of stock or other securities, cash and property that would have been receivable by the holder as a result of such reclassification or share exchange transaction if the holder had converted the convertible debenture immediately prior to the reclassification or share exchange transaction or (ii) to require us to pay to the holder of the convertible debenture the mandatory prepayment amount equal to 120% of the outstanding principal amount, plus all accrued and unpaid interest and any other amounts then owing in respect of the convertible debenture;

•
if we consolidate or merge with another company or other entity, or if we sell or transfer all or substantially all of our assets, then upon the subsequent conversion of a convertible debenture, the debenture holder will have the right to receive, for each share of our common stock that would have been issuable to the debenture holder upon such conversion absent such consolidation, merger or asset transaction, the same kind and amount of securities, cash or property as the debenture holder would have been entitled to receive if the debenture holder had been the holder of one share of our common stock immediately prior to the consolidation, merger or asset transaction; and

•
if we or any other person, association, partnership or entity completes any tender offer or exchange offer whereby the holders of our common stock are permitted to tender or exchange their common stock for other securities, cash or property, the debenture holder will have the right to receive, for each share of our common stock that would have been issuable to the debenture holder upon such conversion absent such tender offer or exchange offer, the same kind and amount of securities, cash or property as the debenture holder would have been entitled to receive if the debenture holder had been the holder of one share of our common stock immediately prior to the tender offer or exchange offer.

Right of Redemption and Redemption Warrants. At our option, we shall have the right to redeem, with 3 business days advance written notice to the holders. During that time they may elect to convert up to all of their convertible debentures, in whole or part, at 120% of the face value of each convertible debenture and the holder shall receive 50,000 redemption warrants for every $100,000 redeemed. However, we will not have the redemption right prior to the effective registration of the shares underlying the convertible debentures.

The redemption warrants are exercisable at 120% of the closing bid price on our common stock as reported by Bloomberg, L.P. for the trading day immediately preceding the closing date. The redemption warrants will be exercisable until two years from the date of issuance.

Registration Rights. We agreed to file a registration statement that includes all the shares of our common stock underlying the convertible debentures. If a registration statement is not (i) filed within 30 days from our 2004 annual meeting of shareholders, (ii) declared effective within 120 days of filing or (iii) within 3 business days of receipt by us of written or oral communication from the SEC that the registration statement will not be reviewed or that the SEC has no further comments, or (iv) the registration statement is filed and effective but thereafter ceases to be effective (without being effected within 15 business days with a replacement or amendment thereto), then the debenture holders will receive an amount equal to 1% for the first 30 days or part thereof pending such non-registration event and 2% for each 30 days or part thereof, of the purchase price of the debenture remaining unconverted and purchase price of shares issued upon conversion of the debenture owned by such holder. We are currently in default as a registration statement was not effectively filed with the SEC 30 days after our annual general meeting. As of the date hereof, we have not been, nor do we expect to be, contacted by any holders of 5% convertible bridge debentures with respect to any rights they may have as a result of this default.

5% Convertible Debenture

On May 27, 2005, we closed on a $1.5 million Securities Purchase Agreement with Cornell Capital Partners. In accordance with the Securities Purchase Agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for a purchase price of $1.5 million, a 5% convertible debenture due May 20, 2006, to Cornell Capital Partners, with principal payments commencing on October 1, 2005 and interest payments commencing on August 1, 2005. The outstanding principal under the convertible debenture bears interest at the rate of 5% per annum, calculated on the basis of a 360-day year.

Interest and Maturity. With respect to the convertible debentures issued to Cornell Capital Partners, principal will be due and payable in 12 equal installments. The installments of principal were due and payable commencing on October 1, 2005 and subsequent installments were due and payable on the first day of each calendar month thereafter until the outstanding principal balance is paid in full. However, Cornell Capital Partners granted us an extension to April 1, 2006 to commence making these principal and interest payments. Cornell Capital Partners granted us another extension to March 31, 2007 to commence making these principal and interest payments. Interest on the outstanding principal balance is due and payable monthly, in arrears, commencing on August 1, 2005 and will continue to be payable on the first day of each calendar month thereafter that any amounts under the convertible debenture remain payable. On March, 31, 2007 we received a further extension to May 31, 2007.

Conversion Provisions; Conversion Price and Adjustments. The remaining principal under the convertible debentures may be converted by Cornell Capital Partners or Highgate House Funds, as applicable, in whole or in part and from time to time into shares of our common stock at a conversion price of $0.028 per share, subject to adjustment as described below. In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

Events of Default. The 5% convertible debenture provides for various events of default that would entitle the holders to require us to immediately repay 100% of the outstanding principal amount, plus accrued and unpaid interest, in cash, or shares of our common stock with a conversion price reduced to $0.014. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the 5% convertible debenture if any of the following events, among others, occurs:

•	we fail to pay any amount due under a convertible debenture and such failure to pay remains uncured for 10 days;

•	we fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of the 10% convertible debentures;

•	we or any of our subsidiaries become bankrupt or insolvent;

•	we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $250,000;

•
our common stock ceases to be eligible for quotation on the principal market for our common stock (currently the OTC Bulletin Board), and fails to be quoted or listed for trading on another principal market (defined to mean the OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market) within 20 trading days;

•	we or any subsidiary experiences a change of control;

•	we fail to file a registration statement with the SEC or such registration statement is not declared effective by the SEC within 120 days after filing;

•
if the effectiveness of the registration statement lapses for any reason or the holder of the convertible debentures is not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
we fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures; or

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we fail to deliver the payment in cash pursuant to a "buy-in" within three days after notice is claimed delivered. A "buy-in" occurs if we fail to issue shares of Common Stock within five trading days after a notice of conversion is received and the holder requesting conversion purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such holder of the underlying shares of Common Stock that the holder anticipated receiving upon such conversion.

Limitation on Beneficial Ownership. The convertible debenture contains a contractual restriction on beneficial share ownership. It provides that Cornell Capital Partners may not convert the convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in Cornell Capital Partners, together with its respective affiliates, beneficially owning in excess of 4.9% of our then issued and outstanding shares of common stock.

Fees. We paid to Yorkville Advisors Management a cash fee of $150,000, and a cash structuring fee of $10,000, in connection with the Securities Purchase Agreement out of the purchase price paid by Cornell Capital Partners for the convertible debenture.

Registration Rights. In connection with the execution of the Securities Purchase Agreement, on May 20, 2005, we entered into a Registration Rights Agreement with Cornell Capital Partners pursuant to which we agreed to prepare and file, no later than 45 days after the date of the Registration Rights Agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1933, as amended, for the resale by the investor of 53,571,429 shares of our common stock to be issued upon conversion of the convertible debenture. The Company filed a registration statement covering these securities on January 11, 2006. This registration statement was withdrawn, resulting in the Company being in non-compliance with certain obligations under the Registration Rights Agreement. The Company received a waiver of rights under the applicable default provisions affected by this non-compliance until July 31, 2007.

April 2007 10% Convertible Debentures

On April 27, 2007, we closed on a $1.5 million securities purchase agreement with Xentenial Holdings Limited “Xentenial”. Under the securities purchase agreement, Xentenial agreed to purchase up to $1,500,000 of secured convertible debentures which shall be funded on multiple closings as follows:

i.	$1,150,000 on or before April 30, 2007; and

ii.	$350,000 to be funded by October 1, 2007 in amounts and times to be mutually agreed between us and Xentenial. However, neither party is under any obligation to agree to fund the remaining amount.

On April 27, 2007, we received net proceeds of $1,015,000 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $115,000 and a cash structuring fee of $20,000, in connection with the amended securities purchase agreement.

In connection with the execution of the securities purchase agreement, on April 27, 2007, we also entered into amendment No. 1 to the registration rights agreement that we had previously entered into with Xentenial on January 23, 2007, expanding the registration rights agreement to include the common shares of our company that may be issued upon conversion of the secured convertible debenture.   Under the registration rights agreement, as amended, we agreed to prepare and file, 30 days after demand from Xentenial but in no event sooner than (a) 180 days after date of the registration rights agreement and (b) 30 days after registration statement on file with the Securities and Exchange Commission have gone effective, with the Securities Exchange Commission a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1993, as amended, for the resale by such investors of 300% of the number of Conversion Shares issuable to the Investors upon conversion in full shares of our common stock to be issued upon conversion of the convertible debentures.

Also in connection with the execution of the securities purchase agreement, on April 27, 2007 we amended a security agreement dated January 23, 2007 in order to add the new debt of up to $1,500,000 to the debt originally secured and we signed a new patent security agreement dated April 27, 2007 granting to Xentenial a security interest in any patents owned by our company or licensed to our company.

Interest will accrue on the outstanding principal balances at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on April 24, 2010 (or sooner as provided in the convertible debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The convertible debenture contains a contractual restriction on beneficial share ownership. It provides that the holder may not convert the convertible debenture, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. Such limitation may be waived by the holder upon not less than 65 days’ notice to us.

An event of default will occur under the convertible debenture if any of the following occurs:

•	Any default (not waived by the holder) in the payment of the principal of, interest on or other charges in respect of the convertible debentures;

•	We or any of our subsidiaries become bankrupt or insolvent;

•	We or any of our subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

•
Our common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting;

•	We or any subsidiary experiences a change of control;

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We fail to use our best efforts to file a regisration statement with the Securities and Exchange Commission after demand by Xentenial or such registration statement is not declared effective by the SEC within the time periods set forth in the investor rights agreement.

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If the effectiveness of the registration statement lapses for any reason or the holder of the 10% convertible debenture is not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

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We fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures;

•	We fail to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or;

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We fail to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debenture which is not cured within the applicable cure periods.

Upon an event of default, the full principal amount of the convertible debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

January 2007, February 2007 and March 2007 10% Convertible Debentures

On January 23, 2007, we closed on a $1.8 million securities purchase agreement with Xentenial Holdings Limited “Xentenial”. We amended the securities purchase agreement on February 9, 2007 whereby Xentenial agreed to purchase up to $1,800,000 of secured convertible debentures which were funded on multiple closings as follows:

(i)	$684,000, on or before January 24, 2007;

(ii)	$334,000, on or before February 12, 2007; and

(iii)	$782,000 on or before March 5, 2007.

On January 23, 2007, we received net proceeds of $600,600 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $68,400 and a cash structuring fee of $15,000, in connection with the original securities purchase agreement from out of the aggregate purchase price paid for the convertible debenture.

On February 9, 2007, we received net proceeds of $300,600 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $33,400, in connection with the amended securities purchase agreement from out of the aggregate purchase price paid for the convertible debenture.

On March 2, 2007, we received net proceeds of $703,800 as we paid to Yorkville Advisors, LLC, a cash commitment fee of $78,200, in connection with the amended securities purchase agreement from out of the aggregate purchase price paid for the convertible debenture.

In accordance with the securities purchase agreement and amended security purchase agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $1,800,000, a 10% secured convertible debenture due January 23, 2009, with a principal balance of $684,000, to Xentenial, a 10% secured convertible debenture due January 23, 2009, with a principal balance of $334,000, to Xentenial and a 10% secured convertible debenture due January 23, 2009, with a principal balance of $782,000, to Xentenial.

Interest will accrue on the outstanding principal balance at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on January 23, 2009 (or sooner as provided in the convertible debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The convertible debenture is convertible, in whole or in part, into shares of our common stock at the then effective conversion price. The conversion price in effect on any conversion date shall be equal to the lesser of:

(a)	$0.0573; or

(b)	eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The convertible debentures contain a contractual restriction on beneficial share ownership. They provide that the holders may not convert the convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. Such limitation may be waived by a holder upon not less than 65 days’ notice to us.

An event of default will occur under the convertible debentures if any of the following occurs:

•	Any default (not waived by the holder) in the payment of the principal of, interest on or other charges in respect of the convertible debentures;

•	We or any of our subsidiaries become bankrupt or insolvent;

•	We or any of our subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

•
Our common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting;

•	We or any subsidiary experiences a change of control;

•
We fail to use our best efforts to file a regisration statement with the Securities and Exchange Commission after demand by Xentenial or such registration statement is not declared effective by the SEC within the time periods set forth in the investor rights agreement.

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If the effectiveness of the registration statement lapses for any reason or the holders of the 10% convertible debentures are not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
We fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures;

•	We fail to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or;

•
We fail to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debentures which is not cured within the applicable cure periods.

Upon an event of default, the full principal amount of the convertible debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

In connection with the execution of the securities purchase agreement, on January 23, 2007, we entered into a registration rights agreement with Xentenial pursuant to which we agreed to prepare and file, 30 days after demand from Xentenial but in no event sooner than (a) 180 days after date of the registration rights agreement and (b) 30 days after registration statement on file with the Securities and Exchange Commission have gone effective, with the Securities Exchange Commission a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1993, as amended, for the resale by such investors of 300% of the number of Conversion Shares issuable to the Investors upon conversion in full shares of our common stock to be issued upon conversion of the convertible debentures.

November 2006 10% Convertible Debentures

On November 7, 2006, we closed on a $1.2 million securities purchase agreement with TAIB Bank, B.S.C. and Certain Wealth, Ltd. In accordance with the securities purchase agreement, we issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $1.2 million, (i) a 10% convertible debenture due October 31, 2008, with a principal balance of $1.0 million, to TAIB Bank, B.S.C. and (ii) a 10% convertible debenture due October 31, 2008, with a principal balance of $0.2 million, to Certain Wealth, Ltd.

Interest will accrue on the outstanding principal balance at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on October 31, 2008 (or sooner as provided in the convertible debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The convertible debentures are convertible, in whole or in part, into shares of our common stock at the then effective conversion price. The conversion price in effect on any conversion date shall be equal to the lesser of:

(a)	$0.0573; or

(b)	eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP

The convertible debentures contain a contractual restriction on beneficial share ownership. They provide that the holders may not convert the convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of our then issued and outstanding shares of common stock. Such limitation may be waived by a holder upon not less than 65 days’ notice to us.

We have agreed to pay to TAIB Securities, Inc., a cash fee of $120,000 and a cash structuring fee of $10,000, in connection with the securities purchase agreement out of the aggregate purchase price paid for the convertible debentures.

An event of default will occur under the convertible debentures if any of the following occurs:

•	Any default (not waived by the holder) in the payment of the principal of, interest on or other charges in respect of the convertible debentures;

•	We or any of our subsidiaries become bankrupt or insolvent;

•	We or any of our subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

•
Our common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting;

•	We or any subsidiary experiences a change of control;

•
We fail to use our best efforts to file a registration statement with the Securities and Exchange Commission on or before November 30, 2006 or such registration statement is not declared effective by the SEC on or before January 29, 2007 as the direct result of our failure to use our best efforts;

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If the effectiveness of the registration statement lapses for any reason or the holders of the 10% convertible debentures are not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
We fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures;

•	We fail to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or

•
We fail to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debentures which is not cured within the applicable cure periods.

Upon an event of default, the full principal amount of the convertible debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

In connection with the execution of the securities purchase agreement, on October 31, 2006, we entered into a registration rights agreement with TAIB Bank and Certain Wealth pursuant to which we agreed to use our best efforts to prepare and file, no later than 30 days after the date of the registration rights agreement, with the Securities and Exchange Commission a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1933, as amended, for the resale by such investors of 150,000,000 shares of our common stock to be issued upon conversion of the convertible debentures and to have such registration statement declared effective by the SEC on or before January 29, 2007. The registration statement was not filed on or before November 30, 2006 or declared effective on or before January 29, 2007, resulting in our being in non-compliance with certain obligations under the registration rights agreement. We received a waiver of rights under the applicable default provisions affected by this non-compliance, provided the registration statement covering the 150,000,000 shares of our common stock effective is declared no later than March 31, 2007. We received a subsequent waiver until June 15, 2007. In the event the registration statement covering the 150,000,000 shares of our common stock is not declared effective on or before June 15, 2007 as a direct result of our failure to use our best efforts, or if after the registration statement has been declared effective, sales cannot be made pursuant to the registration statement as a result of the Company’s failure to use its best efforts (whether because of a failure to keep the registration statement effective, failure to disclose such information as is necessary for sales to be made pursuant to the registration statement, failure to register sufficient shares of common stock or otherwise) then we are required to pay liquidated damages to the holders. At their option, the liquidated damages are either a cash amount or shares of our common stock equal to 2% of the liquidated value of their debentures for each 30 day period after June 15, 2007. In no event are the liquidated damages permitted to exceed 20% of the aggregate purchase price for the convertible debentures.

June 2005 10% Convertible Debentures

On June 30, 2005, we closed a $30 million securities purchase agreement with Cornell Capital Partners, Highgate House Funds, Ltd. and LCC Global Limited. In accordance with the securities purchase agreement, we issued, for a purchase price of $30 million, (i) a 10% convertible debenture due June 23, 2008, with a principal balance of $20 million, to Cornell Capital Partners, in trust for LCC Global, (ii) a 10% convertible debenture due June 23, 2008, with a principal balance of $8 million, to Cornell Capital Partners, in trust for LCC Global, and (iii) a 10% convertible debenture due June 23, 2008, with a principal balance of $2 million, to Highgate House Funds, in trust for LCC Global. We paid to Yorkville Advisors LLC, the general partner of Cornell Capital Partners, a cash structuring fee of $3 million in connection with this transaction.

On December 30, 2005, we, Starome Investments Limited, Xentennial Holdings Limited, Staraim Enterprises Limited, Cornell Capital Partners, Highgate House Funds and LCC Global entered into Amendment No.1 to the Securities and Purchase Agreement pursuant to which we amended and restated the 10% convertible debentures in an aggregate principal amount of $30 million. We amended and restated the 10% convertible debentures to (i) modify the terms of such 10% convertible debentures, (ii) effect the transfer by (A) Cornell Capital Partners and LCC Global to Starome Investments, a corporation organized under the laws of Cyprus, of the 10% convertible debenture with the principal balance of $20 million, (B) Cornell Capital Partners and LCC Global to Xentennial Holdings, a corporation organized under the laws of Cyprus, of the 10% convertible debenture with the principal balance of $8 million and (iii) effect the transfer by Highgate House Funds and LCC Global to Staraim Enterprises, a corporation organized under the laws of Cyprus, of the 10% convertible debenture with the principal balance of $2 million ((i), (ii) and (iii) above being referred to as the Restructuring). The following material amendments were made to each of the 10% convertible debentures in connection with the Restructuring:

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The holders of the 10% convertible debentures agreed to eliminate our obligation to make recurring payments in cash of principal and interest during the term of the 10% convertible debentures. Such holders may convert outstanding principal and accrued and unpaid interest under the 10% convertible debentures at any time into shares of our common stock, subject to a 4.9% beneficial ownership limitation. On June 23, 2008, any outstanding principal and accrued and unpaid interest under the 10% convertible debentures must be converted by the holders of the 10% convertible debentures into shares of our common stock; provided, however, that to the extent such conversion would cause any holder to exceed the 4.9% beneficial ownership limitation, which may be waived upon providing us with not less than 65 days prior notice, we must pay such excess amount in cash. Holders of the 10% convertible debentures may not elect to receive cash payments of interest during their term.

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We agreed to change the conversion price of the outstanding principal under the 10% convertible debentures from a fixed price of $0.1125 to a price equal to the lesser of (i) $0.1125 (subject to adjustment) and (ii) 95.5% of the lowest closing bid price of our common stock during the five trading days immediately preceding the conversion.

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The conversion price of accrued and unpaid interest under the 10% convertible debentures is 95.5% of the average of the closing bid prices of our common stock for the five trading days immediately preceding the conversion of any such interest by a holder into shares of our common stock.

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The holders of the 10% convertible debentures agreed to permit us to redeem at any time all or any portion of the outstanding principal and accrued interest under the 10% convertible debentures provided that the closing bid price of our stock is less than $0.1125. We must pay a 20% redemption premium on any amounts being redeemed and must issue to the holder of the 10% convertible debenture being redeemed a five-year warrant to purchase $1 million shares of our Common Stock for every $100,000 redeemed. The "redemption warrant" will be exercisable on a cash basis at an exercise price of 110% of the closing bid price of our Common Stock on the date we provide notice of our intent to redeem.

As of May 15, 2007, there was approximately $34.5 Million in outstanding principal and accrued and unpaid interest under the 10% convertible debentures. As a result of the closing on November 7, 2006 in connection with the $1.2 million in 10% convertible debentures due in October 2008, each of the holders of the remaining $30 million 10% convertible debenture agreed, in the form of a waiver, that our consummation of the November 2006 financing will not constitute an event of default under the term of the $30 million convertible debenture agreement.

On April 4, 2006, we and Cornell Capital Partners amended and restated the $2 million and $8 million 10% convertible debentures to correct a drafting error. The beneficial ownership limitation described below now correctly appears as 4.9% as opposed to 9.9%.

Maturity and Interest. On June 23, 2008, the holders of the 10% convertible debentures will be required to convert all outstanding amounts of principal and accrued and unpaid interest into shares of our common stock; provided, however, that to the extent a conversion of principal, but not interest would cause any holder to exceed the 4.9% beneficial ownership limitation we must pay such excess in cash at the maturity date. Such holders have agreed that at the maturity date, the 4.9% beneficial ownership limitation will first be applied to unconverted interest. In addition, the holders have agreed to waive the 4.9% beneficial ownership limitation at maturity with respect to any interest that upon conversion would cause the holder to exceed the 4.9% beneficial ownership limitation. Thus, at no time during the term of the 10% convertible debentures or at or after their maturity, will interest be convertible into cash. Interest will be calculated on the basis of a 360-day year.

Conversion Provisions; Conversion Price and Adjustments. The conversion price of the outstanding principal under the 10% convertible debentures was initially equal to the lesser of (i) $0.1125 (subject to adjustment as outlined below) and (ii) 95.5% of the lowest closing bid price of our common stock during the five trading days immediately preceding the conversion. The conversion price of accrued and unpaid interest under the 10% convertible debentures is 95.5% of the average of the closing bid prices of our common stock for the five trading days immediately preceding the conversion of any such interest by a holder into shares of our common stock.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the $0.1125 fixed conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the 10% convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

As a result of the issuance of the November 2006 10% Convertible Debentures and the anti-dilution provisions, the conversion price for the outstanding principal for these convertible debentures was reduced to the lesser of (i) $0.0573 and (ii) 80% of the lowest volume weighted average price of our common stock during the thirty trading days preceding the conversion date as quoted by Bloomberg, LP, subject to adjustment.

Right of Redemption and Redemption Warrants. We may redeem at any time all or any portion of the outstanding principal and accrued interest under the 10% convertible debentures provided that the closing bid price of our stock is less than $0.0573. We must pay a 20% redemption premium on any amounts being redeemed in addition the amount of the redemption. The holder of the convertible debenture under which amounts are being redeemed will be entitled to receive 1,000,000 redemption warrants for every $100,000 redeemed. The redemption warrants are exercisable at 110% of the closing bid price on our common stock as reported by Bloomberg, L.P. for the trading day immediately preceding the redemption. The redemption warrants will be exercisable until five years from the date of issuance.

Events of Default. The 10% convertible debentures provide for various events of default that would entitle the holders to require us to immediately repay 100% of the outstanding principal amount, plus accrued and unpaid interest, in cash, or shares of our common stock. If an event of default occurs, we may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

We will be considered in default of the 10% convertible debentures if any of the following events, among others, occurs:

•	we fail to pay any amount due under a convertible debenture and such failure to pay remains uncured for 10 days;

•	we fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of the 10% convertible debentures;

•	we or any of our subsidiaries become bankrupt or insolvent;

•	we breach any of our obligations under any other debt or credit agreements involving an amount exceeding $250,000;

•
our common stock ceases to be eligible for quotation on the principal market for our common stock (currently the OTC Bulletin Board), and fails to be quoted or listed for trading on another principal market (defined to mean the OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market) within 20 trading days;

•	we or any subsidiary experiences a change of control;

•	we fail to file a registration statement with the SEC or such registration statement is not declared effective by the SEC within 120 days after filing;

•
if the effectiveness of the registration statement lapses for any reason or the holder of the convertible debentures is not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

•
we fail to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures; or

Limitation on Beneficial Ownership. The convertible debentures contain a contractual restriction on beneficial share ownership. They provide that Starome Investments Limited, Xentennial Holdings Limited or Staraim Enterprises Limited may not convert the convertible debentures, or receive shares of our common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in Starome Investments Limited, Xentennial Holdings Limited or Staraim Enterprises Limited, together with their respective affiliates, beneficially owning in excess of 4.9% of our then issued and outstanding shares of common stock, except upon providing us with not less than 65 days prior notice.

Fees. We paid to Cornell Capital Partners a cash fee of $3 million, and a cash structuring fee of $50,000 to Yorkville Advisors, in connection with the Securities Purchase Agreement out of the purchase price paid by Cornell Capital Partners for the 10% convertible debentures.

Registration Rights. In connection with the execution of the Securities Purchase Agreement, on June 23, 2005, we entered into a Registration Rights Agreement with Cornell Capital Partners, Highgate House Funds, Ltd. and LCC Global Limited. In connection with the Restructuring on December 30, 2005, we, Starome Investments Limited, Xentennial Holdings Limited and Staraim Enterprises Limited, entered into an Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement we agreed to prepare and file, no later than 30 days after the date of the Amended and Restated Registration Rights Agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1933, for the resale by the holders of the 10% convertible debentures of 850 million shares of our common stock to be issued upon conversion of the convertible debentures. The Company filed a registration statement covering these securities on January 11, 2006. This registration statement was withdrawn, resulting in the Company being in non-compliance with certain obligations under the Registration Rights Agreement. The Company has received  waivers of rights under the applicable default provisions affected by this non-compliance until July 31, 2007.

Standby Equity Distribution Agreement

On June 23, 2005, we entered into the $160 million Standby Equity Distribution Agreement with Cornell Capital Partners for the future issuance and purchase of shares of our common stock. This Standby Equity Distribution Agreement established what is sometimes referred to as an equity line of credit or an equity draw down facility and replaced our previous $30 million Standby Equity Distribution Agreement, which was terminated by the parties on June 23, 2005. We paid to Yorkville Advisors, LLC, the general partner of Cornell Capital Partners, a cash fee of $16 million in connection with the Standby Equity Distribution Agreement.

We entered into the $30 million convertible debentures and the $160 million Standby Equity Distribution Agreement for the following business reasons:

(1)
given that large OEMs that have been testing our products support their products to their customers for 10 to 15 years, we were unlikely to obtain contracts with these OEMs unless we could demonstrate that we had the financial resources to ensure that we would be a going concern and that we could supply these OEMs with product throughout the product lifecycle;

(2)
the convertible debentures provided us with a net cash infusion of approximately $11 million which has enabled us to ensure we have sufficient resources to execute on our business plan. This cash infusion also provided evidence to our customers and suppliers that we would be a going concern for the next one to two years; and · we fail to deliver the payment in cash pursuant to a "buy-in" within three days after notice is claimed delivered. A "buy-in" occurs if we fail to issue shares of Common Stock within five trading days after a notice of conversion is received and the holder requesting conversion purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such holder of the underlying shares of Common Stock that the holder anticipated receiving upon such conversion.

(3)
we believed the Standby Equity Distribution Agreement was necessary to provide our customers and suppliers with evidence that we would be a going concern for at least the next five years and would provide us with the necessary capital to execute our business plan, including any inorganic growth, such as acquisitions.

Multiple debentures and warrants were provided to Cornell Capital Partners as we understood that Cornell Capital Partners' intent at the time we entered into the debenture agreements was to assign the $20 million debenture and related warrants to a third party. We could not wait for the third party to enter into a separate agreement with us because we required the cash at that time as we had less than a month of cash-on-hand prior to entering into the debenture agreements.

The conversion price of the debentures was based on good faith negotiations between us and Cornell Capital Partners, which took into consideration the market price, volume and volatility of our common stock at the time of the negotiations. The exercise price of the warrants was also based on good faith negotiations between us and Cornell Partners, which took into consideration the market price, volume and volatility of our common stock at the time of the negotiations. In addition, the $16 million fee paid in connection with the issuance by Cornell Capital Partners of the Standby Equity Distribution Agreement was negotiated between Cornell Capital Partners and us. The purpose of the fee was to compensate Cornell Capital Partners for agreeing to irrevocably commit up to $160 million of its own capital to us for a period of up to five years. We believed that such a five year commitment on the part of Cornell Capital Partners, as opposed to a more customary two or three year commitment, was extraordinary in that it would effectively ensure that for a period of five years, we would have access to sufficient capital necessary to execute our aggressive business plan of enhancing profitability through growth and would eliminate any need for us to obtain additional financing from outside sources.

On December 30, 2005, we and Cornell Capital Partners terminated the $160 million Standby Equity Distribution Agreement, originally entered into on June 23, 2005, and replaced it with a new $100 million Standby Equity Distribution Agreement (the "$100 million Standby Equity Distribution Agreement"). We may not request advances under the $100 million Standby Equity Distribution Agreement until the underlying shares of our common stock are registered with the SEC, and any registration statement covering such underlying shares may not be declared effective by the SEC until all of the outstanding principal and accrued and unpaid interest on the amended and restated 10% convertible debentures have been either converted by the holders or redeemed or paid in full by us, which must occur on or before July 23, 2008. The term of the $100 million Standby Equity Distribution Agreement will commence on the date a registration statement covering the underlying shares becomes effective and will expire five years after such date. Under the old $160 million Standby Equity Distribution Agreement, Cornell Capital Partners was entitled to retain 5% of each advance requested by us. In consideration for the reduction of the amount available to us under the new $100 Standby Equity Distribution Agreement, Cornell Capital Partners agreed to reduce this 5% advance fee to 2.5% of each advance.

We may request advances under the $100 million Standby Equity Distribution Agreement once the underlying shares are registered with the SEC. Once the registration statement covering the underlying shares of common stock becomes effective, we may request an advance every seven trading days. The amount of each advance is subject to a maximum amount of $3 million every seven trading days. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 98% of the lowest closing bid price on the OTC Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We acknowledge in Section 2.2 of the Standby Equity Distribution Agreement that Cornell Capital Partners may sell shares of our common stock corresponding with a particular advance notice once that advance notice is received by them. Such sales may negatively affect the market price for our common stock and as a result, increase the number of shares of common stock that must be delivered to Cornell Capital Partners for future advances we request. We may continue to request advances until Cornell Capital Partners has advanced $100 million or 5 years have elapsed from the date a registration statement covering the underlying shares of common stock becomes effective, provided that we file either an amendment to the then effective registration statement or a new registration statement is declared effective after the 24th and 48th month after the effective date, whichever occurs first.

Under the $100 million Standby Equity Distribution Agreement, Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the $100 million Standby Equity Distribution Agreement.

The following conditions must be satisfied before Cornell Capital Partners is obligated to purchase any common shares under any draw down notice that we may deliver from time to time under the $100 million Standby Equity Distribution Agreement:

•
a registration statement for the shares must be declared effective by the SEC and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by Cornell Capital Partners;

•
there must be no statute, rule, regulation, executive order, decree, ruling or injunction which would prohibit the consummation of any of the transactions contemplated by the $100 million Standby Equity Distribution Agreement;

•
there must be no material action, suit or proceeding before any arbitrator or any governmental authority against us or any of our subsidiaries, or against any of the officers, directors or affiliates of our company or any of our subsidiaries, in respect of the $100 million Standby Equity Distribution Agreement or in respect of the transactions contemplated by the $100 million Standby Equity Distribution Agreement;

•	trading in our common stock must not have been suspended by the SEC or by the regulators of the principal market for our common stock (currently the OTC Bulletin Board); and

•
the principal market for our common stock must not have instituted, or otherwise been made subject to, a general suspension or limitation on the trading of securities through its facilities at any time prior to delivery of our draw down notice.

During the term of the $100 million Standby Equity Distribution Agreement, we may request advances of up to $3 million upon giving notice of not less than five trading days. We may request such advances every five trading days until the advances aggregate to $100 million.

During the term of the $100 million Standby Equity Distribution Agreement, subject to certain exceptions for issuances resulting from prior commitments, we cannot, without the prior consent of Cornell Capital Partners:

•	issue or sell any common stock or preferred stock with or without consideration;

•	issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock with or without consideration,

•	enter into any security instrument granting the holder a security interest in any of our assets; or

•	file any registration statements on Form S-8.

Provided we give Cornell Capital Partners two days prior written notice, the foregoing restrictions will exclude options, warrants or other securities convertible or exchangeable into shares of our common stock that were outstanding prior to December 30, 2005.

Cornell Capital Partners, and each of its directors, officers, partners, employees and agents, is entitled to customary indemnification from us for any losses or liabilities suffered by any such person based upon material misstatements or omissions from the $100 million Standby Equity Distribution Agreement, registration statement and the prospectus, except as they relate to information supplied by Cornell Capital Partners to us for inclusion in the registration statement and prospectus.

See “Risks Related to Our Business” beginning on page 6 for additional information related to the $100 million Standby Equity Distribution Agreement.

During fiscal year 2005, we terminated and replaced the following equity lines of credit with Cornell Capital Partners:

•
The $15 million Standby Equity Distribution Agreement entered into on May 19, 2004 was terminated on May 20, 2005 and replaced with a $30 million Standby Equity Distribution Agreement. The $15 million Standby Equity Distribution Agreement was replaced by the $30 million Standby Distribution Agreement because we determined that, at the time of termination, the balance of approximately $11.5 million remaining under the $15 million Standby Equity Distribution Agreement and its remaining life of approximately one year were insufficient to fund our long term business plans.

•
The two-year $30 million Standby Equity Distribution Agreement was terminated on June 23, 2005 and replaced with a $160 million Standby Equity Distribution Agreement. We entered into this new $160 million Standby Equity Distribution Agreement for a variety of reasons:

•
to ensure that we would have access to sufficient capital on both short and long term basis to enable us to implement and execute our aggressive business plan of enhancing profitability through rapid growth whether organically or through acquisitions or strategic partnerships;

•
to eradicate our need to expend management's time and our resources seeking, negotiating and finalizing short and long term financing to enable members of management to focus on executing our business plan; and

•
To provide evidence to our prospective large original equipment manufacturer customers and current suppliers that we would have the financial resources to be a going concern for the long-term and be able to service our debt.

•
We entered into the new $100 million Standby Equity Distribution Agreement based on a reevaluation of our financing needs and business plan for the next five years in connection with the restructuring of our 10% convertible debentures, in which we were able to negotiate the elimination of our obligation to make cash payments of principal and interest under the 10% convertible debentures and a reduction in the advance fees payable to Cornell Capital Partners under the equity line of credit from 5% to 2.5%.

In connection with the Standby Equity Distribution Agreement, we, Newbridge Securities Corporation and Cornell Capital Partners entered into a placement agent agreement on December 30, 2005.

We engaged Newbridge to act as our exclusive placement agent in connection with the Standby Equity Distribution Agreement dated as of December 30, 2005, pursuant to which we may issue and sell to the Cornell Capital Partners, up to $100 million of our common stock. Newbridge's services consisted of reviewing the terms of the Standby Equity Distribution Agreement and advising us with respect to those terms.

We issued to Newbridge 75,188 shares of our common stock as compensation for their services. Newbridge is entitled to "piggy-back" registration rights, which shall be triggered upon registration of any shares of common stock issued to Cornell Capital Partners under the Standby Equity Distribution Agreement.

Warrants Issued to Holders of 10% Convertible Debentures

Warrants Issued to Holders of 10% Convertible Debentures. Under the Securities Purchase Agreement, dated June 23, 2005, we issued (i) to Cornell Capital Partners, as trustee for LCC Global, two fiveyear warrants to purchase an aggregate of 58,337,500 shares of our common stock, at an exercise price of $0.16 per share and (ii) to Highgate House Funds, as trustee for LCC Global, a five-year warrant to purchase 4,162,500 shares of our common stock, at an exercise price of $0.16 per share.

In connection with the restructuring, on December 30, 2005, we amended and restated the warrants to effect the transfer of (i) 1,668,750 common stock purchase warrants to Starome Investments, (ii) 16,668,750 common stock purchase warrants to Xentenial Holdings and (iii) 4,162,500 common stock purchase warrants to Staraim Enterprises. Starome Investments Limited, Xentennial Holdings Limited and Staraim Enterprises Limited will not be entitled to exercise the warrants for a number of shares of our common stock if such exercise would cause the aggregate number of shares of our common stock beneficially owned by Starome Investments Limited, Xentennial Holdings Limited and Staraim Enterprises Limited, and their respective affiliates to exceed 4.9%, respectively, of the outstanding shares of our common stock following such exercise, except within 60 days of the expiration date of the warrants and except upon providing us with not less than 65 days prior notice.

Registration Rights. In connection with the execution of the Securities Purchase Agreement, on June 23, 2005, we entered into a Registration Rights Agreement with Cornell Capital Partners, Highgate House Funds, Ltd. and LCC Global Limited. In connection with the Restructuring on December 30, 2005, we, Starome Investments Limited, Xentennial Holdings Limited and Staraim Enterprises Limited, entered into an Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement we agreed to prepare and file, no later than 30 days after the date of the Amended and Restated Registration Rights Agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if we are then eligible, on Form S-3) under the Securities Act of 1933, for the resale by the holders of the warrants 62.5 million shares of our common stock to be issued upon exercise of the holders' warrants. The Company filed a registration statement covering these securities on January 11, 2006. This registration statement was withdrawn, resulting in the Company being in non-compliance with certain obligations under the Registration Rights Agreement. The Company received a waiver of rights under the applicable default provisions affected by this non-compliance until March 31, 2007 and a further waiver of rights under the applicable default provisions affected by this non-compliance until May 31, 2007.

Anti-dilution protections. If after December 30, 2005, we issue or sell any shares of common stock, or securities convertible into shares of common stock, for consideration per share less than a price equal to the exercise price in effect immediately prior to such issuance or sale, then immediately after such issue or sale the exercise price will be reduced to an amount equal to such consideration per share. No adjustment will be made for, provided such security is issued at a price that is greater than or equal to the arithmetic average of the closing bid prices of the Common Stock for the ten consecutive trading days immediately preceding the date of issuance, any of the following: (i) any issuance by us of securities in connection with a strategic partnership or a joint venture, (ii) any issuance by us of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity, (iii) any shares of capital stock or other securities exercisable for or convertible into shares of capital stock pursuant to a commitment arising on or prior to the date hereof and (iv) options to purchase shares of common stock, provided certain conditions are met. The warrants also have customary anti-dilution protection for reclassifications, stock splits and combinations. As a result of the issuance of the November 2006 10% Convertible Debentures and the antidilution protection, the exercise price for these warrants was reduced to $0.0298. The holders of the warrants waived any adjustment to the number of shares issuable upon exercise of the warrants that would have been triggered as a result of the issuance of the November 2006 10% Convertible Debentures. The holders of the warrants waived anti-dilution rights that would otherwise have been triggered as a result of the issuance of the January 2007 10% convertible debentures.

Warrants Issued to Investor Relations Firms

Warrants Issued to AGORA Investor Relations Corp(Agora). In consideration for its provisions of investor relations services under an investor relations agreement, we issued to AGORA three-year warrants on 1,000,000 shares of our common stock priced at $0.16 with full piggyback rights and were to be registered with the company's next registration statement after November 30, 2005. The warrants will expire on October 31, 2008 and became exercisable on October 31, 2006.

Warrants Issued to Hawk Associates, Inc. In consideration for its provisions of investor relations services under an investor relations agreement, we issued to Hawk Associates, Inc. five-year warrants on 250,000 shares of our common stock priced at $0.20 with full piggyback rights and were to be registered with the company's next registration statement after July 1, 2004. The warrants will expire at midnight on June 30, 2009.

Warant Issued to Consulting Firm

Warrant issued to SKS Consulting of South Florida.  In consideration for its provision of consulting services under a consulting contract, we issued to SKS Consulting of South Florida five year warrants on 600,000 shares of our common stock, of which 200,000 warrants are exercisable at $0.06 per share and 400,000 warrants are exercisable at $0.03 per share.  The warrants vested immediately and expire between January 31, 2010 and April 30, 2012.

Market Information

Our common stock is quoted on the OTC Bulletin Board under the trading symbol "SMTR." The high and low bid prices for our common stock at the close of business on January 31, 2007, as reported by the OTC Bulletin Board, were $.0398 and $.0381 per share, respectively.

Transfer Agent

Our common shares are issued in registered form. On March 31, 2007 we changed our transfer agent to Worldwide Stock Transfer, LLC ( 885 Queen Anne Road, Teaneck, New Jersey 07666 (telephone: (201) 357-8650, facsimile (201) 357-8648)) who is now the registrar and transfer agent for our common shares.

Indemnification Provisions

Under our Articles our directors must cause our company to indemnify our company’s directors and former directors, and their respective heirs and personal or other legal representatives, to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia). Business Corporations Act (British Columbia). Division 5 of Part 5 of the Business Corporations Act consists of Sections 159 through 165. Section 160 provides that a corporation may (a) indemnify an eligible party (these consist of the corporation’s directors, officers, former directors and former officers and their respective heirs and personal or other legal representatives) against judgments, penalties or fines awarded as the result of an eligible proceeding (consisting of any proceeding in which any eligible party is or may be joined as a party by reason of being or having been a director or officer, or the equivalent of a director or officer, of the corporation) and/or (b) pay the expenses of an eligible party reasonably incurred by that party in respect of such an eligible proceeding after final disposition. Section 161 provides that a British Columbia corporation must pay the expenses incurred by an eligible party in respect of an eligible proceeding if the eligible party is ultimately successful in defending any such proceeding on the merits. Notwithstanding the foregoing, Section 163 prohibits a British Columbia corporation from granting such an indemnity to an eligible party if:

•	at the time the agreement to give indemnity was made the corporation was prohibited from agreeing to grant it by its memorandum or articles;

•	at the time the indemnity is made or paid the corporation is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the corporation; or

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the eligible party did not have reasonable grounds for believing his or her conduct was lawful.

Section 164 of the Business Corporations Act (British Columbia) provides that, regardless of whether the payment of expenses or an indemnity is otherwise authorized under the corporation’s Articles or whether it is authorized or declined under Division 5 of Part 5 of the Business Corporations Act, a court may:

•	order a corporation to indemnify an eligible party against any liability incurred in respect of an eligible proceeding;

•	order a corporation to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or a payment under, an agreement of indemnity;

•	order payment of some or all expenses incurred by any eligible person in obtaining a court order under Section 164 of the Business Corporations Act; or

•	make any other order that the court deems appropriate.

Securities Act. Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling stockholders will be passed upon for us by our counsel, Clark Wilson LLP of Vancouver, British Columbia.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The consolidated financial statements of SmarTire Systems Inc. as of July 31, 2006 and for the year then ended included with this prospectus and registration statement have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the period set forth in their reports (which contains comments for United States readers regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of SmarTire Systems Inc. as of July 31, 2005 and for each of the years in the two-year period then ended included with this prospectus and registration statement have been audited by KPMG LLP, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. The audit report covering the July 31, 2005 consolidated financial statements includes additional comments for U.S. readers on Canada:U.S. reporting difference that states that conditions and events exists that cast substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On July 14, 2006, KPMG resigned at our request as our independent registered public accounting firm. The Audit Committee made the decision to change independent accountants and that decision was approved, ratified and adopted by our Board of Directors. The audit report of KPMG on the consolidated financial statements as of and for the year ended July 31, 2004 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles but was modified as to uncertainty due to substantial doubt regarding our ability to continue as a going concern. The audit report of KPMG on the consolidated financial statements as of and for the year ended July 31, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified, but was modified as to uncertainty due to substantial doubt regarding our ability to continue as a going concern. In connection with their audits for the years ended July 31, 2004, July 31, 2005 and in the subsequent interim periods through July 14, 2006, there have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in its reports on financial statements for such years.

On July 28, 2006, we engaged BDO as our independent registered public accounting firm for the fiscal year ending July 31, 2006, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-QSB, beginning with, and including, the quarter ended October 31, 2006. The Audit Committee made the decision to engage BDO and that decision was approved, adopted and ratified by our Board of Directors. We have not consulted with BDO during our two most recent fiscal years or during any subsequent interim period prior to its appointment as auditor regarding either (i) the application of accounting principle to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that BDO concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B and the related instructions).

In deciding to select BDO, the Audit Committee considered BDO’s experience and expertise related to public companies traded on the Over-the-Counter Bulletin Board as well as reviewed auditor independence issues and existing commercial relationships with BDO. The Audit Committee concluded that BDO has no commercial relationship that would impair its independence and had the appropriate expertise that we required regarding its current operations.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of SmarTire, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We are a "foreign private issuer," as such term is defined in Rule 3b-4 under the Securities Exchange Act of 1934. However, we have elected to file Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K with the SEC. Our SEC filings are generally available to the public from our website. Information on our website is not, and should not be considered to be, part of this prospectus. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website is not incorporated by reference, and should not be considered part of, this prospectus. You may also request a copy of our filings at no cost by writing or telephoning us at: SmarTire Systems Inc. 150-13151 Vanier Place Richmond, British Columbia, V6V 2J1 Attention: Jeff Finkelstein, Chief Financial Officer, (604) 276-9884.

NO FINDER, DEALER, SALES PERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SMARTIRE SYSTEMS INC. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

INDEX TO CONSOLIDATED FINANCIAL INFORMATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of SmarTire Systems Inc.

We have audited the consolidated balance sheet of SmarTire Systems Inc. as at July 31, 2006 and the consolidated statements of operations, stockholders' capital deficit and comprehensive loss and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conduct our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at July 31, 2006 and the results of its operations and its cash flow for the year then ended in accordance with U.S. generally accepted accounting principles.

/s/BDO Dunwoody LLP
Chartered Accountants

Vancouver, Canada
September 27, 2006

COMMENTS BY AUDITOR FOR U.S. READERS ON
CANADA - U.S. REPORTING DIFFERENCE

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 2 to the consolidated financial statements. Our report to the shareholders dated September 27, 2006 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the report of independent registered public accounting firm when these are adequately disclosed in the financial statements.

/s/BDO Dunwoody LLP
Chartered Accountants

Vancouver, Canada
September 27, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of SmarTire Systems Inc.

We have audited the consolidated balance sheet of SmarTire Systems Inc. as at July 31, 2005 and the consolidated statements of operations, stockholders’ equity (capital deficit) and comprehensive loss and cash flows for the years ended July 31, 2005 and July 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at July 31, 2005 and the results of its operations and its cash flows for the years ended July 31, 2005 and July 31, 2004 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Chartered Accountants

Vancouver, Canada
September 16, 2005, except for note 13 which is as of September 23, 2005, and note 4 which is as of June 30, 2006

COMMENTS BY AUDITOR FOR U.S. READERS ON
CANADA - U.S. REPORTING DIFFERENCE

To the Shareholders of SmarTire Systems Inc.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in note 2 to the financial statements. Our report to the shareholders dated September 16, 2005, except for note 13 which is as of September 23, 2005 and note 4 which is as of June 30, 2006, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the report of independent registered public accounting firm when these are adequately disclosed in the financial statements.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada
September 16, 2005, except for note 13 which is as of September 23, 2005, and note 4 which is as of June 30, 2006

SMARTIRE SYSTEMS INC.

	2006	2005
		(as restated - note 4)

ASSETS

Current assets:
Cash and cash equivalents	$1,988,420	$10,059,763
Receivables, net of allowance for doubtful accounts
of $19,497 (2005 - $50,750)	609,250	275,789
Inventory (note 5)	2,212,579	2,798,747
Prepaid expenses	196,668	158,188
	5,006,917	13,292,487

Property and equipment (note 6)	780,039	716,763

Deferred financing costs (note 14)	1,692,094	18,209,280

Other assets (note 7)	75,275	1,066,013

	$7,554,325	$33,284,543

LIABILITIES AND STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

Current liabilities:
Accounts payable and accrued liabilities (note 8)	$2,257,049	$843,025
Current portion of convertible debentures (note 10)	1,615,000	4,866,584
	3,872,049	5,709,609

Convertible debentures, net of amounts to be accreted of $8,567,424
(2005 - $10,111,082) (note 10)	21,432,576	17,118,667

Accrued interest on convertible debentures (note 10 e))	1,750,000	-
Derivative financial instrument (note 11)	8,043,225	-

Preferred shares, subject to mandatory redemption net of
amounts to be accreted of $3,665,485 (2005 - $3,999,999) (note 12)	482,128	72,310

Stockholders' equity (capital deficit):
Share capital (note 13)
Common shares, without par value:
Unlimited shares authorized
311,610,656 shares issued and outstanding (2005 - 278,562,884)	68,049,577	66,695,717
Additional paid-in capital	6,929,818	18,697,821
Accumulated deficit	(103,967,579)	(75,138,474)
Accumulated other comprehensive loss	962,531	128,893
	(28,025,653)	10,383,957

	$7,554,325	$33,284,543

SMARTIRE SYSTEMS INC.
Consolidated Statement of Operations
(Expressed in Unted States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

	2006	2005	2004
		(as restated - note 4)

Revenue	$3,455,649	$1,463,460	$1,658,279

Cost of goods sold (including in the year ended
July 31, 2006 and July 31, 2005 inventory write-downs of
$700,000 and $500,000 respectively)	3,160,763	1,634,780	1,445,563
	294,886	(171,320)	212,716

Expenses:
Depreciation and amortization	1,303,889	1,497,250	1,371,717
Engineering, research and development	1,891,961	3,297,011	1,654,690
General and administrative	2,368,118	4,953,537	2,338,758
Marketing	1,535,160	2,540,730	1,821,122
	7,099,128	12,288,528	7,186,287

Loss from operations	(6,804,242)	(12,459,848)	(6,973,571)

Other earnings (expenses):
Interest income	222,332	39,241	5,873
Interest and financing expense (note 15)	(24,262,542)	(3,779,151)	(4,031,820)
Gain/(loss) on settlement of convertible debenture (note 10(b))	(214,274)	42,346	-
Unrealized gain on derivative instrument income	2,521,841	-	-
Foreign exchange gain (loss)	(292,220)	37,194	12,492
	(22,024,863)	(3,660,370)	(4,013,455)

Loss for the year	$(28,829,105)	$(16,120,218)	$(10,987,026)

Accrued dividends and accretion on preferred shares	(554,138)	-	-

Loss available to common stockholders	(29,383,243)	(16,120,218)	(10,987,026)

Basic and diluted loss per share	$(0.10)	$(0.07)	$(0.13)

Weighted average number of common shares used in
the computation of basic and diluted loss per
share (note 19)	292,196,901	222,981,341	83,356,095

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statement of Stockholders' Equity (Capital Deficit) and Comprehensive Loss
(Expressed in Unted States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

	Common Shares			Additional	Accumulated		Accumulated	Stockholders'		Comprehensive
	Shares	Amount		paid-in	Deficit		other	equity		loss
				capital			comprehensive	(Capital
							loss	Deficit )
			$	$		$	$		$	$

Balance at July 31, 2003	55,039,065	48,204,995		6,681,893	(48,031,230)		(568,354)	6,287,304		(9,505,692)

Exercise of stock options for cash	79,400	15,880		-	-		-	15,880		-
Intrinsic value of beneficial conversion feature of convertible debentures
plus fair value of warrants issued	-	-		2,457,023	-		-	2,457,023		-
Conversion of convertible debentures and accrued interest to common shares allocated pro-rata between additional paid-in-capital and common
shares, net of issuance costs of $156,133	20,882,076	5,344,961		(2,788,277)	-		-	2,556,684		-
Exercise of warrants for cash, net of issuance costs of $78,370	12,463,231	3,702,985		(1,601,970)	-		-	2,101,015		-
Issuance of shares and warrants as fees for services received	200,000	34,800		63,375	-		-	98,175		-
Fair value of agent's warrants issued on private placement of convertible
debentures	-	-		15,699	-		-	15,699		-
Issuance of shares as fees on equity line of credit	3,605,769	375,000		(375,000)	-		-	-		-
Cash cost incurred for equity line	-	-		(35,420)	-		-	(35,420)		-
Shares issued upon draw downs on equity line of credit, net of issuance
cost of $60,601	10,861,220	689,399		-	-		-	689,399		-
Loss for the period	-	-		-	(10,987,026)		-	(10,987,026)		(10,987,026)
Translation adjustment	-	-		-	-		267,483	267,483		267,483

Balance as at July 31, 2004	103,130,761	58,368,020		4,417,323	(59,018,256)		(300,871)	3,466,216		(10,719,543)

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statement of Cash Flows
(Expressed in Unted States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

	2006	2005	2004
		(as restated - note 4)
Cash provided (used for):
Operating activities:
Loss for the year	$(28,829,105)	$(16,120,218)	$(10,987,026)
Items not affecting cash:
Depreciation and amortization	1,303,889	1,497,250	1,371,717
Unrealized gain on derivative instruments	(2,521,841)	-	-
Stock-compensation expense (recovery)	(3,087,145)	4,279,653	-
Non-cash interest, penalties and finance charges	23,207,528	3,573,475	3,842,107
Inventory write-down	700,000	500,000	-
Issuance of shares and warrants for services received	47,070	-	98,175
Loss/(gain) on settlement of convertible debenture (note 10(b))	214,274	(42,346)	-
Change in non-cash working capital:
Receivables	(303,993)	(44,507)	170,127
Inventory	101,924	(67,943)	(2,391,749)
Prepaid expenses	(24,781)	82,153	(50,265)
Accounts payable and accrued liabilities	1,315,627	(477,512)	374,794
Net cash used in operating activities	(7,876,553)	(6,819,995)	(7,572,120)

Investing activities:
Purchase of capital assets	(246,575)	(73,511)	(446,780)

Net cash used in investing activities	(246,575)	(73,511)	(446,780)

Financing activities:
Cash received on exercise of stock options	61,800	181,800	15,880
Cash received on exercise of warrants (note 13)	110,000	618,217	2,179,385
Proceeds from equity line of credit (note 13)	-	2,725,000	750,000
Proceeds from convertible debentures (note 10)	-	34,195,000	2,725,000
Proceeds from preferred shares (note 12)	-	4,000,000	-
Proceeds from promissory notes (note 9)	-	875,000	1,500,000
Settlement of convertible debentures (note 10 (b))	(250,000)	-	-
Repayment of convertible debentures (note 10)	-	(3,360,930)	-
Financing costs	-	(19,989,564)	(626,696)
Repayment of promissory notes (note 9)	-	(2,375,000)	(305,715)

Net cash provided by financing activities	(78,200)	16,869,523	6,237,854

Effect of exchange rate difference on cash and cash equivalents	129,985	7,076	14,022

Net increase (decrease) in cash and cash equivalents	(8,071,343)	9,983,093	(1,767,024)

Cash and cash equivalents, beginning of year	10,059,763	76,670	1,843,694

Cash and cash equivalents, end of year	$1,988,420	$10,059,763	$76,670

Supplementary information:
Interest and finance charges paid	$1,055,014	$235,593	$189,713
Income taxes paid	-	-	-
Non-cash investing and financing activities:
Conversion of convertible debentures and interest into common shares	391,362	1,498,649	2,556,684
Conversion of preferred shares to common shares	144,320	-	-
Settlement of convertible debt	37,646	-	-
Fair value of agents warrants issued in conjunction with
private placements	-	-	15,699
Issuance of shares as consideration for equity line of credit	-	2,725,000	375,000
Financing costs included in accounts payable		-	52,859
Shares issued for services	-	261,578	-
See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

1.	Operations:

The Company and its subsidiaries develop and market products incorporating wireless data transmission and processing technologies, primarily for the automotive and transportation industries. The Company's primary product is a wireless tire monitoring system which it currently markets for use on trucks, recreational vehicles, buses, motorcycles, passenger vehicles, and other pneumatic tire applications. All sales of its product are made in this industry segment.

2.	Going concern:

The Company has incurred recurring operating losses and has a deficit of $103,967,579 and working capital of $1,134,868 as at July 31, 2006. During the year ended July 31, 2006, the Company used cash of $7,876,553 in operating activities.

During fiscal 2006, the Company realized gross cash proceeds of $171,800 (2005 - $42,595,017) from financing activities.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, and obtaining the necessary financing in order to achieve profitable operations. The outcome of these matters cannot be predicted at this time. The Company’s future operations are dependent on the market’s acceptance of its products in order to ultimately generate future profitable operations, and the Company’s ability to secure sufficient financing to fund future operations. There can be no assurance that the Company’s products will be able to secure market acceptance. Management plans to obtain additional financing to enable the Company to achieve profitable operations as although the Company has a $100 million Standby Equity Distribution Agreement with Cornell Capital Partners, it is uncertain when the Company will be permitted to draw down on the Standby Equity Distribution Agreement as drawdowns are subject to an effective Registration statement. As a result, the Company may require additional financing to fund its operations. These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that the Company’s assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	Significant accounting policies:

(a)	Basis of presentation:

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SmarTire USA Inc., SmarTire Europe Limited, and SmarTire Technologies Inc. All intercompany balances and transactions have been eliminated.

(b)	Research and development costs:

Research and development costs are expensed as incurred. Equipment used in research and development is capitalized only if it has an alternative future use.

(c)	Cash and cash equivalents:

Cash and cash equivalents includes investments in short-term investments with a term to maturity when acquired of 90 days or less.

(d)	Inventory:

Inventory of raw materials is recorded at the lower of cost, determined on a first-in, first-out basis, and net realizable value. Inventory of finished goods and work-in progress are recorded at the lower of average cost and net realizable value. Average cost is determined using the weighted-average method and includes invoice cost, duties and freight where applicable plus direct labour applied to the product and an applicable share of manufacturing overhead. A provision for obsolescence for slow moving inventory items is estimated by management based on historical and expected future sales and is included in cost of goods sold.

(e)	Property and equipment:

Property and equipment are recorded at cost. Depreciation of computer hardware and software and office and shop equipment is provided for on the declining balance basis at 30% per annum. Leasehold improvements are depreciated over the lesser of their useful lives or the term of the lease.

(f)	Deferred financing costs:

Deferred financing costs include cash payments made by the Company in conjunction with various financing instruments and placements. The fees associated with the convertible debentures are amortized over the respective terms of the convertible debentures. As at July 31, 2005, the Company had deferred $16,084,086 of financing costs relating to its $160.0 million equity line of credit. As described in note 14, on September 23, 2005 the Company withdrew the Registration Statement previously filed on July 22, 2005 with the SEC. As a result of the withdrawal of the Registration Statement the Company did not have the ability to draw down on the $160.0 million equity line of credit. As further disclosed in note 14, it is currently not determinable when the Company will be able to draw down on the amended $100.0 million equity line of credit. For the year ended July 31, 2006, the Company has charged $16,517,186 (2005 - $197,326, 2004 - $123,573) to the statement of operations as interest and financing expense.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

3.	Significant accounting policies (continued):

(g)	Other assets:

Other assets include the license to manufacture and sell tire monitoring systems to the original equipment vehicle manufacturers (note 7). Other assets are recorded at cost and are being amortized over five years on a straight-line basis.

(h)	Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, business climate and future undiscounted cash flows expected to result from the use of the related assets or to be realized on sale. The Company recognizes an impairment loss if the projected undiscounted future cash flows are less than the carrying amount. The amount of the impairment charge, if any, is measured equal to the excess of the carrying value over the expected future cash flows discounted using the Company's average cost of funds.

(i)	Revenue recognition:

The Company recognizes revenue when there is persuasive evidence of an arrangement, goods are shipped and title passes, collection is probable, and the fee is fixed or determinable. Provisions are established for estimated product returns and warranty costs at the time the revenue is recognized. The Company records deferred revenue when cash is received in advance of the revenue recognition criteria being met. Revenue from engineering services is recognized on services as they are rendered and pre-defined milestones are achieved. Engineering services revenue for the year were nil (2005-nil and 2004 - $94,800).

(j)	Loss per share:

Basic loss per share computations are based on the weighted average number of shares outstanding during the year. If in a period the Company has outstanding dilutive stock options and warrants, diluted loss per share is calculated using the treasury stock method.

(k)	Income taxes:

The Company accounts for income taxes in accordance with the asset and liability method. Under this method, deferred income taxes are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts and their respective income tax bases and for loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period of enactment. Deferred income tax assets are evaluated and if their realization is not considered to be "more likely than not", a valuation allowance is provided.

(l)	Warranty costs:

The Company accrues warranty costs upon the recognition of related revenue, based on its best estimates, with reference to past experience. See note 20(b).

(m)	Foreign currency translation:

The Company's functional or primary operating currency is the Canadian dollar. The Company's financial statements are prepared in Canadian dollars before translating to the US dollar reporting currency. The Company translates transactions in currencies other than the Canadian dollar at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts reported in Canadian dollars have been translated into US dollars as follows: assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized gains and losses resulting from the translation into the reporting currency are accumulated in accumulated other comprehensive income, a separate component of stockholders' equity.

(n)	Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management at the date of the financial statements to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts to revenues and expenses during the reporting period. Significant areas requiring the use of estimates include estimating allowance for doubtful accounts, estimating the net realizable value of inventory, the future cash flows for assessing the net recoverable amount of long-lived assets, stock-based compensation, product returns and accrued liabilities. Actual results may differ from those estimates.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

3.	Significant accounting policies (continued):

(o)	Stock-based compensation:

The Company has elected under Statement of Financial Accounting Standards (“SFAS”) 123, Accounting for Stock-based Compensation, to account for employee stock options using the intrinsic value method. This method is described in Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As the Company grants stock options with an exercise price not less than the market value of the underlying common shares on the date of grant, no compensation expense is required to be recognized under APB 25 for fixed plan awards.

If the exercise price of an employee stock option award is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Company measures compensation as the amount by which the quoted market value of the common shares of the Company's stock covered by the grant exceeds the option price, with changes in the market price included in the measurement of loss.

In accordance with SFAS 148, “Accounting for Stock-Based Compensation - Transition and disclosure and amendment of FASB Statement No. 123” the following table illustrates the effect on net loss and net loss per share as if the Company had applied the fair value recognition provisions of FAS 123. Because most of the Company’s options vest over two years and additional option grants are expected to be made in future years, the pro forma results are not representative of the pro forma results for future periods.

SFAS 123 uses the fair value method of calculating the cost of stock option grants. Had compensation cost for employee stock options been determined by this method, net loss and net loss per share would have been as follows:

	2006	2005 (as restated )	2004
Net loss:
As reported	$(28,829,105)	$(16,120,218)	$(10,987,026)
Stock-based compensation expense/(recovery)
recognized using intrinsic value
method (variable award)	(3,087,145)	4,279,653	-
Stock-based compensation expense
determined under fair value based
method for all awards	(651,079)	(1,101,411)	(1,291,736)

Pro forma	$(32,567,329)	$(12,941,976)	$(12,278,762)

Basic and diluted loss per share:
As reported	$(0.10)	$(0.07)	$(0.13)
Pro forma	$(0.11)	$(0.06)	$(0.15)

The Company recognizes compensation expense on a straight-line basis over the vesting period beginning on the date the stock option is granted.

The fair value of each option and warrant granted is estimated on the date of grant using the Black-Scholes option valuation model with the following range of weighted average assumptions:

	2006	2005	2004

Expected dividend yield	0%	0%	0%
Expected stock price volatility	140-145%	137-147%	139-152%
Risk-free interest rate	3.15-4.53%	3.54-4.11%	3.28-4.08%
Expected life of options and warrants	5 years	5 years	3-5 years

Weighted-average fair values of options granted during the year are as follows:

	2006	2005	2004

Options whose exercise price at date of grant:
Equals the market price of stock	$ -	$ 0.03	$ 0.07
Exceeds the market price of stock	0.06	0.02	0.16

The Company recognizes compensation expense for stock options, common stock and other instruments issued to non-employees for services received based upon the fair value of the equity instruments issued as the services are performed and the instrument is earned.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

3.	Significant accounting policies (continued):

(p)	Derivative Instruments:

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities”, requires all contracts which meet the definition of a derivative to be recognized in the Company’s consolidated financial statements as either assets or liabilities and recorded at fair value. Changes in the fair value of the derivative financial instruments are recognized periodically in the Company’s consolidated statement of operations. The estimated fair values of derivative instruments are determined at discrete points in time based on the relevant market information and are calculated with reference to the market rates using standard valuation techniques.

(q)	Fair value of financial assets and liabilities:

Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, receivables, accounts payable and accrued liabilities, approximate their fair value due to their short maturities. It was not practicable to estimate the fair value of the convertible debentures and the redeemable preferred shares, as they are not publicly traded or quoted and an active and liquid market does not exist for investments with similar terms, risks and other features. These instruments are convertible into the Company's common shares that currently trade in a limited volume relative to the number of shares that are issued and outstanding. The underlying value of the Company is dependent on future sales, income and product development that are, at least in part, outside of the Company's control. The existence of doubt about the Company's ability to continue as a going concern results in uncertainty about the future, and certain of the instruments are held by related parties. Information as to the terms, including the determination of carrying values, interest rates and maturity dates are set out in notes 10 and 12.

(r)	Comprehensive income:

Under SFAS 130, Reporting Comprehensive Income, the Company is required to report comprehensive income, which includes net loss as well as changes in equity from non-owner sources. The other changes in equity included in comprehensive income for the periods presented comprise the foreign currency cumulative translation adjustments. Accumulated other comprehensive loss is presented in the consolidated statements of stockholders' equity (capital deficit) and comprehensive loss.

(s)	Allowance for doubtful accounts:

Accounts receivables are presented net of an allowance for doubtful accounts. The allowance was $19,497 at July 31, 2006 (2005 - $50,750). Bad debt recovery was $28,630 for the year ended July 31, 2006 (2005 - expense of $51,327; 2004 - expense of $2,135).

The Company evaluates the collectibility of its accounts receivable balances based upon a combination of factors on a periodic basis. When the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company (such as in the case of bankruptcy filings or material deterioration in the customers’ operating results or financial position and payment experiences), the Company records a specific bad debt provision to reduce the customer’s related accounts.

(t)	Recent accounting pronouncements:

SFAS No. 123 (R)

In December 2004, the SFAS issued Statement of Financial Accounting Standard No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) requires all public companies accounting for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments to account for these types of transactions using a fair value based method. The Company currently accounts for share-based payments to employees using the intrinsic value method as set forth in APB No. 25 “Accounting for Stock Issued to Employees.” SFAS No. 123(R) eliminates the alternative to use APB No. 25’s intrinsic value method of accounting. Accordingly the adoption of SFAS No. 123(R)’s fair value method will have an impact our results of operations. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. SFAS No. 123(R) permits companies to adopt its requirements using either a modified prospective method or a modified retrospective method. The Company has determined that it will adopt SFAS No. 123(R) using the modified prospection method. The provisions of SFAS No. 123(R) are effective for financial statements with the first interim or annual reporting period beginning after June 15, 2005. However, the SEC announced on April 14, 2005 that it would provide for a phased-in implementation process for SFAS No. 123 (R). As a result, the Company will not be required to apply SFAS 123(R) until the period beginning August 1, 2006.

SFAS No. 154

In June 2005, the FASB issued Statement of Financial Accounting Standard No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements” (“SFAS 154”). The Statement applies to all voluntary changes in accounting principle, and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS 154 requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. SFAS 154 requires that a change in method of depreciation, amortization, or depletion for long-lived, nonfinancial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. Opinion 20 previously required that such a change be reported as a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company’s financial statements.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

3.	Significant accounting policies (continued):

SFAS No. 157

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for the fiscal year beginning November 15, 2007. The Company is currently evaluating the impact of the provisions of FAS 157.

FIN 48

In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on the Company’s consolidated balance sheet and statement of operations.

EITF 06-3

In March 2006, the Emerging Issues Task Force published Abstracts No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement” (“EITF 06-3”) which requires a policy be adopted to present externally imposed taxes on revenue-producing transactions on either a gross or net basis. Gross or net presentation may be elected for each different type of tax, but similar taxes should be presented consistently. Taxes within the scope of this issue would include taxes that are imposed on a revenue transaction between a seller and a customer. EITF 06-3 is effective in interim and annual financial periods beginning after December 15, 2006. The adoption of EITF 06-3 is not expected to have a material impact on the Company’s financial statements.

SAB 108

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. (“SAB 108”) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company is currently evaluating the effect, if any, that this pronouncement will have on its financial results.

4.	Restatement of previously issued financial statement:

The Company has effected a restatement of its financial results for the year ended July 31, 2005.

The restatement was effected to correct an error in the Company’s accounting treatment of the gain recorded upon the extinguishment of its $2.5 million, 5% convertible debenture with respect to guidance in EITF 00-27, Issue 12(b) as the conversion price used in the calculation of the accounting gain to reflect that of the closing bid price of the Company’s common stock on the date of extinguishment.

The effect of the amended accounting for the (non-cash) gain on extinguishment of debt on the Company’s consolidated statement of operations for the year ended July 31, 2005 was a decrease in the gain on extinguishment of debt of $1,828,357 which resulted in an increase in the Company’s net loss of $1,828,357 and a reduction in the charge to deficit relating to the extinguishment of the debenture. Basic and diluted loss per share for the year ended July 31, 2005 increased by $0.01 to $0.07 per share. The effect on the Company’s consolidated balance sheet as of July 31, 2005 was an increase in its additional paid in capital and accumulated deficit of $6,324.

5.	Inventory:

	2006	2005

Raw materials	$ 701,661	$ 1,362,608
Work in progress	232,517	45,332
Finished goods	1,278,401	1,390,807

	$ 2,212,579	$ 2,798,747

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

6.	Property and equipment:

		Accumulated	Net book
2006	Cost	amortization	Value

Computer hardware and software	$ 953,549	$ 746,800	$ 206,749
Office and shop equipment	1,773,674	1,285,667	$ 488,007
Leasehold improvements	243,754	158,471	$ 85,283

	$ 2,970,977	$ 2,190,938	$ 780,039

		Accumulated	Net book
2005	Cost	amortization	Value

Computer hardware and software	$ 803,638	$ 623,123	$ 180,515
Office and shop equipment	1,477,329	1,027,230	450,099
Leasehold improvements	224,901	138,752	86,149

	$ 2,505,868	$ 1,789,105	$ 716,763

7.	Other assets:

On December 13, 2000, the Company entered into an Assignment and Amendment Agreement with TRW Inc. ("TRW") that transferred to the Company the license to manufacture and sell tire pressure monitoring systems to the original equipment vehicle manufacturers of most medium and heavy duty trucks. Consideration consisted of 490,072 shares of common stock valued at $1,337,500, based on the market value of the Company's stock at the date of purchase, plus cash of $400,000.

On August 31, 2001, the Company and TRW entered into an agreement to restructure their strategic alliance. Under the terms of restructuring, the Company and TRW agreed to terminate a number of agreements. The Company has the right to manufacture and sell tire pressure monitoring systems to the original equipment vehicle manufacturers market ("OEM"). Consideration consisted of a promissory note of $2.8 million, carrying an interest rate of 6% per annum plus cash of $500,000. The balance of principal in the amount of $1,350,000 owed at July 31, 2002 was repaid during fiscal 2003 and interest of $97,542 on this balance was forgiven by TRW.

The rights are being amortized over five years on a straight-line basis.

		Accumulated	Net book
2006	Cost	amortization	Value

OEM - most medium and heavy duty trucks	$ 1,737,500	$ 1,737,500	$ -
OEM - all other vehicles	3,300,000	3,224,725	75,275

	$ 5,037,500	$ 4,962,225	$ 75,275

		Accumulated	Net book
2005	Cost	amortization	Value

OEM - most medium and heavy duty trucks	$ 1,737,500	$ 1,574,381	$ 163,119
OEM - all other vehicles	3,300,000	2,397,106	902,894

	$ 5,037,500	$ 3,971,487	$ 1,066,013

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

8.	Accounts payable and accrued liabilities:

	2006	2005

Accounts payable	$ 928,726	$ 311,296
Accrued liabilities	739,752	232,629
Interest payable on convertible debentures	588,571	299,280

	$ 2,257,049	$ 843,205

9.	Promissory notes:

(a)	During the year ended July 31, 2005, the Company received gross proceeds of $875,000 as follows:

i.
 On November 16, 2004, the Company received gross proceeds of $250,000 upon the issuance of an unsecured short-term promissory note to an accredited investor. There were no fees on the note. The note bore interest at a rate of 12% per annum and was repaid on December 15, 2004.

ii.
 On November 30, 2004, the Company received gross proceeds of $275,000 upon the issuance of an unsecured short-term promissory note to an accredited investor. The note bore interest at a rate of 12% per annum and was repaid on December 15, 2004. As a commitment fee, the holder of the note received $27,500.

iii.
 On February 9, 2005, the Company received gross proceeds of $350,000 upon the issuance of an unsecured short-term promissory note to an accredited investor. The note bore interest at a rate of 10% per annum and was repaid on March 16, 2005. As a commitment fee, the holder of the note received $35,000.

(b)
During the year ended July 31, 2005, the Company repaid all of its outstanding promissory notes. In total, the Company repaid $2,375,000 of principal, including $1,500,000 received from the issuance of two promissory notes during the year ended July 31, 2004 and $61,462 in interest on its promissory notes.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

10.	Convertible debentures:

The Company has entered into a number of convertible debt instruments. The following table denotes the face value of each of these convertible debentures and provides a summary of the balance of convertible debentures outstanding as at July 31, 2006 and July 31, 2005. Each convertible debenture is also described in detail as specified in the table below.

	8%	Discounted	5%	5%	5%	10%
	Note 10(a)	Note 10(b )	Note 10(c )	Note 10(c )	Note 10(d )	Note 10(e )	Total
Original face value of convertible debenture	$1,700,000	$3,493,590	$195,000	$2,500,000	$1,500,000	$30,000,000	$39,388,590

Debt component, as at July 31, 2004:	1	666,830	-	-	-	-	666,831

Issued	-	-	195,000	2,500,000	1,500,000	30,000,000	34,195,000
Allocation to additional paid-in capital on issuance	-	-	(52,881)	(677,966)	(1,499,999)	(8,774,399)	(11,005,245)
Interest accretion	274,999	1,680,357	52,881	-	-	163,315	2,171,552
Redemptions, repayments, and settlements	-	(860,929)	-	(1,822,034)	-	-	(2,682,963)
Conversion of debt to common shares	(160,000)	(1,315,517)	-	-	-	-	(1,475,517)
Penalties and other accrued amounts, net of witholding tax	-	115,592	-	-	-	-	115,592

Debt component, as at July 31, 2005	115,000	286,333	195,000	-	1	21,388,916	21,985,250
Less current portion, as at July 31, 2005	(115,000)	(286,333)	(195,000)	-	(1)	(4,270,250)	(4,866,584)
Long term portion of debt component, as at July 31, 2005	$-	$-	$-	$-	$-	$17,118,666	$17,118,666
Remaining face value of convertible debenture as at July 31, 2005	$115,000	$286,333	$195,000	$-	$1,500,000	$30,000,000	$32,096,333

Debt component, as at July 31, 2005	$115,000	$286,333	$195,000	$-	$1	$21,388,916	$21,985,250

Interest accretion	-	-	-	-	1,499,999	3,043,660	4,543,659
Modification of terms of debenture	-	-	-	-	-	(3,000,000)	(3,000,000)
Conversion and settlements of debt to common shares	(115,000)	(286,333)	-	-	(80,000)	-	(481,333)

Debt component, as at July 31, 2006	-	-	195,000	-	1,420,000	21,432,576	23,047,576
Less current portion, as at July 31, 2006	-	-	(195,000)	-	(1,420,000)	-	(1,615,000)
Long term portion of debt component, as at July 31, 2006	$-	$-	$-	$-	$-	$21,432,576	$21,432,576
Remaining face value of convertible debenture as at July 31, 2006	$-	$-	$195,000	$-	$1,420,000	$30,000,000	$31,615,000

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

10.	Convertible debentures (continued):

At January 31, 2005 and April 30, 2005, the Company was in violation of all existing convertible debenture agreements. As a result of this violation, the Company accreted interest to adjust the carrying value of all existing convertible debentures at the time to their redemption value. As at July 31, 2005 and 2006, the Company was in compliance with all terms and conditions of all existing convertible debentures.

The Company filed a Registration Statement on Form SB-2 on January 11, 2006 and subsequently amended Registration Statement on Form SB-2/A on February 27, 2006 and April 11, 2006 to register the underlying securities. The Company subsequently withdrew the registration statement on September 19, 2006.

(a)	$1,700,000 - 8% convertible debenture

On June 17, 2003, the Company closed a private placement of 7% convertible debentures in three 8 tranches pursuant to Rule 506 of Regulation D under the Securities Act of 1933, for gross proceeds of $2,800,000. On July 17, 2003, the Company closed a private placement of 8% convertible debentures pursuant, for gross proceeds of $1,700,000. Net cash proceeds from the convertible debentures were $4,016,978.

In connection with the offering of the convertible debentures, the Company issued 23,846,153 common share purchase warrants which were to expire between July 17, 2008 and November 10, 2008. These warrants were exercised during the year ended July 31, 2005. Advisors to the transactions received a cash commission of $360,000 and 180,000 share purchase warrants: 112,000 share purchase warrants for a period of five years, and 68,000 share purchase warrants for a period of three years. The fair value of these warrants at the date of grant was estimated at $77,640 using the Black-Scholes option valuation model using weighted average assumptions as disclosed in note 3(o). Additional expenses related to this offering were $123,022 plus 100,000 share purchase warrants exercisable at a price of $0.135 per share for a period of five years. The financing cost was to be amortized over the life of the convertible debentures.

Principal under the convertible debentures was convertible by the holder in whole or in part and from time to time at a conversion price of $0.13 per share, subject to the anti-dilution provisions as provided for in the debentures.

Interest on the debentures was payable quarterly on March 1, June 1, September 1 and December 1, and at maturity, in cash or, at the Company's option, in shares of the Company's common stock at an interest conversion price equal to 90% of the lesser of the average closing bid price during the 20 trading days immediately preceding the interest payment date, or the average closing bid price during the 20 trading days immediately preceding the date on which the shares are issued if such shares are issued and delivered after the interest payment date. The Company's right to elect to pay accrued interest in shares of its common stock is subject to certain conditions, including the requirement that there shall be an effective registration statement qualifying the resale of the common stock to be issued to the holders of the convertible debentures in lieu of a cash interest payment. All overdue accrued and unpaid interest under the convertible debentures were to be subject to a late fee at the rate of 18% per annum.

For accounting purposes, the proceeds from the issuance of these convertible debentures were primarily allocated to the fair value of warrants issued and the beneficial conversion feature. The fair value of the warrants was calculated using the Black Scholes option model using assumptions as disclosed in note 3(o). The remaining value of the proceeds of $3 was allocated to debt and was accreted to the redemption value of the convertible debentures over the period from the date of issuance to the initial maturity dates of May 19, 2005 and July 16, 2006.

During the year ended July 31, 2004, $1,691,667 of principal and $41,270 of interest were converted into common shares resulting in the issuance of 13,601,799 common shares. Interest accretion of $1,732,935 was charged in the statement of operations as interest expense upon conversion of convertible debentures.

During the year ended July 31, 2005, $160,000 of principal and interest and were converted into common shares resulting in the issuance of 6,106,143 common shares. Interest accretion of $274,999 was charged in the statement of operations as interest expense upon conversion of the convertible debentures.

During the year ended July 31, 2006, the remaining $115,000 of principal and $19,627 of accrued interest were converted into 4,286,665 common shares of the Company.

(b)
$3,493,590 - 11% discounted convertible debentures issued on December 24, 2003 - On December 24, 2003, the Company closed a private placement of discounted unsecured convertible debentures in the aggregate principal amount of $3,493,590. The Company also issued 7,939,978 warrants exercisable at $0.25 (subject to adjustment pursuant to the anti-dilution provisions contained in the warrants) with an expiry period of 5 years. The Company issued the convertible debentures at a 22% original issue discount from the face principal amount (based on a notional interest rate of 11% per annum for each year of the two-year term of the debentures), resulting in gross proceeds of $2,725,000. The discount of $768,590 was netted against the face value of the debentures and was to be amortized over the maturity period. Advisors to the transaction received a cash commission of $218,000 and 109,000 three year share purchase warrants exercisable at a price of $0.25 each (subject to adjustment pursuant to the anti-dilution provisions contained in the warrants). The fair value of these warrants at the date of grant was estimated at $15,699, using the Black-Scholes option valuation model using the volatility 141%, risk free interest rate 3.28%, expected life of warrants 3 years. In addition, expenses of $46,894 for professional fees related to this transaction were incurred. The discounted convertible debentures did not otherwise bear interest, and were to mature on April 1, 2006. The outstanding principal amount of each debenture was convertible at any time into shares of the Company's common stock, in whole or in part, at the option of the holder of the debenture at a set price of $0.22 per share (subject to adjustment pursuant to the anti-dilution provisions contained in the debentures). The Company was to make the monthly redemption payments of $145,566 over two years in cash unless during the twenty trading day prior notice period immediately prior to the applicable monthly redemption date the Company irrevocably notified the holder that it would issue underlying shares in lieu of cash at a conversion price equal to the lesser of:

i.	the set price of $0.22 per share (subject to adjustment pursuant to the anti-dilution provisions contained in the debentures), and

ii.
85% of the average of the closing prices of the Company's common stock for twenty days immediately preceding the applicable monthly redemption date, provided that certain conditions are met, including the condition that the underlying shares of common stock shall have been registered under the Securities Act of 1933, as amended.

In addition to the anti-dilution provisions, should the Company, at any time while these debentures are outstanding, offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue any common stock or any equity or equity equivalent securities (including any equity, debt or other instrument that is at any time over the life thereof convertible into or exchangeable for common stock) entitling any person to acquire common shares of the Company, at an effective price per share less than the set price of $0.22 per share, then, the set price shall be adjusted for such conversions.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

10.	Convertible debentures (continued):

For accounting purposes, the proceeds from the issuance of these convertible debentures were allocated to the fair value of the warrants issued and the intrinsic value of the beneficial conversion feature which amounted to $861,351 and $1,595,672, respectively. The fair value of the warrants was calculated using the Black-Scholes option valuation model using assumptions consistent with those disclosed in note 3(o). The remaining proceeds of $266,977 was allocated to debt and was to be accreted to the redemption value of the convertible debentures over the maturity period. Monthly redemption payments for February, March, April and May 2004 were made in shares of the Company, except for one cash payment of $14,583. Monthly redemption payments of $145,566 for each of June and July 2004 were made in cash. During the year ended July 31, 2004, holders of discounted convertible debentures also converted $273,000 of convertible debentures into common shares. This resulted in additional interest accretion of $240,085. During the year ended July 31, 2004, interest accretion of $1,206,762 was charged to the statement of operations as interest expense.

During August 2004, the Company defaulted on payments to holders of its discounted convertible debentures. In response to the default, certain debenture holders filed legal actions against the Company. On September 24, 2004, the Company and holders of the discounted convertible debentures signed an agreement which provided for: withdrawal of legal action; an immediate exercise of 18,226,274 warrants at $0.03 for gross proceeds to the Company of $546,788; conversion of $734,388 of discounted debentures into 24,479,630 common shares and a lock-up provision that established a daily limit on the number of shares that could be traded by the debenture holders. In addition, the holders of $308,444 of discounted debentures converted these debentures to common shares. Between April 27, 2005 and May 23, 2005, the Company entered into redemption, release and settlement agreements with holders of the Company's discounted convertible debentures. Pursuant to such redemptions, the Company made cash payments of $860,929 (including a 20% premium amounting to $76,333), and issued 9,738,759 shares of common stock which were issued at an effective conversion price of $0.028 per share.

During the year ended July 31, 2005, $2,631,033 of principal was converted into common shares resulting in the issuance of 45,234,246 common shares. Interest accretion of $1,680,357 was charged to the statement of operations as interest expense upon conversion of the discounted convertible debentures.

On April 21, 2005, one holder of this discounted debenture in the amount of $91,726 provided the Company with notice of a summons with the Supreme Court of the State of New York.

On December 24, 2005, the Company signed a Settlement Agreement and Mutual Release with a convertible debenture holder that had previously provided the Company with notice of a summons with the Supreme Court of the State of New York. The holder had alleged the Company had refused to honor its request to convert the value of the debt of $91,726 into 9,268,875 common shares of the Company.

In settlement of the $91,726 debt, the Company issued consideration of 2,000,000 common shares of the Company, representing a partial exercise of the debenture at the set conversion price of $0.028 per share plus $250,000 (less withholding taxes of $22,000) payable to the holder of the debenture, representing payment of the balance of the debenture and other good and valuable consideration of interest and penalties of $18,346. For accounting purposes, the Company has recorded a loss on settlement of debt of $214,274, which represents the aggregate consideration provided less the face value of the debt.

In addition to the above settlement, during the year ended July 31, 2006, the remaining principal balance of $176,735 was converted into 6,311,964 common shares of the Company.

(c)	$195,000 - 5% convertible debentures and $2,500,000 - 5% convertible debenture issued on December 15, 2004.

On December 15, 2004 the Company closed two private placements of 5% convertible debentures, $195,000 maturing on December 15, 2006 and $2,500,000 maturing on December 15, 2007, for gross proceeds of $2,695,000 and net cash proceeds of $2,394,644. Advisors to the transactions received cash commissions of $279,250. Additional expenses related to these offerings were $21,106. The financing cost is amortized over the life of the convertible debentures.

Principal under the convertible debentures is convertible at the option of the holder in whole or in part and from time to time at a conversion price equal to the lesser of:

•	$0.036 or;

•
an amount equal to 80% of the lowest closing bid price of our common stock, as quoted on Bloomberg, L.P., for the five trading days immediately preceding the conversion date, subject to adjustment as provided for in the debentures.

The Company also has the right to redeem the convertible debentures, in whole or in part, at 120% of the face value of each convertible debenture. For every $100,000 redeemed, the investor was to receive 50,000 redemption warrants. The redemption warrants, if issued, were to be exercisable at 120% of the closing bid price as reported by Bloomberg, L.P. for the trading day immediately preceding the Closing Date.

For accounting purposes, the Company calculated the intrinsic value of the beneficial conversion feature amounting to $730,847 ($677,966 relating to the $2,500,000 debenture and $52,881 relating to the $195,000 debenture) and recorded it as additional paid-in capital. The remaining value of $1,964,153 ($1,822,034 relating to the $2,500,000 debenture and $142,119 relating to the $195,000 debenture) was recorded as a liability and was to be accreted to its aggregate face value of $2,695,000 over the maturity period.

On March 22, 2005, the $2,500,000 debenture was repaid for $2.5 million from the proceeds from the issuance of 25,000 mandatory redeemable, convertible preferred stock for which the Company received gross proceeds of $4 million. No redemption warrants were issued as the preferred shares were issued to the same investor as the $2.5 million convertible debenture. The Company has accounted for this transaction as an extinguishment of debt under EITF 00-27, Issue 12(b). As at the date of extinguishment, management determined the intrinsic value of the conversion feature to be $671,642, which was the reacquisition price allocated to the conversion feature, and therefore the fair value of the debt on extinguishment date was $1,828,358. The carrying value of the debt at the date of extinguishment was 1,870,704 (which included $48,670 of accretion interest incurred during the year ended July 31, 2005). The difference between the carrying value of the liability and the fair value of the debt on the extinguishment date resulted in a net gain on extinguishment of the debenture of $42,346 and has been reported as a gain on settlement of convertible debentures for the year ended July 31, 2006.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

10.	Convertible debentures (continued):

Interest on the remaining principal under the convertible debentures that aggregate $195,000 is payable semi-annually beginning June 15, 2005 and every subsequent six month period that the principal balance remains unpaid. During the year ended July 31, 2005, the Company was in default on the loan as a result of not filing an effective registration statement for this convertible debenture. As a result of the default, the Company accreted the original assigned debt component to its full face value, resulting in interest expense of $52,881 being charged to the statement of operations during the year ended July 31, 2005.

(d)	$1,500,000 - 5% convertible debenture issued on May 20, 2005

On May 20, 2005, the Company entered into a Securities Purchase Agreement to issue a $1,500,000 5% debenture convertible at the option of the holder at $0.028 per share that matures on September 1, 2006. Principal was to be due and payable in 12 equal installments of $125,000 commencing October 1, 2005 and subsequent installments were to be due and payable on the first day of each calendar month thereafter until the outstanding principal balance is paid in full. Interest on the outstanding principal balance is due and payable monthly, in arrears, commencing on August 1, 2005 and will continue to be payable on the first day of each calendar month thereafter that any amounts under the convertible debenture remain payable. Between April 25 and 29, 2005, funds for $1,100,000 of the convertible debenture were placed in escrow with the Company's legal council.

During the year ended July 31, 2006, $80,000 of principal was converted into 2,857,143 common shares.

For accounting purposes, the Company calculated the intrinsic value of the beneficial conversion feature amounting to $1,499,999 and recorded it as additional paid-in capital. The remaining $1 was recorded as a liability and was fully accreted to its face value of $1,500,000 as at July 31, 2006, as a result of being in default prior to receiving an extension on deferral of all principal and interest payments under this convertible debenture as described below.

As at July 31, 2006, the Company was in arrears on payments of principal and interest in the amount of $1,420,000 and $82,477 in principal and interest respectively. The Company has obtained an extension from the principal holder to defer all principal and interest payments under this convertible debenture until November 1, 2006.

(e)	$30,000,000 - 10% convertible debentures issued on June 23, 2005

On June 30, 2005, the Company closed a private placement of unsecured convertible debentures in the aggregate principal amount of $30.0 million. The Company paid a cash fee of $3.0 million for the convertible debentures and a cash structuring fee of $50,000 in connection with the Securities Purchase Agreement. The Company also issued 62.5 million warrants exercisable at $0.16 per share (subject to adjustment pursuant to adjustment as described below) with an expiry period of five years. For accounting purposes, the proceeds from the issuance of these convertible debentures were allocated to the fair value of the warrants issued and the intrinsic value of the beneficial conversion feature which amounted to $4,676,089 and $4,098,310 respectively. The fair value of these warrants was estimated using the Black-Scholes option valuation model using assumptions consistent with those disclosed in note 3 (o). The convertible debentures bear interest at 10% per annum, calculated on the basis of a 360-day year, and will mature on June 23, 2008. The outstanding principal amount of each debenture were to be convertible into shares of the Company's common stock, in whole or in part, at the option of the holder of the debenture at a set price of $0.1125 per share (subject to a adjustment as described below).

On December 30, 2005, the Company amended certain of its terms and conditions relating to the $30,000,000, 10% convertible debentures entered into on June 23, 2005. Terms and conditions have been amended as follows:

i.	Principal and interest payments due in cash are eliminated during the term of the debentures;

ii.
Debentures are convertible into shares of Common Stock at the option of the Holder at the lesser of $0.1125 and a 4.5% discount to market. Market is based on the lowest Closing Bid Price of the Common Stock for the five (5) trading days immediately preceding the date the conversion notice is provided;

iii.
If at the end of the three year term, the debentures are not fully converted, the debenture holders must convert the balance due into shares of the Company up to their beneficial ownership limitation of 4.9%. The remaining balance is due in cash by the Company;

iv.
Interest is convertible into shares of the Company’s Common Stock and is calculated as ninety-five and one-half percent (95.5%) of the 5 day average of the Closing Bid Price of the Common Stock for the five (5) trading days immediately preceding the date the interest conversion is made. The holder may not receive shares of common stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the holder beneficially owning in excess of 4.9% of the then issued and outstanding stock of the Company. All accrued but unpaid interest is due on June 23, 2008. As at July 31, 2006, the Company has accrued $1,750,000 in interest based on the terms of the amended convertible debenture;

v.
The Company has the right to redeem all or any portion of the outstanding principal and accrued interest under the convertible debentures at a 20% premium prior to the Maturity Date provided that our Closing Bid Price as reported by Bloomberg, LP, is less than the Fixed Conversion Price at the time of the Redemption Notice. The Debenture holder shall receive a warrant to purchase one million (1,000,000) shares of the Company’s Common Stock for every One Hundred Thousand Dollars ($100,000) redeemed, pro rata (the “Warrant”). The Warrant shall be exercisable on a “cash basis” and have an exercise price of one hundred ten percent (110%) of the Closing Bid Price of the Company’s Common Stock on the date the Company provides the Redemption Notice.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

10.	Convertible debentures (continued):

The Company filed a Registration Statement on Form SB-2 on January 11, 2006 and subsequently amended Registration Statement on Form SB-2/A on February 27, 2006 and April 11, 2006 to register the underlying securities. The Company subsequently withdrew the registration statement on September 19, 2006. Previously, the Company had been in violation of certain terms of its original debentures due to the withdrawal of the Registration Statement on Form SB-2 on September 23, 2005 which was filed on July 22, 2005 to register the underlying securities under the terms of the original debentures.

The Company has reviewed the amended terms of the $30 million convertible debentures under the provisions in EITF 00-19 and SFAS 133 and determined that the warrants issued in connection with the debt agreements should be accounted for as derivative instrument liability, rather than as equity, and the conversion options related to the debt, together with other embedded derivative instruments, have been bifurcated from the debt hosts and accounted for separately as derivative instrument liabilities (note 11).

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures or exercise price of the warrants, the conversion price of such convertible debentures and warrants will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures and warrants will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of exercises of options, issued prior to June 23, 2005, to purchase shares of common stock issued for compensatory purposes pursuant to any of our stock option or stock purchase plans.

The 10% convertible debentures provide for various events of default that would entitle the holders to require the Company to immediately repay 100% of the outstanding principal amounts, plus accrued and unpaid interest, in cash, or shares of the Company's common stock with a conversion price reduced to 20% of the volume weighted average price of the Company's shares of common stock on June 30, 2005. If an event of default occurs, the Company may be unable to immediately repay the amount owed, and any repayment may leave the Company with little or no working capital in its business.

The Company will be considered in default of the 10% convertible debentures if any of the following events, among others, occurs:

i.	Failure to pay any amount due under a convertible debenture and such failure to pay remains uncured for 10 days;

ii.	Failure to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of the 10% convertible debentures;

iii.	The Company or any of its subsidiaries become bankrupt or insolvent;

iv.	Breach any of the Company's obligations under any other debt or credit agreements involving an amount exceeding $250,000;

v.
The Company's common stock ceases to be eligible for quotation on the principal market for its common stock (currently the OTC Bulletin Board), and fails to be quoted or listed for trading on another principal market (defined to mean the OTC Bulletin Board, the New York Stock Exchange, American Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market) within 20 trading days;

vi.	The Company or any subsidiary experiences a change of control;

vii.
The Company fails to file a registration statement within 60 days from June 23, 2005 with the Securities and Exchange Commission and such registration statement is not declared effective by the SEC within 120 days after filing;

viii.
If the effectiveness of the registration statement lapses for any reason or the holder of the convertible debentures is not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days and;

ix.
Failure to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures; or failure to deliver the payment in cash pursuant to a `buy-in' within three days after notice is claimed delivered. A "buy-in" occurs if we fail to issue shares of Common Stock within five trading days after a notice of conversion is received and the holder requesting conversion purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such holder of the underlying shares of Common Stock that the holder anticipated receiving upon such conversion.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

10.	Convertible debentures (continued):

The convertible debentures contain a contractual restriction on beneficial share ownership. They provide that the debenture holders may not convert the convertible debentures, or receive shares of the Company's common stock as payment of interest, to the extent that the conversion or receipt of the interest payment would result in the debenture holders, together with their respective affiliates, beneficially owning in excess 4.9% of the Company's then issued and outstanding shares of common stock, except upon providing the Company with not less than 65 days prior notice.

In connection with the execution of the Securities Purchase Agreement, on June 23, 2005, the Company entered into a Registration Rights Agreement with Cornell Capital Partners, Highgate House Funds, Ltd. and LCC Global Limited. In connection with the Restructuring on December 30, 2005, the Company, Starome Investments Limited, Xentennial Holdings Limited and Staraim Enterprises Limited, entered into an Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement the Company agreed to prepare and file, no later than 30 days after the date of the Amended and Restated Registration Rights Agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is then eligible, on Form S-3) under the Securities Act of 1933, for the resale by the holders of the 10% convertible debentures of 850 million shares of the Company’s common stock to be issued upon conversion of the convertible debentures.

Of the total financing fee of $3,050,000, $2,165,500 was charged to deferred financing costs and $884,500 was charged to additional paid in capital, based on the Company’s determination of estimated costs of raising capital. The deferred financing costs are amortized over the life of the convertible debentures.

During the year ended July 31, 2006, the Company recorded $3,043,660 (2005 - $163,315, 2004 - nil) respectively of interest expense relating to interest accretion and charged it to the statement of operations.

11.	Derivative financial instruments:

As a result of the amendment to the $30,000,000, 10% convertible debentures on December 30, 2005, described in Note 10(e), management of the Company determined the conversion feature and the 62,500,000 detachable warrants included in the agreement, no longer met the requirements of EITF Issue No. 00-19. Accordingly, the Company has accounted for the conversion feature and warrants as derivative financial instruments under FAS 133, and as of December 30, 2005 recorded as liabilities, the fair value of the conversion feature and warrants. Subsequent to December 30, 2005, such amounts are being re-measured on each balance sheet date based on the fair value of the conversion feature and the warrants with the adjustment charged to the statement of operations. The components of the derivative financial instrument liabilities are described separately below.

In accordance with EITF 96-19 and EITF 05-7, the Company compared the present value of the cash flows under the terms of the modified convertible debenture against the present value of the remaining cash flows at the time of modification under the terms of the original debenture. Included in the analysis was the change in the fair value of the embedded conversion option as required by EITF 05-7. The Company concluded that as the present values of the cash flows did not differ by more than 10%, the amended terms of the debentures are not considered substantially different than the original issued debentures, and thus was accounted as a modification of debt. Accordingly, the Company has concluded that the incremental fair value of the modified embedded conversion feature to be approximately $3,000,000. Therefore, the carrying value of the original debentures classified as a liability has been reduced by $3,000,000 and additional paid-in capital has been increased by the same. Interest accreted on the debentures will be increased in future periods as a result of this adjustment.

On December 30, 2005, the Company reclassified $7,000,000 from additional paid-in capital to derivative financial liability as this was the fair value of the conversion feature at the date of modification. The fair value of the conversion feature relating to the convertible debenture was estimated by the Company using valuation models based on the Company’s share price and other relevant assumptions. As at July 31, 2006, the Company revaluated the fair value of the conversion feature using the same valuation model and determined the revaluated fair value of this instrument to be $5,800,000, which is included in derivative financial instrument liability as at July 31, 2006. For the year ended July 31, 2006, the Company recorded a gain of $1,200,000 on the revaluation of liability for the conversion feature in the statement of operations and the amount is included in derivative instrument income. As at July 31, 2006, none of the holders of this convertible debenture had exercised their right to convert to common shares of the Company.

On December 30, 2005, the Company reclassified $3,565,066 from additional paid-in capital to derivative financial instrument liability as this was the fair value of the outstanding warrants discussed above at that date. The fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions as at December 30, 2005: dividend yield of 0%, expected volatility of 162%, risk-free interest rate of 3.9% and an expected life of 4.5 years. As at July 31, 2006, the Company revaluated the fair value of the outstanding warrants to $2,243,225. Similarly, the fair value of the warrants, as at July 31, 2006 was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 157%, risk-free interest rate of 3.72% and an expected life of 4.0 years. For the year ended July 31, 2006, the Company recorded a gain of $1,321,841 on the revaluation of liability for warrants in the statement of operations and is included in derivative instrument income. As at July 31, 2006, none of the 62,500,000 detachable warrants have been exercised by the holder.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

12.	Preferred shares subject to mandatory redemptions:

On March 22, 2005, the Company closed a private placement of 25,000 5% convertible Class A preferred shares for gross proceeds of $4,000,000 and net cash proceeds of $3,865,000. Advisors to the transactions received a cash commission of $115,000. Additional expenses related to this offering were $20,000. Proceeds of $2,850,000 from this financing were used to settle a $2,500,000 convertible debenture entered into on December 15, 2004 (as described in note 10(c)) and a $350,000 promissory note entered into on February 9, 2004.

For accounting purposes, these preferred shares have both a conversion and redemption feature. The beneficial conversion feature was recorded at its intrinsic value of $3,999,999 as at the date of entering the agreement. The beneficial conversion feature value was initially recorded as additional paid-in capital and the remaining value of $1 was recorded as a mezzanine item on the balance sheet. The carrying value of the preferred shares is being accreted to its face value of $4,000,000, over a period from the date of issuance to its maturity date of December 22, 2006. The accretion is charged to additional paid-in capital. Total financing costs of $145,000 was charged to additional paid-in capital as substantially all the value of preferred shares is treated as equity.

Principal under the convertible preferred shares may be converted into common shares by the holder in whole or in part from time to time at a conversion price of $0.01. Upon providing 3 business days advance written notice to holders, during which time the holder may elect to convert up to all of their convertible preferred stock, the Company may redeem up to 80% of the convertible preferred stock, in whole or in part, at 120% of the face value.

The holders of the preferred shares are entitled to receive dividends or distributions on a pro rata basis according to their holdings of the preferred shares when and if declared by our board of directors, in the amount of 5.0% per year. Dividends will be paid in cash and are cumulative. As at July 31, 2006, no dividends have been declared by the Company’s board of directors. No declared and unpaid dividends will bear or accrue interest. Upon the Company's liquidation, dissolution, or winding-up, whether voluntary or involuntary, before any distribution or payment is made to any of the holders of common stock or any series of preferred stock, holders of the preferred shares are entitled to receive out of the Company's assets, an amount equal to $160 per share of the preferred share, plus all declared and unpaid dividends thereon, for each share of the preferred share held by the holder. As at July 31, 2006, the aggregate liquidation value of the preferred shares amounted to $4,147,613 (2005 - $4,072,309). Under the Registration Rights Agreements for the preferred shares, the Company would be considered in default of the preferred shares, if the Company failed to file a registration statement with the SEC within 30 days from the date of the agreement of March 22, 2005 and such registration statement is not declared effective by the SEC within 120 days after filing. As at July 31, 2006, the holders of the preferred shares temporarily agreed that the Company was not in default pending the filing of a new registration statement and that they waived their rights under the default provisions affected by this non-compliance.

During the year ended July 31, 2006, holders of the preferred shares converted 902 Class A preferred shares, valued at $144,320, into 14,432,000 common shares of the Company. In conjunction with this conversion, the Company also reclassified $144,320, the pro-rata amount of the beneficial conversion feature initially recorded in additional paid-in capital to share capital. As at July 31, 2006, the balance of the preferred shares subject to mandatory redemption consisted of the initial allocation of $1 (2005 - $1) discussed above, cumulative, undeclared but accrued dividends of $291,933 (2005 - $72,309), and accumulated accretion of $190,194 (2005 - $Nil), net of amounts converted to common shares. During the year ended July 31, 2006, the Company recorded $334,514 (2005 - $Nil) of accretion on the preferred shares which was charged to additional paid-in capital. The balance of the remaining face value of the convertible preferred stock, being $3,855,680, is due and payable at maturity on December 22, 2006.

13.	Share capital:

(a)	Authorized:

On December 10, 2004, the Company's authorized common share capital was increased to an unlimited number of shares pursuant to a special resolution of the shareholders adopted at the annual and special annual meeting of the Company held on December 10, 2004. The Company also has 100,000 preferred shares authorized for issuance, of which 25,000 were issued during the year ended July 31, 2005 (note 12).

On March 18, 2005, the Company filed articles of amendment to its articles of incorporation that set forth all the rights and preferences of its series A 5% convertible preferred stock.

(b)	Common share and unit offerings:

During the year ended July 31, 2005, the Company received financing from the drawdown on its equity line as the Company issued 78,887,710 shares at effective prices ranging from $0.028 to $0.05 per share pursuant to its former $15 million Standby Equity Distribution Agreement for gross proceeds of $2,725,000 and net proceeds of $2,584,250. In addition, $78,484 was reclassified from additional paid-in capital to share financing expense to record the proportionate share of costs on the equity line against the gross amount of draw downs. The issuance of these shares reduced the set price that the holders of the discounted and 8% convertible debentures could convert the convertible debentures into common stock and the exercise price of 14,612,907 warrants outstanding to $0.028.

(c)
On January 19, 2005, the Company issued 5,752,945 shares of common stock to certain members of senior management of the Company for services rendered. The fair value of the shares at the date of issuance based on the closing bid price quoted on the OTC Bulletin Board (OTCBB) was $0.03 per share amounting to $172,588. In addition, on June 21, 2005, the Company issued 1,011,260 shares of common stock to a certain member of senior management of the Company for services rendered. The fair value of the shares at the date of issuance was $0.088 per share amounting to $88,990.

(d)	Standby equity distribution agreements:

On June 1, 2004, the Company filed a registration statement with the Securities and Exchange Commission to register its $15 million equity line of credit that was declared effective on June 14, 2004. On June 1, 2004, the Company issued 3,605,769 shares at an effective price of $0.104 per share as payment for the $365,000 commitment fee and $10,000 placement agency fee related to the Standby Equity Distribution Agreement. The Company also incurred additional costs of $35,420 in fees to prepare and file the registration statement. During the year ended July 31, 2004, the Company effected three draw downs of $250,000 each at prices of $0.090, $0.065 and $0.059, which resulted in the issuance of 10,861,220 common shares and net proceeds of $689,399. In addition, the Company incurred an additional $60,000 as a financing expense to advisors of the Standby Equity Distribution Agreement. On May 19, 2005, this $15.0 million Standby Equity Distribution Agreement was terminated by the parties.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

13.	Share capital (continued):

On May 20, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital which provides for the potential issuance and sale of up to $30.0 million of the Company's common stock to Cornell Capital. This $30.0 million Standby Equity Distribution Agreement was terminated by the parties on June 23, 2005 and replaced with a $160.0 million equity line of credit.

In addition, the Company paid Yorkville Advisors Management, LLC, the general partner of Cornell Capital a cash fee of $16.0 million in connection with the $160.0 million Standby Equity Distribution Agreement.

On June 2, 2005, the Company issued 75,188 shares at an effective price of $0.133 per share as payment for a $10,000 placement agency fee related to the Standby Equity Distribution Agreement. The Company also incurred additional costs of $74,086 to prepare and file the registration statement. These additional costs were accounted for as deferred financing costs as at July 31, 2005.

On June 23, 2005, the Company entered into a $160 million equity line of credit with Cornell Capital. On September 23, 2005, the Company formally requested that the Registration Statement on Form SB-2 previously filed with the SEC on July 22, 2005 be withdrawn. The Registration Statement was not previously declared defective by the SEC and no securities were sold pursuant to the Registration Statement.

On December 30, 2005, the Company entered into an agreement to terminate its $160.0 million Standby Equity Distribution Agreement (“SEDA”) and enter into a new $100.0 million SEDA with Cornell Capital. Terms of the agreement which remained the same as the previous agreement are as follows:

i.	Once the registration statement covering the underlying shares of common stock becomes effective, the Company may request an advance every seven trading days.

ii.	The amount of each advance is subject to a maximum amount of $3 million every seven trading days.

iii.	A closing will be held six trading days after such written notice at which time the Company will deliver shares of common stock and Cornell Capital Partners will pay the advance amount.

iv.
For each share of common stock purchased under the equity line of credit, Cornell Capital Partners will pay 98% of the lowest closing bid price on the OTC Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date.

v.
During the term of the $100 million Standby Equity Distribution Agreement, subject to certain exceptions for issuances resulting from prior commitments, the Company cannot, without the prior consent of Cornel Capital Partners:

a.	Issue or sell any common stock or preferred stock with or without consideration;

b.	Issue or sell any preferred stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire common stock with or without consideration;

c.	Enter into any security instrument granting the holder a security interest in any of our assets; or

d.	File any registration statements on Form S-8.

Provided the Company provides Cornell Capital Partners two days prior written notice, the foregoing restrictions will exclude options, warrants of other securities convertible or exchangeable into shares of the Company’s common stock that were outstanding prior to December 30, 2005.

Cornell Capital Partners, and each of its directors, officers, partners, employees and agents, is entitled to customary indemnification from the Company for any losses or liabilities suffered by any such person based upon material misstatements or omissions from the $100 million Standby Equity Distribution Agreement, registration statement and the prospectus, except as they relate to information supplied by Cornell Capital Partners to us for inclusion in the registration statement and prospectus.

Under the $100 million Standby Equity Distribution Agreement, Cornell Capital Partners may not own more than 9.9% of the Company’s outstanding common stock at ay time.

Terms which have been changed from the $160 million Standby Equity Distribution Agreement are:

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

13.	Share capital (continued):

i.
The Company may continue to request advances until Cornell Capital Partners has advanced $100 million or 5 years have elapsed from the date a registration statement covering the underlying shares of common stock becomes effective.

ii.
Term of the agreement is five years from the date of effectiveness from 24 months (or a five year period if the Company files an amendment to the then effective registration statement or a new registration statement is declared effective the 24th and 48th month after June 23, 2005);

iii.	Fees on draw downs reduced to 2.5% from 5%;

Based on extensive discussions with the staff of the SEC, the Company has not registered the equity line of credit. The Company may not request advances under the $100.0 million equity line of credit until the underlying shares of its common stock are registered with the SEC and it is uncertain whether it will register such underlying shares until all of the outstanding principal and accrued and unpaid interest on the 10% convertible debentures have been either converted by the holders or paid in full by the Company, which must occur on or before July 23, 2008. Due to the uncertainty as to when the Company will be able to access its equity line, it has expensed fees related to the $160.0 million equity line of credit.

(e)	Stock-based compensations plans:

At July 31, 2006, the Company had ten stock-based compensation plans that are described below:

i.	Under the "2000 US Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 200,000 common shares.

ii.	Under the "2000 Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 800,000 common shares.

iii.	Under the "2002 US Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 100,000 common shares.

iv.	Under the "2002 Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 900,000 common shares.

v.	Under the "2003 US Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 2,000,000 common shares.

vi.	Under the "2003 Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 8,000,000 common shares.

vii.	Under the "2004 US Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 3,000,000 common shares.

viii.	Under the "2004 Stock Incentive Plan" the Company may grant options to its employees, directors and consultants for up to 50,000,000 common shares.

ix.	Under the “2005 US Stock Incentive Plan” the Company may grant options to its employees, directors and consultants for up to 10,000,000 common shares.

x.	Under the “2005 Stock Incentive Plan” the Company may grant options to its employees, directors and consultants for up to 25,000,000 common shares.

The options currently outstanding under the “2005 US Stock Incentive Plan” and the “2005 Stock Incentive Plan” vest over two years, except options granted to directors, which vest immediately.

The options currently outstanding under the "2003 and 2004 US Stock Incentive Plan" and the "2003 and 2004 Stock Incentive Plan" generally vest immediately. The options currently outstanding under the "2000 and 2002 Stock Incentive Plan" have vested as at July 31, 2006. The exercise price of each option is generally based on the fair value of the common stock at the date of grant. These options have a five year term.

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding, beginning of year	41,972,802	$0.13	8,469,800	$0.63	1,714,400	$2.54
Options granted	28,500,000	0.10	40,520,000	0.03	9,169,600	0.20
Options exercised	(2,060,000)	(0.03)	(6,059,998)	(0.03)	(79,400)	(0.20)
Options forfeited	(2,389,400)	(0.64)	(957,000)	(1.01)	(2,334,800)	(0.38)

Outstanding, end of year	66,023,402	$0.10	41,972,802	$0.13	8,469,800	$0.63

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

13.	Share capital (continued):

	Options outstanding		Options Excercisable

		Weighted
		average	Weighted		Weighted
		remaining	Average		Average
Range of	Number	contractual	Exercise	Number	exercise
exercise prices	of shares	life	Price	exercisable	price

$0.03 - 0.04	32,200,002	3.41	$0.03	32,200,002	$0.03
$0.085 - 0.20	32,875,800	4.00	0.12	10,925,800	0.15
$0.52 - 1.00	136,134	1.46	0.60	136,134	0.60
$1.16 - 3.83	811,466	0.80	2.21	811,466	2.21

$0.03 - 3.83	66,023,402	3.67	$0.10	44,073,402	$0.10

Where options issued after January 18, 2001 have an exercise price in a currency that is not either the (a) functional currency of the Company, or (b) the currency in which the employee is paid, the options are to be accounted for as variable plan options and compensation expense will be recorded equal to the changes in the market value of the underlying common shares at each reporting period. The Company normally grants options in U.S. dollars when the functional currency of the Company is the Canadian dollar. Most employees of the Company are paid in either Canadian dollars or British pounds sterling. Accordingly, these employee options are considered to be variable options.

The Company recognizes compensation expense for stock options, common stock and other instruments issued to non-employees for services received based upon the fair value of the equity instruments issued as the services are performed and the instrument is earned.

For the year ended July 31, 2006, the Company recorded a $3,087,145 (2005 - nil) recovery of stock compensation expense for variable awards which reduced engineering, research and development expenses by $1,269,686 (2005 - nil), general and administrative expenses by $1,554,337 (2005 - nil) and marketing expenses by $263,122 (2005 - nil). For the year ended July 31, 2005, the Company recorded a stock compensation expense for variable awards of $4,018,075, which increased engineering, research and development expenses by $1,273,100, general and administrative expenses by $1,975,925 and marketing expenses by $769,050.

(f)	Warrants:

As at July 31, 2006, warrants outstanding were exercisable for 64,858,141 (2005 - 64,988,141) common shares of the Company. The warrants entitle the holders to purchase common shares of the Company at prices ranging from $0.16 to $2.80 per share and expire on various dates until June 22, 2010.

The exercise price of warrants issued were not less than the market price of the Company's common shares at the date of issuance.

	2006		2005		2004
		Weighted-		Weighted-		Weighted-
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price

Outstanding, beginning of year	64,988,141	$-	37,483,485	$0.20	32,154,507	$0.38
Issued	1,000,000	0.16	62,500,000	0.16	19,562,209	0.21
Exercised	(1,100,000)	0.10	(34,884,744)	0.03	(12,463,231)	0.25
Expired	(30,000)	2.80	(110,600)	1.70	(1,770,000)	3.30

Oustanding, end of year	64,858,141	$0.16	64,988,141	$0.16	37,483,485	$0.20

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

13.	Share capital (continued):

For the year ended July 31, 2004, the Company realized gross cash proceeds of $2,179,385 and net cash proceeds of $2,101,015 from the exercise of warrants as follows:

i.	On April 30, 2004, 500,000 warrants were exercised at $0.104 resulting in gross cash proceeds of $52,000 and net cash proceeds of $49,920.

ii.
On October 27, 2003, the Company offered warrant holders who were issued warrants with an exercise price of $0.2645 on May 15, 2003 in connection with the convertible debenture a reduction in their exercise price to $0.20 plus one additional warrant at $0.20 if they exercised their warrants. A total of 3,290,596 warrants were exercised. In addition, the Company granted 194,000 additional warrants exercisable at a price of $0.20 per share for five years to a shareholder who also exercised their warrants. On November 6, 2003, the exercise price of the 7,478,635 warrants initially granted at $0.2645 were reduced to $0.1771 and were exercised for gross proceeds of $1,324,466.

iii.
During October and November 2003, the fair value of the 10,963,231 warrants of $1,601,970 initially recorded as additional paid in capital was reclassified to share capital on exercise of the warrants.

iv.	On May 20, 2004, the Company realized gross cash proceeds of $120,000 from the exercise of 1,000,000 warrants at an exercise price of $0.12 per share.

On September 24, 2004, the holders of the discounted convertible debentures exercised 18,226,274 warrants at $0.03 for gross proceeds of $546,788, and net proceeds of $499,916. The fair value of these warrants of $1,017,299 initially recorded as additional paid-in-capital is reclassified to share capital on exercise of warrants. On May 5, 2005, a warrant holder exercised 714,286 warrants at an exercise price of $0.10 for gross proceeds of $71,429. On November 4, 2005, a warrant holder exercised 1,100,000 warrants at an exercise price of $0.10 for gross proceeds of $110,000.

In addition, during the year ended July 31, 2005, the Company received notices of a cashless warrant exercise from certain holders of the convertible debentures to exercise their outstanding 15,944,184 warrants. The exercise price of these warrants ranged from $0.028 to $0.10, for a fair value of $1,026,617. In response, the Company issued 13,364,073 shares of common stock to the warrant holders.

On October 13, 2005, the Company realized gross cash proceeds of $110,000 from the exercise of 1,100,000 warrants at an exercise price of $0.10 per share.

During the year ended July 31, 2006, 1,000,000 share purchase warrants with an exercise price of $0.16 per share that vest on November 1, 2006 were issued for services received. The fair value at the date of grant was estimated at $62,760. The fair value of these warrants was estimated on the date of issuance using the Black-Scholes option valuation model using the weighted average assumptions consistent with those as described in note 3(o). The fair value of the warrants is being recognized over the vesting period and $47,070 was recorded as interest and finance expense during the year.

14.	Deferred financing costs:

	2006	2005

$100 million equity line of credit (note 13 (d))
Commitment fee	$16,000,000	$16,000,000
Professional fees	74,086	74,086
Agent placement fee	10,000	10,000

	16,084,086	16,084,086

$30 million 10% convertible debentures (note 10(e))
Commissions	2,130,000	2,130,000
Professional fees	35,500	35,500

	2,165,500	2,165,500

Discounted convertible debenture (note 10(b))
Commissions	218,000	218,000
Fair value of agents warrants	15,699	15,699
Professional fees	46,894	46,894

	280,593	280,593

	18,530,179	18,530,179
Amortization	(16,838,085)	(320,899)

	$1,692,094	$18,209,280

The deferred charges related to the discounted convertible debentures are being amortized over the maturity period. During the year, $16,517,186 (2005 - $197,326) was amortized and charged to interest expense. As at July 31, 2005, the Company had deferred $16,084,086 of financing costs relating to its $160.0 million equity line of credit. As described in note 3(f), on September 23, 2005 the Company withdrew the Registration Statement previously filed on July 22, 2005 with the SEC. As a result of the withdrawal of the Registration Statement the Company did not have the ability to draw down on the $160.0 million equity line of credit. As further disclosed in note 10 (f), it is currently not determinable when the Company will be able to draw down on the amended $100.0 million equity line of credit. For the year ended July 31, 2006, the Company has charged $16,084,086 (2005 - nil) to the statement of operations as interest and financing expense.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

15.	Net interest and financing expenses:

	2006	2005	2004

Interest accreted on convertible debentures	$4,543,659	$1,871,696	$578,363
Short-term debt interest expense and finance charges	131,415	112,274	1,206,762
Interest incurred on convertible debentures	3,070,282	942,892	1,777,721
Amortization of deferred financing fees	16,517,186	852,289	468,974

	$24,262,542	$3,779,151	$4,031,820

16.	Financial instruments:

(a)	Credit risk:

The majority of the Company's activities are concentrated in the automotive industry and sales are primarily to a few major customers (note 21). To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition. The Company maintains reserves for potential credit losses based on a risk assessment of its customers.

(b)	Foreign currency risk:

The Company operates internationally which gives rise to the risk that cash flows may be adversely impacted by exchange rate fluctuations. To July 31, 2006, the Company has not entered into derivatives or other hedging instruments to mitigate its foreign exchange risk.

17.	Related party transactions:

(a)
Cornell Capital is considered a related party from a financial perspective due to the number and size of the financial transactions that were entered into with the Company. Cornell Capital does not have influence over the Company's operating or investing activities. During the year ended July 31, 2006, the Company paid $900,000 (net of $100,000 of withholding taxes) in interest payments to Cornell Capital for interest and financing fees due on its $30,000,000 convertible debentures (2005- $19,658,134) to Cornell Capital and its affiliates (2004-$571,500) and the Company had the following financial instruments outstanding with Cornell Capital as at July 31, 2006:

Financial Instrument	Amount

Standby equity distribution agreement	100,000,000
Preferred shares	3,855,680
Convertible debentures	11,420,000

(b)	During the year ended July 31, 2006, the Company paid $230,000 (2005 - nil) in consulting fees to the Company’s Chairman pursuant to a consulting agreement entered into on June 30, 2005.

(c)	During the year ended July 31, 2006, the Company incurred expenses of nil (2005 - $60,000; 2004 - nil) for a research report to a company in which a director of the Company has significant influence.

Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

18.	Income taxes:

(a)	Effective tax rate:

The effective income tax rates differ from the Canadian statutory rates for the following reasons:

	2006	2005	2004

Canadian statutory tax rate	34.1%	35.6%	36.4%
Computed tax expense	$(9,830,725)	$(5,738,798)	$(3,999,277)
Foreign losses tax affected at lower rates	30,007	103,937	5,162
Reduction in effective tax rates	987,644	-	(339,481)
Permanent and other differences	1,588,656	3,591,989	1,352,012
Change in valuation allowance	7,224,418	2,042,872	2,981,584

	$-	$-	$-

**Included in other differences are tax affected loss carryforwards that expired in the year in the amount of $3,045,569 (2005 - $1,231,000; 2004 - $946,000).
(b)	Deferred tax assets and liabilities:

	2006	2005

Deferred tax assets:
Fixed and other assets, accounting
depreciation in excess of tax	5,587,832	1,642,001
Loss carryforwards	21,073,311	17,812,576
Scientific research and development expenses	428,823	413,060
Share issue costs	492,993	721,844
Others	409,200	178,261

Total gross deferred tax assets	27,992,159	20,767,742
Valuation allowance	(27,992,159)	(20,767,742)

Net deferred tax assets	-	-

In assessing the realizability of future tax assets, Management considers whether it is more likely than not that some portion or all of the future tax assets will be realized. The ultimate realization of the future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

For Canadian tax purposes, the Company has approximately $44,100,000 of non-capital losses for income tax purposes available at July 31, 2006 to reduce taxable income of future years. These losses will expire as follows:

2007	$200,000
2008	5,100,000
2009	6,500,000
2010	5,700,000
2011	6,400,000
2012	3,500,000
2013	16,700,000
$44,100,000

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

18.	Income taxes (continued):

       Additionally, for Canadian tax purposes, the Company has scientific research and development expenditures of $1,258,000 available to reduce future taxable income indefinitely.

For United States tax purposes, the Company has approximately $6,200,000 of net operating losses for income tax purposes available at July 31, 2006 to reduce taxable income of future years. These losses will expire as follows:

2012	$100,000
2013	900,000
2019	1,800,000
2020	1,300,000
2021	400,000
2022	800,000
2023	300,000
2024	400,000
2025	100,000
2026	100,000
$6,200,000

For United Kingdom tax purposes, the Company has approximately $12,600,000 of non-capital losses for income tax purposes available at July 31, 2006 to reduce taxable income of future years. These losses may be carried forward indefinitely.

19.	Earnings (loss) per share:

The weighted average number of shares outstanding used in the computation of earnings (loss) per share were as follows:

	2006	2005	2004

Weighted-average shares used in computation of	292,196,901	222,981,341	83,356,095
basic earnings (loss) per share

Potentially dilutive securities excluded in
calculation of loss per share	1,622,563,244	846,988,048	98,697,014

Diluted loss per share has not been presented since the Company is in a loss position and the effect of the Company's stock options, debentures and warrants are anti-dilutive.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

20.	Commitments and contingencies:

(a)	The Company is committed to the following payments under operating leases, and service agreements for premises and certain equipment and consultants:

2007	1,131,323
2008	478,261
2009	475,063
2010	475,063
2011	136,286
2012	2,771

Rent expense incurred during the year ended July 31, 2006 was $491,650 (2005 - $374,040, 2004 - $333,678).

(b)	Product warranties:

The Company provides for estimated warranty costs at the time of product sale. Warranty expense accruals are based on best estimate with reference to historical claims experience. As warranty estimates are based on forecasts, actual claim costs may differ from amounts provided. An analysis of changes in liability for product warranties follows:

Balance, August 1, 2004	$89,860

Provision increase	15,856
Expenditures	(55,276)

Balance, July 31, 2005	50,440

Provision increase	37,284
Expenditures	(12,494)

Balance, July 31, 2006	$75,230

(a)	Contingencies:

On January 30, 2006, the Company was served with a demand for arbitration by Travel Technology Innovations LLC (“TTI”). The demand for arbitration stems from the Company terminating on January 1, 2006, the Sales and Distribution agreement signed with TTI on March 12, 2005, and seeks damages for potential lost profits of $5,000,000. As of July 31, 2006, it is not possible to determine the outcome of the arbitration and no amount has been recorded in the financial statements as a potential liability.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

21.	Segmented information:

The Company operates in the wireless tire monitoring technology industry. Management of the Company makes decisions about allocating resources based on this one operating segment. Geographic information is as follows:

Revenue from external customers:

	Revenue from external customers

	2006	2005	2004

United Kingdom	$1,149,149	$746,889	$225,517
United States	2,120,325	520,615	651,089
China	-	15,998	514,365
Other	167,875	179,958	267,308

	$3,437,349	$1,463,460	$1,658,279

As at July 31, 2006, 84% (2005-52%) of the Company's fixed assets were in Canada, 1% (2005-nil) were in the U.S., 15% (2005-18%) were in Europe and nil were in Korea (2005-30%).

Major customers, representing 10% or more of total sales, include:

	2006	2005		2004

Customer A	$1,079,074	$546,423	$	<10%
Customer B	696,388	<10%		<10%
Customer C	368,380	<10%		<10%
Customer D	<10%	234,244		<10%
Customer E	<10%	<10%		484,433

22.	Subsequent events:

(a)	Subsequent to the year end, the holder of the preferred shares converted $32,640 into 3,264,000 common shares of the Company and 900,000 stock options were exercised.

  (b) On September 20, 2006, after receiving default waivers from all of the holders of our convertible debentures and preferred shares to file a registration statement until November 1, 2006, the Company formally requested that a Registration Statement on Form SB-2 previously filed with the SEC on July 22, 2005 be withdrawn. The Registration Statement was not previously declared effective by the SEC and no securities were sold pursuant to the Registration Statement.

23.	Differences between Canadian and United States Generally Accepted Accounting Principles and Practices:

These consolidated financial statements have been prepared in accordance with accounting principles and practices generally accepted in the United States ("U.S. GAAP") which differ in certain respects from those principles and practices that the Company would have followed had its consolidated financial statements been prepared in accordance with accounting principles and practices generally accepted in Canada ("Canadian GAAP").

(a)
Under U.S. GAAP, the adoption of U.S. dollar in 2001 as reporting currency was implemented retroactively, such that prior period financial statements were translated under the current rate method using foreign exchange rates in effect on those dates. Under Canadian GAAP, a change in reporting currency is implemented by translating all prior year financial statement amounts at the foreign exchange rate on the date of change in reporting currency, which was July 31, 2001. As a result, there is a difference in share capital, deficit and cumulative translation adjustment amount under Canadian GAAP as compared to U.S. GAAP.

(b)
Under U.S. GAAP, the Company has elected to continue to apply the guidance set out in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretation in accounting for its employee stock option. As the Company grants options with an exercise price not less than the market value of the underlying common shares on the date of grant, no compensation expense is required to be recognized under APB 25. If the exercise price of employee stock option award is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as variable award until the award is exercised, forfeited, or expires unexercised. The Company measures compensation expense as the amount by which the quoted market value of the common shares of the Company's common stock covered by the grant exceeds the option exercise price, with subsequent changes in the market price of the common stock included in the measurement of loss.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

23.	Differences between Canadian and United States Generally Accepted Accounting Principles and Practices (continued):

Prior to 2003, under Canadian GAAP, no compensation was recorded for employee options. Subsequent to August 1, 2003, the Company elected to use the fair-value based method under Canadian GAAP, on a prospective basis, to record compensation expense for options as such there is no pro-forma stock based compenstation adjustment under Canadian GAAP in 2006.

(c)
Under U.S. GAAP, the proceeds from the issuance of convertible debentures, which are considered to be conventional convertible debt as defined in EITF 00-19, with detachable warrants are allocated to the fair value of warrants issued and intrinsic value of beneficial conversion feature. The remaining proceeds are allocated to debt which is being accreted to the redemption value of the convertible debentures over the maturity period. On the date of conversion of debt to equity, the difference between the carrying amount and redemption amount is charged to statement of operations as interest expense. Convertible debentures, which do not meet the definition of conventional convertible debt as defined in EITF 00-19 and any warrants issued in connection with the debt agreements are accounted for as derivative instrument rather than as equity, if it does not meet all the criteria to be classified as equity under EITF00-19. The conversion options related to the debt and the warrants, together with other embedded derivative instruments, have been bifurcated from the debt hosts and accounted for separately as derivative instrument in liabilities.

Under Canadian GAAP, the proceeds from the issuance of convertible debentures with detachable warrants are allocated to the warrants issued and beneficial conversion feature based on their fair values. The remaining proceeds are allocated to debt which is then being accreted to the redemption value of the convertible debentures over the maturity period. On the date of conversion of debt to equity, the carrying value of debt is reclassified to equity with no additional interest accretion. When the Company has the option of repaying the convertible debentures in cash or common shares the entire principal amount of it is recorded as equity. The principal equity is accreted to the redemption value of the convertible debentures over the maturity period and is charged to deficit.

(d)
Under U.S. GAAP, the discount on convertible debt is netted against the value of debenture, and debt issuance cost is recorded as deferred financing cost and is amortized over the maturity period. Under Canadian GAAP, the discount is recorded as deferred financing cost and is being amortized over the maturity period. Debt issuance cost is charged to equity.

(e)
For U.S. GAAP, on settlement of a debenture, a gain was recorded in the statement of operations of $42,346 (as restated) for the year ended July 31, 2005 and a charge to retained earnings was recorded for the same amount (note 10(c)). For Canadian GAAP, no gain arises, since the carrying value of liability and equity component of the debenture is the same as the allocated fair values between liability and equity of the consideration paid.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

Years ended July 31, 2006, 2005 and 2004

23.	Differences between Canadian and United States Generally Accepted Accounting Principles and Practices (continued):

	2006		2005
				(as restated)
Consolidated	Canadian		Canadian
balance sheets	GAAP	U.S. GAAP	GAAP	U.S. GAAP

Current assets	$5,006,917	$5,006,917	$13,292,487	$13,292,487
Property and equipment assets	780,039	780,039	716,763	716,763
Deferred financing costs (d)	97,600	1,692,094	16,206,086	18,209,280
Other assets	75,275	75,275	1,066,013	1,066,013
Current liabilities (c)	3,872,049	3,872,049	1,577,381	5,709,609
Long term convertible debentures (c)	4,007,883	21,432,576	1,272,123	17,118,667
Accrued interest on convertible debentures	1,750,000	1,750,000	-	-
Derivative financial instruments	-	8,043,225	-	-
Preferred shares subject to
mandatory redemption	482,128	482,128	72,310	72,310
Stockholders' capital (deficit)	(4,152,229)	(28,025,653)	28,359,535	10,383,957

	2006	2005	2004
Net loss in accordance with US GAAP	$(28,829,105)	$(16,120,218)	$(10,987,026)
Effects of difference in accounting for:
Stock based compensation expense under US GAAP (b)	(3,087,145)	4,018,075	-
Stock based compensation
(recovery) under Canadian GAAP (b)	(651,079)	(1,089,282)	(1,130,170)
Interest accretion and amortization of debenture finance
costs recorded under US GAAP (c)(d)	21,060,845	2,689,712	3,360,389
Interest accretion and amortization of debenture finance
cost under Canadian GAAP (d)	(2,116,405)	(1,541,917)	(325,574)
Gain on settlement of convertible debt (d)	-	(42,346)	-
Unrealized gain on derivative instrument income (c)	(2,521,841)	-	-

Net loss in accordance with Canadian GAAP	(16,144,730)	(12,085,976)	(9,082,381)
Beginning deficit in accordance with Canadian GAAP	(65,113,071)	(51,971,332)	(41,762,812)
Interest on convertible debentures and amortization of financing charges (d)	(16,517,186)	(1,055,763)	(1,126,239)

Ending deficit in accordance with Canadian GAAP	(97,774,987)	(65,113,071)	(51,971,432)

Basic and diluted loss per share (in accordance with Canadian GAAP)	(0.06)	(0.05)	(0.11)

24.	Comparative figures:

        Certain figures have been reclassified to conform to the financial presentation adopted for the current year.

SMARTIRE SYSTEMS INC.
Consolidated Balance Sheets
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)

	January 31, 2007	July 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$326,110	$1,988,420
Receivables, net of allowance for doubtful accounts
of $10,306 (July 31, 2006 - $19,497)	658,262	609,250
Inventory	1,919,414	2,212,579
Prepaid expenses	267,889	196,668

	3,171,675	5,006,917

Property and equipment	818,199	780,039
Deferred financing costs (note 3)	1,350,124	1,692,094
Other assets	-	75,275

	$5,339,998	$7,554,325

Liabilities and Capital Deficit

Current liabilities:
Accounts payable and accrued liabilities (note 4)	$2,924,267	$2,257,049
Current portion of convertible debentures (note 5)	1,430,000	1,615,000

	4,354,267	3,872,049

Convertible debentures, net of amounts to be accreted of $25,869,727	5,890,631	21,432,576
(July 31, 2006 - $8,567,424) (note 5)

Accrued interest on convertible debentures	3,279,341	1,750,000
Derivative financial instrument (note 6)	-	8,043,225

Preferred shares, subject to mandatory redemption net of amounts
to be accreted of $nil (July 31, 2006 - $3,665,485) (note 7)	4,133,677	482,128

Capital Deficit
Share capital (note 8)
Common shares, without par value:
Unlimited shares authorized
332,455,787 shares issued and outstanding
(July 31, 2006 - 311,610,656)	68,808,259	68,049,577
Additional paid-in capital	33,585,490	6,929,818
Accumulated deficit	(115,813,713)	(103,967,579)
Accumulated other comprehensive income (note 13)	1,102,046	962,531

	(12,317,918)	(28,025,653)

	$5,339,998	$7,554,325

Going concern (note 2(a))
Subsequent events (note 14)
See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statement of Operations
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006
(Unaudited)
	Three Months Ended		Six Months Ended
	January 31	January 31	January 31	January 31
	2007	2006	2007	2006

Revenue (note 10)	$946,665	$839,615	$1,798,444	$1,432,481

Cost of goods sold	650,164	638,847	1,288,140	1,062,535

	296,501	200,768	510,304	369,946

Expenses:
Depreciation and amortization	142,908	343,252	283,609	715,080
Engineering, research and development	995,946	550,863	1,819,685	517,418
General and administrative	868,451	686,370	1,804,865	526,803
Marketing	371,930	365,195	1,038,459	781,403

	2,379,235	1,945,680	4,946,618	2,540,704

Loss from operations	(2,082,734)	(1,744,912)	(4,436,314)	(2,170,758)

Other income (expenses):
Interest income	5,710	61,656	15,292	135,102
Interest and financing expense (note 9)	(3,030,874)	(1,669,366)	(4,963,808)	(19,300,802)
Loss on settlement of debt	-	(214,274)	-	(214,274)
Unrealized loss on derivative instruments (note 6)	-	(211,733)	(1,030,415)	(211,733)
Foreign exchange loss	(216,327)	(73,376)	(223,902)	(301,063)

	(3,241,491)	(2,107,093)	(6,202,833)	(19,892,770)

Loss for the period	(5,324,225)	(3,852,005)	(10,639,147)	(22,063,528)

Accrued dividends and accretion on preferred shares (note 7)	(2,009,216)	-	(3,726,269)	-

Loss available to common stockholders	$(7,333,441)	$(3,852,005)	$(14,365,416)	$(22,063,528)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.05)	$(0.08)

Weighted average number of common shares used in
the computation of basic and diluted loss per share	319,084,077	288,516,221	315,378,079	285,575,110

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statement of Capital Deficit
(Expressed in Unted States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)
Six months ended January 31, 2007 (unaudited) and year ended July 31, 2006

					Accumulated
			Additional		other
	Shares	Amount	paid-in capital	Accumulated Deficit	comprehensive loss	Capital Deficit

Balance as at July 31, 2006	311,610,656	$68,049,577	$6,929,818	$(103,967,579)	$962,531	$(28,025,653)

Exercise of stock options for cash (note 8(d))	3,100,000	139,500	(46,500)	-	-	93,000
Conversion of preferred shares into common shares (note 7)	7,472,000	149,440	(74,720)	-	-	74,720
Conversion of convertible debentures into common shares (note 5)	10,273,131	469,742	(161,100)	-	-	308,642
Stock-based compensation (note 8(c))	-	-	353,160	-	-	353,160
Issuance of warrants for services (note 8(e))	-	-	(15,690)	-	-	(15,690)
Reduction in warrant exercise price (note 5)	-	-	450,000	-	-	450,000
Intrinsic value of beneficial conversion feature (note 5 )	-	-	1,086,124	-	-	1,086,124
Change in accounting policy (note 2 (c) (i))	-	-	28,494,782	(1,206,987)	-	27,287,795
Accrued dividends and accretion on preferred shares (note 7)	-	-	(3,726,269)	-	-	(3,726,269)
Incremental beneficial conversion feature adjustment (note 5)	-	-	295,885	-	-	295,885
Loss for the period	-	-	-	(10,639,147)	-	(10,639,147)
Translation adjustment	-	-	-	-	139,515	139,515

Balance as at January 31, 2007 (unaudited)	332,455,787	$68,808,259	$33,585,490	$(115,813,713)	$1,102,046	$(12,317,918)

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Consolidated Statement of Cash Flows
(Expressed in United States dollars)
(Prepared in accordance with U.S. generally accepted accounting principles)
Six months ended January 31, 2007 and 2006
(Unaudited)

	2007	2006

Cash provided (used for):
Operating activities:
Loss for the period	$(10,639,147)	$(22,063,528)
Items not affecting cash:
Depreciation and amortization	283,609	715,080
Unrealized loss on derivative instruments	1,030,415	211,733
Non-cash interest and finance charges	4,920,899	17,618,031
Stock-based compensation expense (recovery)	353,160	(1,944,175)
Issuance of warrants for services received	(15,690)	-
Loss on settlement of debt	-	214,274
Change in non-cash working capital:
Receivables	(49,012)	(251,005)
Inventory	293,165	290,384
Prepaid expenses	(71,221)	(290,283)
Accounts payable and accrued liabilities	627,332	618,901

Net cash used in operating activities	(3,266,490)	(4,880,588)

Investing activities:
Purchase of property and equipment	(287,191)	(115,602)
Purchase of short-term investments	-	(3,299,084)

Net cash used in investing activities	(287,191)	(3,414,686)

Financing activities:
Cash received on exercise of stock options	93,000	25,800
Cash received on exercise of warrants	-	110,000
Proceeds from convertible debentures (note 5)	1,884,000	-
Financing costs (note 5)	(213,400)	-
Settlement of convertible debenture	-	(228,000)

Net cash provided by financing activities	1,763,600	(92,200)

Effect of exchange rate difference on cash and cash equivalents	127,771	606,330

Net decrease in cash and cash equivalents	(1,662,310)	(7,781,144)

Cash and cash equivalents, beginning of period	1,988,420	10,059,763

Cash and cash equivalents, end of period	$326,110	$2,278,619

Supplementary information:
Interest and finance charges paid	$5,229	$1,041,071
Taxes paid	$-	$-
Non-cash investing and financing activities:
Conversion of preferred shares to common shares	$74,720	$-
Conversion of convertible debentures to common shares	$308,642	$400,554

See accompanying notes to consolidated financial statements.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

1. NATURE OF OPERATIONS:

The Company and its subsidiaries develop and market products incorporating wireless data transmission and processing technologies, primarily for the automotive and transportation industries. The Company’s primary product is a wireless tire monitoring system which it currently markets for use on trucks, recreational vehicles, buses, motorcycles, passenger vehicles, and other pneumatic tire applications. All sales of its product are made in this industry segment.

2. SIGNIFICANT ACCOUNTING POLICIES:

(a) Principles of Consolidation and Ability to Continue as a Going Concern

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SmarTire USA Inc., SmarTire Europe Limited, and SmarTire Technologies Inc. All inter-company balances and transactions have been eliminated.

The Company has incurred recurring operating losses and has a deficit of $115,813,713 and a working capital deficiency of $1,182,592 as at January 31, 2007. During the six months ended January 31, 2007, the Company used cash of $3,553,681 in operating and investing activities. During the six months ended January 31, 2007, the Company realized net cash proceeds of $1,763,600 from financing activities.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations and obtaining the necessary financing in order to achieve profitable operations. The outcome of these matters cannot be predicted at this time. The Company’s future operations are dependent on the market’s acceptance of its products in order to ultimately generate future profitable operations and the Company’s ability to secure sufficient financing to fund future operations. There can be no assurance that the Company’s products will be able to secure market acceptance. Management of the Company plans to obtain additional financing to enable the Company to achieve profitable operations. Although Management of the Company entered into a $1.8 million securities purchase agreement and issued a $684,000 convertible debenture on January 23, 2007, a $334,000 convertible debenture on February 9, 2007 and a $782,000 convertible debenture on March 1, 2007 (note 14) , the Company still requires additional financing. In addition, despite, the Company’s $100 million Standby Equity Distribution Agreement with Cornell Capital Partners, it is uncertain when the Company will be permitted to draw down on the Standby Equity Distribution Agreement as drawdowns are subject to an effective registration statement covering the underlying shares. As a result, the Company is seeking additional financing by April 30, 2007 to fund its operations. Although the Company’s management is currently working on securing this additional financing, there can be no assurance that sufficient financing will be secured by the Company. These consolidated financial statements have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, these consolidated financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

(b) Interim Financial Statements

These interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the year ended July 31, 2006. The interim results are not necessarily indicative of the operating results expected for the full fiscal year ending on July 31, 2007.

(c) Change in Accounting Policy

(i) In December 2006, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position Emerging Issues Task Force (“EITF”) Issue No. 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP No. EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. FSP No. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. The guidance in FSP No. EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others”, to include scope exceptions for registration payment arrangements. FSP No. EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This pronouncement is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issue of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this staff position is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. Retrospective application of the guidance in this FSP to financial statements for earlier interim or annual periods presented is not permitted.

The Company has elected to early adopt the requirements of FSP EITF No. 00-19-2 effective November 1, 2006. As a result, the Company has revisited the accounting for the 10% convertible debenture issued on June 30, 2005 for $30,000,000 described in Note 5(c). Prior to the adoption of this FSP, the Company accounted for the embedded conversion option and warrants issued in connection with the instrument as a single embedded derivative and separately accounted for that embedded derivative at fair value under FASB Statement No. 133.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

2. SIGNIFICANT ACCOUNTING POLICIES (continued):

On adoption of this FSP, the Company determined that without regard to the registration payment arrangement, the embedded conversion feature and warrants would have met the requirements for classification as an equity instrument in accordance with the criteria outlined in EITF 00-19 and EITF 00-27. As such, the Company has reclassified, as at November 1, 2006, the fair value of the warrants and the embedded conversion feature previously classified as derivative financial instrument liabilities to equity.

Immediately prior to the adoption of this FSP, the carrying value of this 10% convertible debenture was $22,386,205 and the fair value of the embedded conversion feature and warrants was recorded as $9,073,640. Management has determined that had the instrument been accounted for under EITF 00-19 and EITF 00-27, the carrying value on the date of adoption of this FSP would have been $4,172,050. As the result of adoption of the staff position, management has determined that the modification of the conversion price on December 30, 2005 (note 5(c)) would have resulted in an incremental beneficial conversion feature of $20,929,716 in accordance with EITF 00-27 against the carrying value of the debenture at the date of modification and charged to additional paid in capital. The discount would be amotized to interest over the life of the debenture. Consequently, on November 1, 2006, the Company decreased the carrying value of the debt by $18,214,155 and reclassified the $9,073,640 fair value of the embedded conversion feature and warrants from derivative financial instrument liabilities to equity, resulting in a charge to accumulated deficit of $1,206,987 and a charge to additional paid in capital of $28,494,782.

ii. Beginning August 1, 2006, the Company adopted the recommendations of the Statement of Financial Accounting Standards No. 123R, “Accounting for Stock-based Compensation” (“SFAS 123(R)”), and has applied the recommendations of this standard using the modified prospective method. SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option model. The value of the portion of the award ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of operations.

Prior to the adoption of SFAS 123(R), the Company accounted for stock-based compensation plans under the intrinsic value method of accounting as defined by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and applied the disclosure provisions of Statement No. 123 “Accounting for Stock-based Compensation”, as amended.

For years ending prior to July 31, 2006, if the exercise price of an employee stock option award is not fixed in the functional currency of the Company or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised. The Company measures compensation as the amount by which the quoted market value of the common shares of the Company’s stock covered by the grant exceeds the option price, with change in the market price included in the measurement of loss.

If the Company had continued to account for stock-based compensation in accordance with APB Opinion No. 25, loss from operations and loss for the three and six month periods ended January 31, 2007 would have been $77,565 higher and $172,765 lower respectively, than the amounts the Company recognized in accordance with Statement 123R. There would have been no change in basic and diluted loss per share for the three months and six months ended January 31, 2007 if the Company had continued to account for stock-based compensation under Opinion No. 25.

The following table presents the effect on reported net loss and loss per share if the Company had accounted for the Company’s stock options under the fair value method of accounting for the three and six months ended January 31, 2006:

	Three months	Six months
	ended	ended
	January 31,	January 31,
	2006	2006

Net loss, as reported	$ (3,852,005)	$ (22,063,528)
Stock-based compensation expense/(recovery)
recognized using intrinsic value method (variable award)	(310,200)	(1,944,175)
Stock-based compensation expense
determined under fair value based method for all awards	(199,704)	(217,855)

Pro forma	$ (4,361,909)	$ (24,225,558)

Basic and diluted loss per share:
As reported	(0.01)	(0.08)
Pro forma	(0.01)	(0.08)

The Company recognized compensation expense on a straight-line basis over the vesting period beginning on the date the stock option is granted. For the three and six month periods ended January 31, 2006, the weighted average fair value of these options on the date of grant was $0.07 per share. The fair value of each option and warrant granted was estimated on the date of grant using the Black-Scholes option valuation model with the following weighted average assumptions:

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

2. SIGNIFICANT ACCOUNTING POLICIES (continued):

January 31, 2006

Expected dividend yield	0%
Expected stock price volatility	144%
Risk-free interest rate	3.50%
Expected life of options and warrants	5 years

Expected volatilities are based on historical volatility of the Company’s stock using available data and other factors. The risk-free interest rate is based on Canadian treasury instruments. As the Company does not currently pay cash dividends on common stock and do not anticipate doing so in the foreseeable future, the expected dividend yield is zero. The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected life of the options approximates the full term of the options.

Stock option plans

The options currently outstanding under the “2005 US Stock Incentive Plan” and the “2005 Stock Incentive Plan” vest over two years, except options granted to directors, which vest immediately.

The options currently outstanding under the "2003 and 2004 US Stock Incentive Plan" and the "2003 and 2004 Stock Incentive Plan" generally vest immediately. The options currently outstanding under the "2000 and 2002 Stock Incentive Plan" have vested as at July 31, 2006. The exercise price of each option is generally based on the fair value of the common stock at the date of grant. These options have a five year term.

As at January 31, 2007, 14,482,500 options were unvested, 16,776,400 options were available to be issued under the Company’s US Stock Option plans and 6,006,190 were available to be issued under the non-US Stock Options plans.

(d) New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the provisions of FAS 157.

In September 2006, the SEC issued Staff Accounting Bulletin 108 (“SAB 108”) “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB 108 provides guidance on evaluation a misstatement and determining its materiality using the iron curtain (balance sheet analysis) and rollover (income statement analysis) approaches, as well as correcting errors under the approaches and transition guidance. SAB 108 is effective for fiscal years ending on or after November 15, 2006. The Company is currently evaluating the impact of the provisions of SAB 108.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an Amendment of FASB Statements No. 133 and 140.” Among other things, the SFAS No. 155 permits the election of fair value measurement for certain hybrid financial instruments that would otherwise require bifurcation under Statement 133, “Accounting for Derivative Instruments and Hedging Activities”. These hybrid financial instruments would include both assets and liabilities. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. The Company is currently evaluating the impact of the provisions of FAS 157.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

3. DEFERRED FINANCING COSTS:

As at January 31, 2007, the Company had deferred $1,350,124 (July 31, 2006 - $1,692,094) of financing costs relating to its convertible debentures. During the three and six months ended January 31, 2007, $234,153 and $456,861 (2006 - $652,388 and $16,484,584) was amortized and charged to interest expense.

	January 31,	July 31,
	2007	2006

Accounts payable	$1,128,757	$928,726
Accrued liabilities	1,167,053	739,752
Interest payable on convertible debentures	628,457	588,571

	$2,924,267	$2,257,049

5. CONVERTIBLE DEBENTURES:

The Company has entered into a number of convertible debt instruments. The following table denotes the face value of each of these convertible debentures and provides a summary of the balance of convertible debentures outstanding as at January 31, 2007.

	Note 5 (a)	Note 5 (b)	Note 5 (c)	Note 5 (d)	Note 5 (e)
	5%	5%	10%	10%	10%	Total
Original face value of convertible debenture	$ 195,000	$ 1,500,000	$ 30,000,000	$ 1,200,000	$ 684,000	$ 33,579,000

Debt component, as at July 31, 2006:	195,000	1,420,000	21,432,576	-		23,047,576
Issued	-	-	-	1,200,000	684,000	1,884,000
Finance fees paid to debenture holder/related company of debenture holder	-	-	-	(130,000)	(83,400)	(213,400)
Intrinsic value of beneficial conversion feature of convertible debentures	-	-		(663,871)	(422,253)	(1,086,124)
Interest accretion	-	-	2,450,453	56,808	-	2,507,261
Change in accounting policy (Note 2 (c) (i)			(18,214,155)	-	-	(18,214,155)
Incremental beneficial conversion feature adjustment	-	-	(295,885)	-	-	(295,885)
Conversion of debt to common shares	(185,000)	-	(123,642)	-	-	(308,642)

Debt component, as at January 31, 2007	10,000	1,420,000	5,249,347	462,937	178,347	7,320,631
Less current portion, as at January 31, 2007	(10,000)	(1,420,000)	-	-	-	(1,430,000)

Long term portion of debt component, as at January 31, 2007	$ -	$ -	$ 5,249,347	$ 462,937	$ 178,347	$ 5,890,631

Remaining face value of convertible debenture as at January 31, 2007	$ 10,000	$ 1,420,000	$ 29,876,358	$ 1,200,000	$ 684,000	$ 33,190,358

(a) $195,000 - 5% convertible debentures issued on December 15, 2004

On December 15, 2004, the Company closed a $195,000 private placement bearing interest at 5% per annum and maturing on December 15, 2006.

As at July 31, 2006 and October 31, 2006, the Company was in default on the loan as a result of not filing an effective registration statement for this convertible debenture. As a result of the default, which occurred during the year ended July 31, 2005, the Company accreted the original assigned debt component to its full face value as at July 31, 2005. Consequently, the Company did not record any accretion expense on this debenture for the three and six month periods ended January 31, 2007 and 2006.

During the six months ended January 31, 2007, $185,000 of principal was converted into common shares resulting in the issuance of 7,115,384 common shares.

(b) $1,500,000 - 5% convertible debenture issued on May 20, 2005

On May 20, 2005, the Company entered into a Securities Purchase Agreement to issue a $1,500,000 5% debenture convertible at the option of the holder at a fixed price of $0.028 per share that matures on September 1, 2006. Principal was to be due and payable in 12 equal installments of $125,000 commencing on October 1, 2005 and

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

5. CONVERTIBLE DEBENTURES (continued):

subsequent installments were to be due and payable on the first day of each calendar month thereafter until the outstanding principal balance is paid in full. Interest on the outstanding principal balance is due and payable monthly, in arrears, commencing on August 1, 2005 and will continue to be payable on the first day of each calendar month thereafter that any amounts under the convertible debenture remain payable.

During the year ended July 31, 2006, the loan became in default as a result of the Company not obtaining an extension from the holder, relating to the deferral of all principal and interest. As a result of the default, the Company accreted the original assigned debt component to its full face value during the year ended July 31, 2006. Consequently, the Company did not record any accretion expense on this debenture for the three and six month periods ended January 31, 2007.

As at January 31, 2007, the Company was in arrears on payments of principal and interest under its 5% convertible debenture issued on May 20, 2005 in the amount of $1,420,000 and $117,977 in principal and interest respectively.

In connection with the execution of this convertible debenture agreement, the Company entered into registration rights agreement with the investor, whereby the Company agreed to file, no later than 45 days after closing of the convertible debenture agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is eligible, on Form S-3), under the securities Act, for the resale by the holders of this debenture of 53,571,429 shares of the Company’s common stock to be issued upon conversion of the convertible debenture. The Company shall cause the registration statement to remain effective until all of the registrable securities have been sold. The Company shall use its best efforts to have the registration statement declared effective by the SEC no later than 120 days from the date of closing of this debenture.

In the event the registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC on or before the scheduled effective date, than as partial relief for the damages to any holder, the Company will pay as a liquidated damage to the holder, at the holder’soption, either a cash amount or shares of the Company’s common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the schedule filing deadline or scheduled effective date. The are no other alternative settlement methods and the agreement contains no limit on the maximum potential amount of consideration.

The Company has not filed or made effective a registration statement as required with regards to this debenture instrument. However, management has obtained a waiver from the holder of this instrument, which indicates the Company is not considered in default of these agreements pending the filing of a new registration statement and the holders waive their rights under the default provisions affected by this non-compliance, until March 31, 2007. While management will apply its best efforts to have a registration statement filed and declared effective or alternatively to extend the current waiver, there can be no assurances that the Company will succeed in obtaining the required approvals or waiver extension. The result of not obtaining an effective registration statement or extended waiver could have a significant impact on the operations of the Company. However, as at January 31, 2007, it is management’s opinion that the Company will be able to obtain future waivers from the holder of the debenture, that will waive the holder’s rights under the default provisions affected by the non-compliance of not filing or making effective a registration statement as required under the terms of this agreement until such time as the debenture is settled. As such, the Company has not accrued any liabilities related to the liquidated damages associated with this non-compliance for any of the periods presented.

(c) $30,000,000 - 10% convertible debenture issued on June 30, 2005

On June 30, 2005 (as amended on December 30, 2005), the Company closed a private placement of unsecured convertible debentures in the aggregate principal amount of $30 million. The Company also issued 62.5 million warrants exercisable at $0.16 per share with an expiry period of five years. The convertible debentures bear interest at 10% per annum and will mature on June 23, 2008.

Under the terms of the debenture (as amended on December 30, 2005), the principal was convertible into shares of common stock at the option of the holder at the lesser of $0.1125 and a 4.5% discount to market. Market is based on the lowest closing bid price of the common stock for the 5 trading days immediately preceding the date the conversion notice is provided. Interest is convertible into shares of the Company’s common stock and is calculated as 95.5% of the 5 day average of the closing bid price of the common stock for the 5 trading days immediately preceding the date the interest conversion is made. All accrued but unpaid interest is due on June 23, 2008. As at January 31, 2007, the Company has accrued $3,747,596 (July 31, 2006 - $2,250,000) in interest based on the terms of the amended convertible debenture.

As a result of the closing on November 7, 2006 in connection with the $1.2 million in 10% convertible debentures due in October 2008, each of the holders of the remaining $30 million 10% convertible debenture agreed, in the form of a waiver, that the Company’s consummation of the November 2006 financing did not constitute an event of default under the term of the $30 million convertible debenture agreement. In addition as a result of the issuance of the November 2006 10% Convertible Debentures and the anti-dilution provisions, the conversion price for the outstanding principal for these convertible debentures was reduced to the lesser of (i) $0.0573 and, (ii) 80% of the lowest volume weighted average price of the Company’s common stock during the thirty trading days preceding the conversion date as quoted by Bloomberg, LP, of which $500,000 (July 31, 2006 -$500,000) is included in accounts payable and accrued liabilities and the remainder of $3,247,596 (July 31, 2006 - $1,750,000) is included in accrued interest on convertible debentures. The amount included in accounts payable and accrued liabilities related to cash interest payable prior to the amendment of the convertible debentures on December 30, 2005. In addition, the warrants were repriced to $0.0298 per share, as discussed below.

As a result of the reset provision described above, the Company has recorded an incremental beneficial conversion feature of $295,885 against the carrying value of the debentures at the time the reset occurred on November 7, 2006. The discount will be amortized to interest over the life of the debenture.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

5. CONVERTIBLE DEBENTURES (continued):

On November 7, 2006, the Company repriced the 62.5 million warrants originally issued in connection with this convertible debenture from $0.16 per share to $0.0298 per share. Other than the exercise price, all other terms of the repriced warrants, such as contractual life, remained the same. The Company has accounted for the repricing as a modification under SFAS No. 123R and recorded the net incremental fair value of $450,000 as interest and financing expense for the three and six months ended January 31, 2007.

On November 20, 2006, a holder of the 10% convertible debentures converted $123,642 into 3,157,747 common shares of the Company.

During the three and six months ended January 31, 2007, the Company recorded $953,629 and $2,450,453 (2006 - $631,505 and $1,239,869) respectively of interest expense relating to interest accretion and charged it to the statement of operations.

In connection with the execution of this convertible debenture agreement, the Company entered into a registration rights agreement with the investor, whereby the Company agreed to file, no later than 30 days after the date of modification of the convertible debenture agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is eligible, on Form S-3), under the Securities Act, for the resale by the holders of this debenture of 850,000,000 and 62,500,000 shares of the Company’s common stock to be issued upon conversion of the convertible debenture and exercise of the related warrants. The Company shall cause the registration statement to remain effective until all of the registrable securities have been sold. The Company shall use its best efforts to have the registration statement declared effective by the SEC no later than 120 days from the date of closing of this debenture.

In the event the registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC on or before the scheduled effective date, than as partial relief for the damages to any holder, the Company will pay as a liquidated damages to the holder, at the holder’s option, either a cash amount or shares of the Company’s common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the scheduled filing deadline or scheduled effective date. There are no other alternative settlement methods and the agreement contains no limit on the maximum potential amount of consideration.

The Company has not filed or made effective a registration statement as required with regards to these debenture instruments. However, management has obtained waivers from the holders of these debenture instruments, which indicates the Company is not considered in default of these agreements pending the filing of a new registration statement and the holders waive their rights under the default provisions affected by this non-compliance, until March 31, 2007. While management will apply its best efforts to have a registration statement filed and declared effective or alternatively to extend the current waiver, there can be no assurances that the Company will succeed in obtaining the required approvals or waiver extension. The result of not obtaining an effective registration statement or extended waiver could have a significant impact on the operations of the Company. However, as at January 31, 2007, it is management’s opinion that the Company will be able to obtain future waivers from the holder of the debenture, that will waive the holder’s rights under the default provisions affected by the non-compliance of not filing or making effective a registration statement as required under the terms of this agreement until such time as the debenture is settled. As such, the Company has not accrued any liabilities related to the liquidated damages associated with this non-compliance for any of the periods presented.

(d) On November 7, 2006, the Company closed a private placement of unsecured convertible debentures in the aggregate principal amount of $1.2 million. The Company paid a cash finder’s fee of $120,000 for the convertible debentures and a cash structuring fee of $10,000 to one of the holders of the debentures in connection with the Securities Purchase Agreement. As at October 31, 2006, the Company had received an advance from the investor of $250,000 prior to closing this financing. Under the terms of the agreement for the advance, received on October 30, 2006, the Company and the investor agreed that the Securities Purchase Agreement would be entered into at a later date and also stipulated that should the Company and the investor not reach an agreement with regards to the Securities Purchase Agreement, the Company would be responsible for the immediate payment in cash of the sum advanced of $250,000, as well as interest accrued on a per diem basis. As such, the Company has recorded the advance received separately on the balance sheet as a current liability as at October 31, 2006. On November 7, 2006, the Company received the remaining $820,000 of financing (net of $130,000 finder’s fee and cash structuring fee), pursuant to the terms of the convertible debenture agreement. The convertible debentures bear interest at 10% per annum, calculated on the basis of a 365-day year, and will mature on October 31, 2008. The outstanding principal amount of each debenture is convertible into shares of the Company's common stock, in whole or in part, at the option of the holder of the debenture at the lesser of:

i) $0.0573 or
ii) 80% of the lowest volume weighted average price of the Company’s common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

Interest will accrue on the outstanding principal balance at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest shall be paid on October 31, 2008 (or sooner as provided in the convertible debentures) in cash or shares of the Company’s common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at the Company’s option.

The 10% convertible debentures provide for various events of default that would entitle the holders to require the Company to immediately repay 100% of the outstanding principal amounts, plus accrued and unpaid interest, in cash, or shares of the Company's common stock. If an event of default occurs, the Company may be unable to immediately repay the amount owed, and any repayment may leave the Company with little or no working capital in its business.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

5. CONVERTIBLE DEBENTURES (continued):

Under the terms of the agreement, there may be certain instances whereby the conversion price may be adjusted pursuant to certain anti-dilutive clauses and in certain instances such as the following:

i) Should the Company pay a stock dividend or otherwise make a distribution of shares or other equity equivalent, subdivide outstanding shares into a larger number, reverse stock split, then the conversion price shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event.

ii) Should the Company issue rights, options, or warrants to all holders of common stock entitling them to subscribe for or purchase shares of stock at a price per share less than the conversion price, the conversion price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants and of which the numerator shall be the number of shares of the common stock outstanding on the date of issuance of such rights or warrants, plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at the conversion price.

iii) Should the Company issue shares of common stock, rights, warrants, options, or other securities or debt that are convertible at a price per share less than the conversion price, then, at the sole option of the holder, the conversion price shall be adjusted to mirror the conversion, exchange, or purchase price for such common stock or common stock equivalents at issue.

iv) Should the Company distribute to all holders of common stock evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the conversion price at which this debenture shall thereafter be convertible shall be determined by multiplying the conversion price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the closing bid price determined as of the record date mentioned above, and of which the numerator shall be such closing bid price on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the
      Common    Stock as determined by the Board of Directors in good faith.

In connection with the execution of this convertible debenture agreement, the Company entered into a registration rights agreement with the investor, whereby the Company agreed to file, no later than 30 days after closing of the convertible debenture agreement, with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is eligible, on Form S-3), under the Securities Act, for the resale by the holders of this debenture of 150,000,000 shares of the Company’s common stock to be issued upon conversion of the convertible debenture. The Company shall cause the registration statement to remain effective until all of the registrable securities have been sold. The Company shall use its best efforts to have the registration statement declared effective by the SEC no later than 90 days from the date hereof.

In the event the registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC on or before the scheduled effective date, than as partial relief for the damages to any holder, the Company will pay as a liquidated damages to the holder, at the holder’s option, either a cash amount or shares of the Company’s common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the scheduled filing deadline or scheduled effective date. In no event shall liquidated damages exceed 20% of the aggregate purchase price for all investors, being $240,000. There are no alternative methods of settlement should the holder not waive their rights under this agreement.

The Company filed a registration statement on January 10, 2007 and an amended registration statement on February 20, 2007 to register the shares underlying the debentures. As the registration statement was not filed on or before November 30, 2006 or declared effective on or before January 29, 2007, resulting in the Company being in non-compliance with certain obligations under the registration rights agreement. The Company received a waiver of rights under the applicable default provisions affected by this non-compliance, provided the registration statement is declared effective no later than March 31, 2007. While management will apply its best efforts to have the registration statement declared effective, there can be no assurances that the Company will succeed in obtaining the required approvals. The result of not obtaining an effective registration statement could have a significant impact on the operations of the Company. However, as at January 31, 2007, it is management’s opinion that the Company will be able to have the registration statement declared effective, or alternatively management believes the holder will provide a future waiver until such time as the debenture is settled or until such time as the registration rights are declared effective by the SEC. As such, the Company has not accrued any liabilities related to the liquidated damages associated with this non-compliance for any of the periods presented.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

5. CONVERTIBLE DEBENTURES (continued):

With the adoption of EITF 00-19-2, described in note 2(c)(i), management has determined that the conversion feature of this instrument meets all the requirements of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock” (EITF 00-19”), to be accounted for as an equity interest and not a derivative. As such, for accounting purposes, the intrinsic value of the beneficial conversion feature, being $663,871, was allocated to additional paid-in capital. The remaining amount of $406,129 (net of $130,000 in finance fees paid to the holder) has been allocated to the debt component and is being accreted over the life of the debenture to the original face value using the effective interest rate method. During the three and six months ended January 31, 2007, interest accretion of $56,808 was charged to the statement of operations as interest expense.

(e) On January 23, 2007, the Company closed on a $1.8 million securities purchase agreement with Xentenial Holdings Limited “Xentenial”. Under the securities purchase agreement, Xentenial agreed to purchase up to $1,800,000 of secured convertible debentures which shall be funded on multiple closings as follows:

i. $684,000, on or before January 23, 2007;

ii. $1,116,000 to be funded within 6 months from January 23, 2007 in amounts and times to be mutually agreed between the Company and Xentenial. However, neither party is under any obligation to agree to fund the remaining amount.

In accordance with the securities purchase agreement, the Company issued, pursuant to Rule 506 of Regulation D under the Securities Act, for an aggregate purchase price of $684,000, a 10% secured convertible debenture due January 23, 2009, with a principal balance of $684,000, to Xentenial.

Interest will accrue on the outstanding principal balance at an annual rate equal to ten percent (10%). Interest will be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid on January 23, 2009 (or sooner as provided in the convertible debentures) in cash or shares of our common stock (valued at the closing bid price on the trading day immediately prior to the date paid) at our option.

The convertible debenture is convertible, in whole or in part, into shares of our common stock at the then effective conversion price. The conversion price in effect on any conversion date shall be equal to the lesser of

(i) $0.0573 or;

(ii) eighty percent (80%) of the lowest volume weighted average price of our common stock during the thirty (30) trading days immediately preceding the conversion date as quoted by Bloomberg, LP.

The convertible debentures contain a contractual restriction on beneficial share ownership. They provide that the holders may not convert the convertible debentures, or receive shares of the Company’s common stock as payment of interest, to the extent that the conversion or the receipt of the interest payment would result in such holder, together with its respective affiliates, beneficially owning in excess of 4.99% of the Company’s then issued and outstanding shares of common stock. Such limitation may be waived by a holder upon not less than 65 days’ notice to the Company.

The Company received net proceeds of $600,600 as it paid to Yorkville Advisors, LLC, a cash commitment fee of $68,400 and a cash structuring fee of $15,000, in connection with the securities purchase agreement out of the aggregate purchase price paid for the convertible debenture.

An event of default will occur under the convertible debentures if any of the following occurs:

· Any default (not waived by the holder) in the payment of the principal of, interest on or other charges in respect of the convertible debentures.

· The Company or any of its subsidiaries become bankrupt or insolvent;

· The Company or any of its subsidiaries default in any of its obligations under any other indebtedness in an amount exceeding $100,000;

· The Company’s common stock ceases to be quoted for trading or listed for trading on any of the Nasdaq OTC Bulletin Board, the New York Stock Exchange, American Stock
   Exchange, the NASDAQ Capital Market or the NASDAQ National Market) and is not again quoted or listed for trading on any primary market within 5 trading days of such delisting;

· The Company or any of its subsidiaries experiences a change of control;

· The Company fails to use its best efforts to file a registration statement with the Securities and Exchange Commission on or before July 23, 2007 or such registration statement  is not declared effective by the SEC on or before October 23, 2007 as the direct result of its failure to use it's best efforts;

· If the effectiveness of the registration statement lapses for any reason or the holders of the 10% convertible debentures are not permitted to resell the underlying shares of common stock, in either case, for more than five trading days or an aggregate of eight trading days;

· The Company fails to deliver common stock certificates to a holder prior to the fifth trading day after a conversion date or we fail to provide notice to a holder of our intention not to comply with requests for conversions of the convertible debentures;

· The Company fails to deliver the payment in cash pursuant to a “buy-in” within three days after notice is claimed delivered; or;

· The Company fails to observe or perform any other material covenant or agreement contained in or otherwise materially breach or default under any other provision of the convertible debentures which is not cured within the applicable cure periods.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

5. CONVERTIBLE DEBENTURES (continued):

Upon an event of default, the full principal amount of the convertible debentures, together with accrued and unpaid interest will become, at the holder’s election, immediately due and payable in cash or, at the election of the holder, shares of our common stock. Furthermore, in addition to any other remedies, the holder will have the right to convert the convertible debenture at any time after an event of default or the maturity date at the then effective conversion price. If an event of default occurs, the Company may be unable to immediately repay the amount owed, and any repayment may leave us with little or no working capital in our business.

In the event of any issuances of shares of common stock or rights, options, warrants or securities convertible or exercisable into common stock at a price per share of common stock less than the conversion price of the convertible debentures, the conversion price of such convertible debentures will be reduced to the lower purchase price. In addition, the conversion price of the convertible debentures will be subject to adjustment in connection with any subdivision, stock split, combination of shares or recapitalization. No adjustment will be made as a result of issuances (or deemed issuances) of securities or interests upon the conversion, exchange or exercise of any right, option, warrant obligation or security outstanding immediately prior to the date of execution of the security purchase agreement and exercises of options to purchase shares of common stock issued for compensatory purposes pursuant to any of the Company's stock option or stock purchase plans.

In connection with the execution of the securities purchase agreement, on January 23, 2007, the Company entered into a registration rights agreement with Xentenial pursuant to which it agreed to prepare and file, no later than 180 days after the date of the registration rights agreement, with the Securities and Exchange Commission a registration statement on Form S-1 or SB-2 (or, if the Company is then eligible, on Form S-3) under the Securities Act of 1933, as amended, for the resale by such investors of 300% of the number of Conversion Shares issuable to the Investors upon conversion in full shares of the Company’s common stock to be issued upon conversion of the convertible debentures.

In the event the registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC on or before the scheduled effective date, than as a partial relief for the damages to any holder, the Company will pay as a liquidated damages to the holder, at the holder’s option, either a cash amount or shares of the Company’s common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the scheduled filing deadline or scheduled effective date. In no event shall liquidated damages exceed 20% of the aggregate purchase price for all investors, being $136,800. There are no alternative methods of settlement should the holder not waive their rights under the agreement.

The Company is not required to file a registration statement with the SEC, no earlier than 180 days after the date of closing of this agreement, or July 22, 2007. While management will apply its best efforts to have a registration statement declared effective, there can be no assurances that the Company will succeed in obtaining the required approvals. The result of not obtaining an effective registration statement could have a significant impact on the operations of the Company. However, as at January 31, 2007, it is management’s opinion that the Company will be able to have the registration statement declared effective, or alternatively management believes the holder will provide a future waiver until such time as the debenture is settled or until such time as the registration rights are declared effective by the SEC. As such, the Company has not accrued any liabilities related to the liquidated damages associated with this non-compliance for any of the periods presented.

With the adoption of EITF 00-19-2, described in note 2(c)(i), management has determined that the conversion feature of this instrument meets all the requirements of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock” (EITF 00-19”), to be accounted for as an equity interest and not a derivative. As such, for accounting purposes, the intrinsic value of the beneficial conversion feature, being $422,253, was allocated to additional paid-in capital. The remaining amount of $178,347 (net of $83,400 in finance fees paid to the holder) has been allocated to the debt component and is being accreted over the life of the debenture to the original face value using the effective interest rate method. As the debenture was closed late in January 2007, the Company has not recorded any accretion of the discount for the three and six months ended January 31, 2007. The accretion of the debt discount will commence February 1, 2007.

6. DERIVATIVE FINANCIAL INSTRUMENTS:

During the year ended July 31, 2006, the Company had determined as a result of the amendment to the $30,000,000, 10% convertible debentures issued originally on June 30, 2005 (terms as amended on December 30, 2005) and 62,500,000 detachable warrants included in the agreement, no longer met the requirements of EITF Issue No. 00-19. Accordingly, the Company has accounted for the conversion feature and warrants as derivative instruments under FAS 133, and as of the amendment date, recorded as liabilities, the fair value of the conversion feature and warrants. Subsequent to December 30, 2005, such amounts were being re-measured on each balance sheet date based on the fair value of the conversion feature and the warrants with the adjustment charged to the statement of operations. The components of the derivative financial instrument liabilities are described separately below.

As at July 31, 2006, the Company valued the fair value of the conversion feature using valuation models based on the Company’s share price and other relevant assumptions and determined the fair value of this instrument to be $5,800,000. As at October 31, 2006, the Company revalued the fair value of the conversion feature using the same valuation model and determined the revalued fair value of this instrument to be $6,900,000, which is included in derivative financial instrument liability as at October 31, 2006. For the six months ended January 31, 2007, the Company recorded a loss of $1,100,000 on the revaluation of the liability for the conversion feature in the consolidated statement of operations and the amount is included in the unrealized derivative instrument loss.

As at July 31, 2006, the Company valued the fair value of the outstanding warrants at $2,243,225. The fair value of the warrants as at July 31, 2006 was estimated using the Black-Scholes option pricing model using the following assumptions: dividend yield of 0%, expected volatility of 157%, risk-free interest rate of 3.72% and an expected life of 4 years. As at October 31, 2006, the Company revalued the fair value of the outstanding warrants and determined the fair value of this instrument to be $2,173,640, which is included in derivative financial instrument liability as at October 31, 2006. For the six months ended January 31, 2007, the Company recorded a gain of $69,585 on the revaluation of liability for the warrants in the statement of operations and the amount is included in the unrealized derivative instrument loss. The fair value of the warrants, as at October 31, 2006 was estimated using the Black-Scholes option pricing model using the following assumptions: dividend yield of 0%, expected volatility of 144%, risk-free interest rate of 3.93% and an expected life of 3.67 years. As at January 31, 2007, none of the 62,500,000 detachable warrants have been exercised by the holder.

Effective November 1, 2006, as a result of early adopting FSP EITF No. 00-19-2, management has determined the warrants and embedded conversion feature met the requirements for reclassification as equity items and consequently the derivative financial instruments were reclassified to additional paid in capital and accumulated deficit as discussed in Note 2(c)(i).

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

7. PREFERRED SHARES SUBJECT TO MANDATORY REDEMPTION:

During the year ended July 31, 2006, the Company closed a private placement of 25,000 5% convertible Class A preferred shares for gross proceeds of $4,000,000. For accounting purposes, these preferred shares have both a conversion and redemption feature. The beneficial conversion feature was recorded at its intrinsic value of $3,999,999 as at the date of entering the agreement. The beneficial conversion feature was initially recorded as additional paid-in capital and the remaining value of $1 was recorded as a mezzanine item on the balance sheet. The carrying value of the preferred shares is being accreted to its face value of $4,000,000 (less any amounts converted), over a period from the date of issuance to its maturity date of December 22, 2006. The accretion is charged to additional paid-in-capital.

The holders of the preferred shares are entitled to receive dividends or distributions on a pro rata basis according to their holdings of the preferred shares when and if declared by our board of directors, in the amount of 5% per year. Dividends will be paid in cash and are cumulative. As at January 31, 2007, no dividends have been declared by the Company’s board of directors. No declared and unpaid dividends will bear or accrue interest. As at January 31, 2007, the aggregate liquidation value of the preferred shares amounted to $4,133,677 (July 31, 2006 - $4,147,613).

During the six months ended January 31, 2007, holders of the preferred shares converted 467 Class A preferred shares, valued at $74,720 into 7,472,000 common shares of the Company. In conjunction with this conversion, the Company also reclassified $74,720, the pro-rata amount of the beneficial conversion feature initially recorded in additional paid-in capital to share capital. As at January 31, 2007, the balance of the preferred shares subject to mandatory redemption consisted of the initial allocation of $1 (July 31, 2006 - $1), cumulative, undeclared but accrued dividends of $352,717 (July 31, 2006 - $291,933), and accumulated accretion of $3,999,999 (July 31, 2006 - $190,194), less $219,040 converted to common shares. During the three and six months ended January 31, 2007, the Company recorded $1,964,961 and $3,665,485 (2006 - $2,466 and $2,779) of accretion on the preferred shares which was charged to additional paid-in capital. The balance of the remaining face value of the convertible preferred stock, being $3,780,960, was due and payable at maturity on December 22, 2006. On February 15, 2007, the holder of the preferred shares provided the Company with an extension to March 31, 2007 to pay the balance owed on the preferred shares.

In connection with the execution of this preferred share agreement, the Company entered into a registration rights with the investor, whereby the Company ageed to file, no later than 30 days after the date of the agreement, with the SEC a registration statement on Form S-1 or SB-2 (or if the Company's eligible, on Form S-3), under the Securities Act, for the resale by the holders of these preferred shares of 400,000,000 shares of the Company's common stock to be issued upon conversion of the preferred shares. The Company shall cause the registration statement to remain effective until all the registrable securities have been sold. The Company shall use its bext efforts to have the registration statement declared effective by the SEC no later than 120 days from the date of closing of this debenture.

In the event the registration statement is not filed by the scheduled filing deadline or is not declared effective by the SEC on or before the scheduled effective date, than as partial relief for the damages to any holder, the Company will pay as a liquidated damage to the holder, at the holder’soption, either a cash amount or shares of the Company’s common stock within 3 business days, equal to 2% of the liquidated value of the convertible debentures outstanding for each 30 day period after the schedule filing deadline or scheduled effective date. The are no other alternative settlement methods and the agreement contains no limit on the maximum potential amount of consideration.

The Company has not filed or made effective a registration statement as required with regards to the preferred shares. However, management has obtained a waiver from the holder of this instrument, which indicates the Company is not considered in default of these agreements pending the filing of a new registration statement and the holders waive their rights under the default provisions affected by this non-compliance, until March 31, 2007. While management will apply its best efforts to have a registration statement filed and declared effective or alternatively to extend the current waiver, there can be no assurances that the Company will succeed in obtaining the required approvals or waiver extension. The result of not obtaining an effective registration statement or extended waiver could have a significant impact on the operations of the Company. However, as at January 31, 2007, it is management’s opinion that the Company will be able to obtain future waivers from the holder of the debenture, that will waive the holder’s rights under the default provisions affected by the non-compliance of not filing or making effective a registration statement as required under the terms of this agreement until such time as the preferred shares are settled. As such, the Company has not accrued any liabilities related to the liquidated damages associated with this non-compliance for any of the periods presented.

8. SHARE CAPITAL:

(a) Authorized:

Unlimited number of common shares with no par value
100,000 preferred shares, issuable in series

(b) Common shares issued and fully paid:

	Number of
	shares	Amount

Balance at July 31, 2006	311,610,656	$ 68,049,577
Common shares issued upon conversion of preferred shares (note 7)	7,472,000	149,440
Common shares issued upon conversion of convertible debentures (note 7)	10,273,131	469,742
Common shares issued on exercise of employee stock options (note 8(d))	3,100,000	139,500

Balance at January 31, 2007	332,455,787	$ 68,808,259

(c) Stock-based compensation:

Prior to August 1, 2006, the Company elected under FAS 123, Accounting for Stock-based Compensation, as disclosed in note 2 (c), to account for employee stock options using the intrinsic value method.

For the three and six month periods ended January 31, 2006, the Company recorded a recovery of stock-based compensation of $1,944,175 for variable awards which reduced engineering, research and development expenses by $760,122, general and administrative expenses by $1,134,077, and marketing expenses by $49,976.

As disclosed in note 2 (c), the Company has accounted for stock-based compensation in accordance with SFAS 123R. SFAS 123R requires the recognition of the fair values of the stock options granted or modified as compensation expense over the vesting period. Beginning August 1, 2006, the Company adopted the recommendations of SFAS 123R, and has applied the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense for all awards granted or modified after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Accordingly, no prior periods were restated or cumulative adjustments recorded upon the adoption of this standard. Had the Company applied the new standard using the modified retrospective method, which permits restatement using amounts previously disclosed under the pro-forma provisions of SFAS 123, compensation related to stock options would have impacted the pro-forma amounts.

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

8. SHARE CAPITAL (continued):

During the six month period ended January 31, 2007, 1,050,000 options were granted to employees. The weighted average fair value of these options on the date of grant was $0.03 per share. The fair value of these stock options was estimated using the Black-Scholes option pricing model using the following weighted average assumptions: dividend yield of 0%, expected volatility of 140%, risk-free interest rate of 3.96%, and an expected life of 5 years.

During the three and six month periods ended January 31, 2007, the Company charged $176,580 and $353,160 to the statement of operations which increased engineering, research and development expenses by $82,634 and $165,268, general and administrative expenses by $38,988 and $77,976 and marketing expenses by $54,958 and $109,916 relating to options respectively.

As at January 31, 2007, for options granted in the period or in a prior year, there was $549,701 of total unrecognized compensation cost related to unvested options. This unrecognized compensation cost is expected to be recognized over a weighted average period of 1.75 years.

(d) Stock options:

The following table represents the transactions and the number of stock options which are unvested, vested, and the total outstanding during the period ended January
31, 2007:

	Unvested options		Vested options		Total
		Weighted		Weighted		Weighted
	Unvested	Average	Vested	Average		Average
	Options	Exercise	Options	Exercise	Options	Exercise
	Outstanding	Price	Outstanding	Price	Outstanding	Price

Opening balance,
July 31, 2006	21,950,000	$ 0.10	44,073,402	$ 0.10	66,023,402	$ 0.10
Options granted	1,050,000	0.10	-	-	1,050,000	0.10
Options vested	(8,017,500)	0.10	8,017,500	0.10	-	-
Options exercised	-	-	(3,100,000)	0.03	(3,100,000)	0.03
Options forfeited	(500,000)	0.10	(196,900)	3.23	(696,900)	0.95

Ending balance,
January 31, 2007	14,482,500	$ 0.10	48,794,002	$ 0.09	63,276,502	$ 0.09

During the six months ended January 31, 2007, the Company granted 1,050,000 stock options to employees of the Company under the Company’s 2005 Stock Incentive Plan. The options have an exercise price of $0.10 per share and expire five years after the date of issuance. The options vest over two years, except options granted to directors, which vest immediately.

During the six months ended January 31, 2007, 3,100,000 options were exercised for gross proceeds of $93,000. In conjunction with this exercise of options, the Company also reclassified $46,500, being the portion of the remaining stock-based compensation relating to these options which was recorded in additional paid-in capital, to share capital.

The following stock options were outstanding as at January 31, 2007:

	Options Outstanding				Options Excercisable

				Weighted
			Weighted	average		Weighted		Weighted
Range of		Aggregate	Average	remaining	Aggregate	Average		Average
Exercise	Number	Intrinsic	Exercise	contractual	Intrinsic	Exercise	Number	exercise
Prices	of shares	Value	Price	life	Value	Price	exercisable	price

$0.03 - 0.04	29,100,002	$ 275,550	$ 0.03	2.91	$ 275,550	$ 0.03	29,100,002	$ 0.03
$0.085 - 0.20	33,425,800	Nil	0.12	3.52	Nil	0.12	18,943,300	0.13
$0.52 - 1.00	136,134	Nil	0.60	0.95	Nil	0.60	136,134	0.60
$1.16 - 2.88	614,566	Nil	1.89	0.51	Nil	1.89	614,566	1.89

$0.03 - 2.88	63,276,502	$ 275,550	$ 0.09	$ 3.21	$ 275,550	$ 0.09	48,794,002	$ 0.10

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

8. SHARE CAPITAL (continued):

(e) Warrants:

As at July 31, 2006 and January 31, 2007, warrants outstanding were exercisable for 64,858,141 (2006- 63,858,141) common shares of the Company. The warrants entitle the holders to purchase common shares of the Company at prices ranging from $0.0298 to $2.80 per share and expire on various dates up to June 22, 2010. During the six month period ended January 31, 2007, there were no share purchase warrants granted, exercised, cancelled or forfeited.

During the year ended July 31, 2006, 1,000,000 share purchase warrants with an exercise price of $0.16 per share that vest on November 1, 2006 were issued for services received. The fair value at the date of grant was estimated at $62,760 using the Black-Scholes valuation model using the following weighted average assumptions: dividend yield of 0%, expected volatility of 161%, risk-free interest rate of 3.72%, and an expected life of 3 years. As these warrants were unvested and granted to non-employees, the Company re-measured the fair value of the warrants as at January 31, 2007 using the Black-Scholes model. As a result, for the six month period ended January 31, 2007, the Company has recorded an expense recovery of $15,690 (2006 - $Nil) to the statement of operations. The fair value of these re-measured warrants was estimated using the Black-Scholes pricing model using the following weighted average assumptions: dividend yield of 0%, expected volatility of 130%, risk-free interest rate of 4.63%, and an expected life of 2 years. As at January 31, 2007, there was $Nil of total unrecognized compensation cost related to unvested warrants.

9. INTEREST AND FINANCING EXPENSES:

	Three months ended		Six months ended
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006

Interest accreted on convertible debentures	$ 1,553,632	$ 187,172	$ 2,507,261	$ 1,189,456
Interest on convertible debt and other	793,089	829,806	1,549,686	1,626,762
Amortization of deferred financing fees	234,153	652,388	456,861	16,484,584
Repricing of warrants	450,000	-	450,000	-

	$ 3,030,874	$ 1,669,366	$ 4,963,808	$ 19,300,802

10. SEGMENTED INFORMATION:

The Company operates primarily in the wireless tire monitoring industry. Management of the Company makes decisions about allocating resources based on this one operating segment. Geographic information is as follows:

Revenue from external customers:

	Revenue from external customers

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006

United Kingdom	$ 394,878	$ 266,344	$ 797,299	$ 490,633
United States	510,812	489,256	934,565	762,275
Other	40,975	84,015	66,580	179,573

	$ 946,665	$ 839,615	$ 1,798,444	$ 1,432,481

As at January 31, 2007, 95% (July 31, 2006-84%) of the Company's property and equipment were in Canada, 1% (July 31, 2006 - 1%) were in the U.S. and 4% (July 31, 2006-15%) were in Europe.

Major customers, representing 10% or more of total sales, include:

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006

Customer A	$ 391,632	$ 366,292	$ 780,039	$ 524,466
Customer B	148,561	258,168	299,142	452,294
Customer C	79,499	101,796	139,049	165,101

	$ 619,692	$ 726,256	$ 1,218,230	$ 1,141,861

SMARTIRE SYSTEMS INC.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
(Unaudited)
(Prepared in accordance with U.S. generally accepted accounting principles)
Three and six months ended January 31, 2007 and 2006

11. CONTINGENCIES:

On January 30, 2006, the Company was served with a demand for arbitration by Travel Technology Innovations LLC (“TTI”). The demand for arbitration stems from the Company terminating on January 1, 2006, the Sales and Distribution agreement signed with TTI on March 12, 2005, and seeks damages for potential lost profits of $5,000,000.

During November, 2006, the Company reached an agreement in principle regarding the settlement of TTI’s claims involving the payment of $63,068 by the Company to TTI. In addition, the Company will pay TTI 5% of its sales to Camping World from September 1, 2006 to January 31, 2008. The parties finalized a release and settlement agreement consistent therewith on February 12, 2007.

As at January 31, 2007, the Company paid $63,068 related to the settlement of this dispute and recorded this amount as an administrative expense for the six month period ending January 31, 2007.

Due to insufficient historical data and uncertain future sales projections, management of the Company has determined it is not possible, at this time, to make an estimate of the amount of fees payable to TTI with regards to the settlement reached regarding the payment of 5% of its sales to Camping World from September 1, 2006 to January 31, 2008. For the period from September 1, 2006 to January 31, 2007, management has recorded $4,217 as a charge to cost of sales related to this settlement, which is based on actual sales to Camping World for the same period.

12. RELATED PARTY TRANSACTIONS:

(a) During the six months ended January 31, 2007, the Company paid $Nil (six months ended January 31, 2006 - $900,000 (net of $100,000 of withholding taxes)) in interest payments to Cornell Capital for interest due on the $30,000,000 convertible debentures. Cornell Capital is considered a related party from a financial perspective due to the number and size of the financial transactions that have been entered into with the Company.

(b) During the six months ended January 31, 2007, the Company paid $40,000 (2006 - $60,000) and has recorded $20,000 as an accrued liability in consulting fees to the Company's
      Chairman pursuant to a consulting agreement entered into on June 30, 2005 and renewed and modified on August 9, 2006.

13. OTHER COMPREHENSIVE LOSS:

	Three months ended		Six months ended
	January 31,	January 31,	January 31,	January 31,
	2007	2006	2007	2006

Loss for the period	$ (5,324,225)	$ (3,852,005)	$ (10,639,147)	(22,063,528)
Translation Adjustment	101,111	268,083	139,515	697,961

Other comprehensive loss for the period	$ (5,223,114)	$ (3,583,922)	$ (10,499,632)	$ (21,365,567)

14. SUBSEQUENT EVENTS:

(a)     Subsequent to January 31, 2007, 7,149,814 shares of the Company’s common stock were issued pursuant to employee settlement agreements, 400,000 shares of the Company's common stock were issued pursuant to a consulting agreement, 950,000 stock options were exercised for gross proceeds of $25,500, 5,719,601 shares of the Company's common stock were issued as consideration for $112,733 owed to former directors of the Company and the holder of the 5% convertible preferred shares converted $196,000 into 19,396,000 shares of our Company's common stock. In addition, the Company issued 600,000 warrants, of which 400,000 are exercisable at $0.03 and 200,000 at $0.06.

(b)       On February 9, 2007 and March 2, 2007 respectively, the Company issued a $334,000 and a $782,000 convertible debenture under the $1.8 million securities purchase agreement as described in note 5 (e). The Company paid aggregate commitment fees of $111,600 for the convertible debentures in connection with the Securities Purchase Agreement.  Terms of the debentures are identical to the $684,000 debenture issued on January 23, 2007 as described in note 5 (e).

(c)       On April 27, 2007, the Company issued a $1,150,000 convertible debenture under a $1.5 million securities purchase agreement. The Company paid commitment fees of $135,000. Terms of the debenture are substantially the same as the $684,000 debenture issued on January 23, 2007 as described in note 5 (e).

(d)       On March 5, 2007 the Company amended stock option agreements with its employees to reprice an aggregate of 8,600,000 employee stock options originally exercisable at $0.115-$0.10 to $0.035 and 4,900,000 employee stock options originally exercisable at $0.10 to $0.07.

(e)        Subsequent to January, 31, 2007, the Company received the following waivers with respect to defaults under the following financial instruments:

i)             $1,500,000 convertible debenture issued on May 20, 2005
Extension of waiver to May 31, 2007

ii)            $30,000,000 convertible debentures issued on June 30, 2005
Extension of waiver to May 31, 2007

iii)           $4,000,000 preferred shares issued on March 22, 2005
Extension of waiver to May 31, 2007

iv)        $1,200,000 convertible debentures issued on November 7, 2006
                        Extension of waiver to May 23, 2007